SK 1300 Technical Report Summary – Jamalco Bauxite Operations Special Mining Leases 130 and 169 Jamaica Prepared for Century Aluminum Company by ALUMINPRO Aluminium Industry Professionals Inc. Competent Persons: Bryan S. Osborne, P.Geo. Marco Keersemaker, Mining Engineer, AusIMM Date February 27, 2025

ALUMINPRO INC. SK1300 Report Draft Page 2 TABLE OF CONTENTS 1 EXECUTIVE SUMMARY ....................................................................................... 10 2 INTRODUCTION .................................................................................................... 16 2.1 ACRONYMS ...................................................................................................................................................................... 18 3 PROPERTY DESCRIPTION .................................................................................. 20 3.1 LOCATION AND AREA ...................................................................................................................................................... 20 3.2 SPECIAL MINING LEASES AND SPECIAL EXCLUSIVE PROSPECTING LICENSE ............................................................... 21 3.3 MINING RIGHTS ............................................................................................................................................................... 24 3.4 ENCUMBRANCES AND PERMITTING ................................................................................................................................. 24 3.5 RISKS ............................................................................................................................................................................... 25 3.6 ROYALTIES ...................................................................................................................................................................... 25 4 ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY AND RESOURCES ................ 26 4.1 ACCESSIBILITY AND INFRASTRUCTURE ........................................................................................................................... 26 4.2 TOPOGRAPHY .................................................................................................................................................................. 26 4.3 CLIMATIC CONDITIONS .................................................................................................................................................... 27 4.4 LOCAL RESOURCES ........................................................................................................................................................ 28 4.5 LAND USE ........................................................................................................................................................................ 28 5 HISTORY ................................................................................................................ 30 6 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSITS ....................... 32 6.1 GEOLOGY ........................................................................................................................................................................ 32 6.2 MINERALIZATION AND CHEMISTRY .................................................................................................................................. 33 6.3 GEOMETALLURGY ............................................................................................................................................................ 37 7 EXPLORATION ...................................................................................................... 39 7.1 DRILLING METHODS ........................................................................................................................................................ 39 7.2 SAMPLING ........................................................................................................................................................................ 41 7.3 SURVEYING...................................................................................................................................................................... 43

ALUMINPRO INC. SK1300 Report Draft Page 3 7.4 IN-SITU DENSITY .............................................................................................................................................................. 44 7.5 TWIN DRILLING ................................................................................................................................................................ 45 7.6 SAMPLING QUALITY ASSURANCE AND CONTROL ........................................................................................................... 46 7.7 HYDROLOGICAL AND GEOTECHNICAL DRILLING ............................................................................................................. 47 7.8 SAMPLE INTEGRITY AND SECURITY ................................................................................................................................ 47 7.9 OPINION OF THE QUALIFIED PERSON ............................................................................................................................. 47 8 SAMPLE PREPARATION AND ANALYSES ....................................................... 49 8.1 LABORATORY CERTIFICATION ......................................................................................................................................... 49 8.2 SAMPLE PREPARATION ................................................................................................................................................... 49 8.3 RANGE OF ANALYSES ..................................................................................................................................................... 49 8.4 LABORATORY QUALITY ASSURANCE AND CONTROL ...................................................................................................... 51 8.5 OPINION OF THE QUALIFIED PERSON ............................................................................................................................. 54 9 DATA VERIFICATION ........................................................................................... 55 9.1 DATABASE DESCRIPTION ................................................................................................................................................ 55 9.2 DATABASE VALIDATION ................................................................................................................................................... 56 9.3 TWIN DRILLING ................................................................................................................................................................ 57 9.4 IN-FILL DRILLING ............................................................................................................................................................. 62 9.5 FIELD DUPLICATES .......................................................................................................................................................... 62 9.6 PULP DUPLICATES ........................................................................................................................................................... 63 9.7 IN-SITU DENSITY .............................................................................................................................................................. 64 9.8 MOISTURE CONTENT....................................................................................................................................................... 68 9.9 LABORATORY INTERNAL CONTROL SAMPLES ................................................................................................................ 69 9.10 DEFICIENCIES IN VERIFICATION ...................................................................................................................................... 69 9.11 OPINION OF THE QUALIFIED PERSON ............................................................................................................................. 70 10 MINERAL PROCESSING AND METALLURGICAL TESTING ........................... 71 10.1 HANDLING AND BLENDING OF SMLS 130 AND 169 BAUXITES ...................................................................................... 71 10.2 PROCESSING OF SML 130 BAUXITES ............................................................................................................................ 71 10.3 METALLURGICAL TESTING AND PROCESSING OF SML 169 BAUXITES ......................................................................... 72

ALUMINPRO INC. SK1300 Report Draft Page 4 10.4 OPINION OF THE QUALIFIED PERSON ............................................................................................................................. 73 11 MINERAL RESOURCE ESTIMATES.................................................................... 74 11.1 KEY ASSUMPTIONS ......................................................................................................................................................... 74 11.2 CUTOFF GRADES ............................................................................................................................................................ 74 11.3 VARIOGRAPHY – CONTINUITY ANALYSIS ........................................................................................................................ 75 11.4 BASIS FOR MODELING AND RESOURCE CLASSIFICATION .............................................................................................. 76 11.5 MODELING COMPARISONS (JAMALCO AND ALUMINPRO) ............................................................................................... 80 11.6 JAMALCO RESOURCE MODELING VERSUS PRODUCTION (TRUCK COUNT) ................................................................... 83 11.7 RESERVE AND RESOURCE MASTER FILE ....................................................................................................................... 86 11.8 RESOURCE GRID DEFINITIONS ....................................................................................................................................... 87 11.9 MINERAL RESOURCES .................................................................................................................................................... 87 11.10 EXPLORATION TARGETS ............................................................................................................................................. 89 11.11 SOURCES OF UNCERTAINTY ....................................................................................................................................... 92 11.12 OPINION OF THE QUALIFIED PERSON ......................................................................................................................... 92 12 MINERAL RESERVES ........................................................................................... 94 12.1 KEY ASSUMPTIONS ......................................................................................................................................................... 94 12.2 APPROACH TO PRODUCTION DRILLING AND MINE PLANNING ............................................................................................ 94 12.3 RECONCILIATION PLANNED VERSUS ACTUAL MINED .......................................................................................................... 95 12.4 OPINION OF THE QUALIFIED PERSON .................................................................................................................................. 96 13 MINING ................................................................................................................... 97 13.1 MINING METHODS ........................................................................................................................................................... 97 13.2 MINE EQUIPMENT AND PERSONNEL ................................................................................................................................ 99 14 PROCESSING AND RECOVERY METHODS.................................................... 100 14.1 THE BAYER PROCESS ................................................................................................................................................... 100 14.2 THE JAMALCO REFINERY .............................................................................................................................................. 100 14.3 PROCESS MODIFICATIONS – NORTH MANCHESTER BAUXITES ................................................................................... 101 14.4 MATERIALS AND PERSONNEL........................................................................................................................................ 102 15 INFRASTRUCTURE ............................................................................................ 103

ALUMINPRO INC. SK1300 Report Draft Page 5 15.1 ROPE CONVEYOR AND RAILWAY .................................................................................................................................. 103 15.2 OTHER MINE INFRASTRUCTURE ................................................................................................................................... 103 16 MARKET STUDIES .............................................................................................. 104 16.1 OWNERSHIP AND OFF-TAKE ARRANGEMENT ............................................................................................................... 104 16.2 CONTRACTS .................................................................................................................................................................. 104 16.3 BAUXITE COSTS ............................................................................................................................................................ 105 16.4 MARKET FOR JAMALCO BAUXITE .................................................................................................................................. 106 16.5 ALUMINA AND ALUMINUM GROWTH FORECASTS ......................................................................................................... 107 17 ENVIRONMENTAL STUDIES, PERMITTING, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL GROUPS ..................................................................................................................... 108 17.1 ENVIRONMENTAL STUDIES ............................................................................................................................................ 108 17.2 PERMITS ........................................................................................................................................................................ 109 17.3 NEGOTIATIONS WITH LOCAL GROUPS .......................................................................................................................... 110 17.4 REHABILITATION AND CLOSURE .................................................................................................................................... 110 17.5 OPINION OF THE QUALIFIED PERSON ........................................................................................................................... 115 18 CAPITAL AND OPERATING COSTS ................................................................. 116 18.1 CAPITAL COSTS ............................................................................................................................................................. 116 18.2 OPERATING COSTS ....................................................................................................................................................... 116 19 INITIAL ECONOMIC ASSESSMENT .................................................................. 117 20 ADJACENT PROPERTIES .................................................................................. 119 21 OTHER RELEVANT DATA AND INFORMATION ............................................. 120 22 INTERPRETATION AND CONCLUSIONS ......................................................... 121 23 RECOMMENDATIONS ........................................................................................ 123 24 REFERENCES ..................................................................................................... 124 25 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT .............. 126 26 DATE AND SIGNATURE PAGE ......................................................................... 127

ALUMINPRO INC. SK1300 Report Draft Page 6 LIST OF FIGURES FIGURE 3-1 LOCATION OF SPECIAL MINING LEASES 130 AND 169 AND SEPL 580 .................................................................... 20 FIGURE 3-2 SML 130 LEASE BOUNDARY AND MINING AREAS ....................................................................................................... 22 FIGURE 3-3 SML 169 LEASE BOUNDARY ........................................................................................................................................ 23 FIGURE 4-1 OUTLINE OF JAMALCO MINING AREAS ......................................................................................................................... 27 FIGURE 4-2 COMMUNITIES AND LAND USAGE SML 130 ................................................................................................................. 29 FIGURE 4-3 COMMUNITIES AND LAND USE SML 169 ..................................................................................................................... 29 FIGURE 6-1 CROSS-SECTION OF A TYPICAL JAMAICAN KARST BAUXITE DEPOSIT ........................................................................ 33 FIGURE 6-2 DISTRIBUTION OF AVAL2O3 ACROSS SML 169 ........................................................................................................... 34 FIGURE 6-3 DISTRIBUTION OF BOEHMITE (MONO) ACROSS SML 169 ........................................................................................... 34 FIGURE 6-4 SUMMARY OF AVERAGE MINING AREA CHEMISTRY SML 130 & 169 ......................................................................... 35 FIGURE 7-1 PVT PIT 235 JBI EXPLORATION HOLES FOR RESOURCE DRILLING ........................................................................... 41 FIGURE 7-2 AUGER DRILL RIG MOUNTED ON A HOLLAND TRACTOR .............................................................................................. 42 FIGURE 7-3 TRADO MOBILE AUGER RIG ......................................................................................................................................... 43 FIGURE 7-4 IN-SITU DENSITY TESTING ............................................................................................................................................ 45 FIGURE 8-1 2024 CONTROL CHARTS FOR AVAL2O3 AND RESIO2 BY ICP ANALYSIS .................................................................... 53 FIGURE 9-1 LOCATION OF JAMALCO TWIN DRILLING – REPEATABILITY TEST WORK .................................................................... 61 FIGURE 9-2 HISTOGRAM SHOWING WIDE RANGE OF IN-SITU DENSITIES. ........................................................................................ 67 FIGURE 9-3 HISTOGRAM AND STATISTICS OF MOISTURE CONTENT ............................................................................................... 68 FIGURE 10-1 BAUXITE SUPPLY PROCESS FLOWCHART - MINES TO REFINERY ............................................................................. 71 FIGURE 10-2 ST JAGO STOCKPILE - N. MANCHESTER (LEFT) AND S. MANCHESTER (RIGHT) BAUXITES ..................................... 73 FIGURE 11-1 PIT NM306 A1 SEMI VARIOGRAM FOR ORE THICKNESS (METRES) ......................................................................... 75 FIGURE 11-2 PIT NM306 A1 SEMI VARIOGRAM FOR AVAL2O3 (%)............................................................................................... 76 FIGURE 11-3 PLAN OF PVT 214 WITHAVAL2O3 AND HOLE LOCATIONS ........................................................................................ 82 FIGURE 11-4 PIT PVT 214 – E-W CROSS-SECTIONS .................................................................................................................... 82 FIGURE 11-5 PIT 214 PLOT OF SAMPLE ESTIMATES VERSUS BLOCK ESTIMATES ......................................................................... 83 FIGURE 11-6 UNDERESTIMATION OF BAUXITE RESOURCE DUE TO SHALLOW DRILLING ............................................................... 86

ALUMINPRO INC. SK1300 Report Draft Page 7 FIGURE 13-1 SML 130 WITH MINING AREAS AND INFRASTRUCTURE.............................................................................................. 97 FIGURE 13-2 BAUXITE LOADING AT PIT PVT135. ............................................................................................................................ 98 FIGURE 16-1 ATLANTIC BASIS PRICE 2014 – 2024 ..................................................................................................................... 105 FIGURE 17-1 EXAMPLE OF REHABILITATED PIT............................................................................................................................. 111 FIGURE 17-2 SOUTH MANCHESTER FOREST RESERVE ................................................................................................................ 112 FIGURE 17-3 REHABILITATION STATUS AT SML130 BY SEPTEMBER 2024 ................................................................................. 113 FIGURE 17-4 REHABILITATION PERFORMANCE 2021 -2024......................................................................................................... 115 FIGURE 19-1 12 YEAR MINE PLAN WITH INCREASED SHARE OF NORTH MANCHESTER IN BLEND .............................................. 117

ALUMINPRO INC. SK1300 Report Draft Page 8 LIST OF TABLES TABLE 6-1 CHEMISTRY OF BAUXITE PROFILE BVB 14.................................................................................................................... 36 TABLE 6-2 PIT PVT 214 – IMPROVEMENT IN GRADES WITH DEPTH BASED ON DRILLING. ............................................................ 37 TABLE 7-1 SUMMARY OF RESOURCE DRILLING AND ASSAYING (AS OF SEPTEMBER 2024) .......................................................... 40 TABLE 7-2 QA – QC SAMPLING AND FREQUENCY .......................................................................................................................... 46 TABLE 8-1 LABORATORY MEASUREMENT ASSURANCE CONTROL FOR ANALYSIS ......................................................................... 52 TABLE 9-1 FORMATTED INTEGRATED PIT JBI RESOURCE DATA AFTER VALIDATION .................................................................... 56 TABLE 9-2 SUMMARY OF TWIN DRILLING SML 130 JAMALCO VERSUS JBI ................................................................................... 58 TABLE 9-3 SUMMARY OF TWIN DRILLING SML 169 JAMALCO (2021) VS JBI (2003) ................................................................... 58 TABLE 9-4 SUMMARY OF TWIN DRILLING SML 130 JAMALCO VS JAMALCO .................................................................................. 59 TABLE 9-5 SUMMARY OF TWIN DRILLING SML 169 JAMALCO VS JAMALCO .................................................................................. 60 TABLE 9-6 PITS MODELLED WITH AND WITHOUT THE IN-FILL DRILLING .......................................................................................... 62 TABLE 9-7 FIELD DUPLICATE SAMPLING JANUARY TO SEPTEMBER 2024...................................................................................... 63 TABLE 9-8 PULP DUPLICATE SAMPLING AT CAW LABORATORY JANUARY – JUNE 2024 .............................................................. 64 TABLE 9-9 IN-SITU DENSITY COMPARISON BETWEEN MINING AREAS .............................................................................................. 66 TABLE 9-10 IN- SITU BULK DENSITIES BY SURVEY OF MINED OUT PITS. ....................................................................................... 67 TABLE 9-11 CAW LABORATORY CONTROL SAMPLES AVAL2O3 AND RESIO2 ............................................................................... 69 TABLE 10-1 NORTH MANCHESTER OVERALL TONNAGE VS BULK SAMPLE PROCESSED VS PIT RESOURCE ................................ 72 TABLE 11-1 MODELING PARAMETERS ............................................................................................................................................. 79 TABLE 11-2 RESOURCE MODELING – JAMALCO VERSUS ALUMINPRO .......................................................................................... 80 TABLE 11-3 JAMALCO VERSUS ALUMINPRO MODELING CROSS CHECKS ...................................................................................... 80 TABLE 11-4 JAMALCO VERSUS ALUMINPRO MODELING VERSUS ACTUAL MINED 2024................................................................. 81 TABLE 11-5 SOUTH MANCHESTER JAMALCO MODELING VS ACTUAL MINED ................................................................................. 84 TABLE 11-6 PORUS VICTORIA TOWN JAMALCO MODELING VS ACTUAL MINED TONNES AND GRADES ........................................ 85 TABLE 11-7 SUMMARY MINERAL RESOURCES SML 130 AND SML 169 DECEMBER 31, 2024 ................................................... 89 TABLE 12-1 ACTUAL VERSUS PLANNED PRODUCTION FOR Q1-Q3 2024 ...................................................................................... 95 TABLE 12-2 GRADES MINED VERSUS SPECIFICATIONS AGREED IN THE CONTRACTS FOR 2024 AND 2023. ................................ 96

ALUMINPRO INC. SK1300 Report Draft Page 9 TABLE 13-1 EQUIPMENT FLEET ....................................................................................................................................................... 99 TABLE 17-1 REHABILITATION PLAN FOR 2024 .............................................................................................................................. 114 TABLE 19-1 TECHNICAL-ECONOMIC ASSUMPTIONS ...................................................................................................................... 118

ALUMINPRO INC. SK1300 Report Draft Page 10 1 EXECUTIVE SUMMARY Century Aluminum Company is engaged in the extraction of bauxite as a source of supply to the Clarendon Alumina Works (CAW) Refinery operated by Jamalco. Jamalco is a joint venture between Century Aluminum Company (55% interest) and the Government of Jamaica via Clarendon Alumina Production Limited (CAP) (45% interest). Jamalco is now the largest operating alumina refinery in Jamaica with a capacity of approximately 1.4 million tonnes of alumina per year having commenced operations in 1972. When operating at full capacity the plant requires approximately 3.8 million tonnes per year of dry bauxite. The mining operations, rail haulage, bauxite blending, refining to alumina and ship loading are managed by the company. The refinery uses the Bayer Process that is standard for the industry in converting bauxite into alumina. Extraction, or digestion, is carried out at a temperature of 140oC in a caustic solution. Currently, 2.7 tonnes of dry bauxite are required to produce one tonne of alumina. In 2024 Jamalco produced 3.4 million tonnes of bauxite containing 42.56% Available (Extractable) Alumina and 2.11% Reactive Silica. Location The Clarendon Refinery is located 18km by rail from the rail head at St Jago where bauxite stockpiling and blending take place. The refinery itself is located a further 18km by rail to the company’s port at Rocky Point where alumina is exported and materials imported. The refinery is served by a highway, some 60km west of Kingston, the capital of Jamaica. The key mining areas are accessible by company and public roads, the region being settled with numerous communities. Lease and Tenure Jamalco holds two Special Mining Leases (SMLs) in the southwestern region of Jamaica in the Parishes of Clarendon and Manchester. The South Manchester and Clarendon parts of SML 130 cover 220,9km2 and the North Manchester SML 169 covers 74km2. The lease expiry dates are October 2031 and January 2043, respectively. The company also holds a Special Exclusive Prospecting License 580 in St Catherine Parish, some 20km east of SML 130 covering 96km2. Production since 1972 has come largely from SML 130. Bauxite Mineralization The bauxite deposits of Jamaica occur as infillings within depressions on an eroded limestone surface. Referred to as a karst topography, these depressions or sinkholes result from the solution of the limestone over time. The shape of a typical deposit crudely resembles an inverted, flattened cone whose surface may cover many hectares. The bauxite mineralization may extend to depths of tens of meters. The interface between the bauxite and limestone may be highly irregular and the bauxite shows more variable chemistry towards the contact, sometimes being clay enriched.

ALUMINPRO INC. SK1300 Report Draft Page 11 Jamalco has over 320 bauxite deposits within its resource inventory with an average pit resource of 300,000 tonnes while the largest deposit contains over 5,000,000 tonnes. Unlike most bauxites in the world, Jamaican bauxite is fine-grained and poorly consolidated. It has a high moisture content averaging 22%, has a pasty texture, yet drains quite readily. It occurs as a red- brown or yellow clay-like material of variable chemistry. Alumina occurs principally as gibbsite or tri- hydrate (Al(OH3)) and as boehmite or mono-hydrate (Al(OH)), as a substitute for iron in goethite and within clay minerals, typically kaolinite. Gangue, or waste minerals, occur as silica-bearing clay minerals and as free quartz. Iron occurs in three forms as hematite (Fe2O3), goethite FeO(OH), or alumino-goethite. The nature of the iron minerals has an important impact on the processability of the ore. Titania and phosphorus bearing minerals are also present. SML 130 contains readily processable bauxites that are more hematite enriched and allow for high extraction of alumina and ease of mud, or waste, disposal. By contrast, the SML 169 bauxites are phosphorous and goethite enriched and less amenable to processing and mud disposal. Given depleting SML 130 bauxite resources, blending is called for to allow for the treatment of the more abundant SML 169 resources. Exploration – Mineral Resources Auger drilling is the principal method of exploration used by Jamalco. The method was the basis for the resource definition drilling on Jamalco’s Special Mining Leases contracted to the Jamaica Bauxite Institute (JBI) that dates back over 50 years. At the time of this initial drilling the JBI had free access to all areas for exploration that allowed for a standard approach to drilling and sampling. All assaying was done at Jamalco’s certified laboratory in Clarendon. Drilling was done on a grid of 30.5m (100ft) or 45.7m (150ft) covering the entire surface area of the deposits as defined by the rockline between bauxite and limestone. The depth limitation of augering prevented sampling deposits below approximately 25m. Coordinates are available for all holes, but the collars are no longer visible in the field. A consistent range of analyses have been made at the certified Jamalco laboratory appropriate for bauxite grade estimation and for the specific needs of the refinery. The reportable Mineral Resources are effectively based on the JBI drilling. Validation is limited by the need to review data on a pit-by-pit basis rather than on a global data basis. Exploration data has been collected over a long period and the archiving merits improved management. Extensive in-situ density work initiated by Aluminpro has demonstrated wide variabilities from pit to pit and within single pits. This inevitably affects the accuracy of tonnage estimates. Jamalco have used a single density factor in modeling since 1992 which is a reasonable approach given the inherent variability.

ALUMINPRO INC. SK1300 Report Draft Page 12 Validation has been made by Aluminpro by various approaches including twin drilling by Jamalco of the JBI holes, remodeling of deposits to compare pit estimates of tonnages and grades based on JBI drilling and subsequent Jamalco drilling, as well as comparing actual tonnages and grades mined versus the models based on the former JBI work. Check modeling by Aluminpro of Jamalco’s tonnage and grade estimates has consistently demonstrated that the company’s approach is conservative. In the main sector of remaining resources on SML 130, Jamalco’s estimation work is failing to encompass the full potential of both tonnages and grades of bauxite, due to insufficient drilling, notably at depth. These various validation methods have demonstrated that the resources derived from the JBI drilling can be classified as Indicated Resources and provide a sound basis for medium- to long-term mine planning. Mineral resources are declared separately for the two leases with SML 130 containing the readily processable bauxites and SML 169 containing the abundant but high phosphorous and goethite bauxites, the latter calling for plant modifications to allow for higher rates of blending and for amenable processing. Production - Current Jamalco is currently mining some 3.4 million dry tonnes of bauxite annually. The company has three contactors who mine and haul the bauxite either to the rail head at St Jago, or to the rope conveyor load out area at Mount Oliphant, from where the bauxite is transported from the high Manchester plateau down 500m to St Jago. Haulage is on both public and company owned roads. Grade control, the blending plan and truck sampling is the responsibility of Jamalco. No overburden is required to be removed but the topsoil is removed, stockpiled, and used for pit restoration on closure of a pit. This work is also sub-contracted. Depleted pits are inspected and certified by the Commissioner of Mines. There is no crushing or drying of the bauxite. This involves minimal site infrastructure, essentially haulage by rope conveyor, roads, and rail as well as screening and conveying equipment at St Jago. Blending from different mining areas is a key requirement for meeting refinery specifications. Very particular mining conditions apply in Jamaica where operations must consider the proximity of local communities and where deposits may have multiple owners. As mining of SML 130 has progressed, the accessible deposits held by the government or by the company have been largely depleted and the majority of the remaining bauxite pits require a lengthy process of negotiation with the owners to consolidate a significant land position prior to mining a deposit. Jamalco has a policy of minimising the outlay of capital for acquisition but once a consolidated land position is attained, then production in-fill drilling and mining is initiated. This policy does not favour either the development of a significant tonnage of reserves and limits mine planning. When access is assured, in-fill drilling on the land parcel is quickly carried out to prepare plans for the mine operators.

ALUMINPRO INC. SK1300 Report Draft Page 13 This drilling is effectively grade control sampling for planning production. Notwithstanding, for the past 50 years, the company has been mining the Indicated Resource as land has become acquired and accessed. This resource is the basis for mine planning, extraction, blending and processing of bauxites that have supported a technically and economically viable operation over this time. The conventional approach of maintaining a significant inventory of mineral reserves is by-passed. Reserve reports with plans showing parcel owners, holes and grade distribution are not documented in a format that allows maintaining a significant mineral reserve inventory. Production – Future Currently, Jamalco is drawing some 90% of its bauxite from the readily processable SML 130 bauxites. With depletion of these resources, it is imperative that a higher proportion of SML 169 bauxite be fed to the refinery. Project Restore has been prepared to increase the proportion SML 169 or North Manchester bauxite to 55 % of the refinery feed. Based on studies, bulk sampling and test work going back to 2007, the required process modifications and mine development costs have been developed and a financial model prepared. The model includes the higher operating costs covering longer hauls, increased materials and lower alumina recoveries. An overall capital investment of $70.5 million has been estimated to cover mine development at North Manchester and Mocho and installation of the necessary equipment at the refinery over the period 2025 to 2027. The scenario of attaining the 55% blend developed is considered technically and financially viable according to recent Jamalco studies. Aluminpro has assessed Jamalco’s financial model and demonstrates that each year will be cash positive based on a 12-year mine life when all classified and blendable resources are consumed. The following table shows the Indicated Resources in SML 130 that are readily processable with current refinery technology and the Indicated Resource in SML 169 (North Manchester) that can be blended with the SML 130 tonnages based on plant test work and the Project Restore analysis.

ALUMINPRO INC.

Mineral Resource Summary SML 130 and SML 169 as of December 31, 2024						
In situ Bulk Density 1.44 Bone Dry Metric Tonnes						
Pit Cut-Offs 35%AvAl2O3 except Porus Victoria Twp. at 30% AvAl2O3						
Mining Area	**Measured**	**Indicated**				**Inferred**
SML 130		**Tonnes**	**$AvAl_2O_3$%**	**$ReSiO_2$%**	**P_2O_5%**	
Porus Victoria Twp.	0	17,007,000	35.42	6.08	0.23	0
South Manchester	0	5,960,000	42.33	2.2	0.16	0
Harmon's Valley	0	1,579,000	41.58	2.23	0.25	0
Total	**0**	**24,546,000**	**37.49**	**4.89**	**0.21**	**0**
Mining Area						
SML 169		**Tonnes**	**$AvAl_2O_3$%**	**$ReSiO_2$%**	**P_2O_5%**	
North Manchester	**0**	**24,500,000**	**38.96**	**1.16**	**1.91**	**0**

Through its ownership in Jamalco, Century Aluminum Company has a 55% interest in the above quoted SMLs 130 and 169 Mineral Resources.

These resources are based on some 9,700 holes, 57,000m of sampling and 37,000 assays and met JORC reporting standards for Indicated Resources. No call factors have been applied to the tonnages and grades.

North Manchester forms the greater part of the bauxites available to Jamalco. Some 38.6 Mt remain that are well drilled and assayed that must be demonstrated to be matched with processable bauxite before being classified as an Indicated Resource.

Project Restore must be implemented successfully to avoid the risk of running out of suitable SML 130 bauxite for blending. It will require additional resources to ensure a consistent blend and adaptation in the process to deal with the higher mud load and technological challenges to process higher P_2O_5 and higher goethite grades in the feed. To fully exploit the North Manchester resource additional drilling is required on SML 130 at depth within in the existing mining areas, in the Mocho area and on the Special Prospecting Licence 580 at Saint Catherine.

Jamalco is aware of the need to initiate extensive drilling campaigns with machines capable of reaching the base of the bauxite to establish more resources. The Exploration Targets listed in this report have been briefly described with an indication of the extent of drilling required. There is a reasonable expectation that, given the potential options available to Jamalco, an additional 22.6 Mt of bauxite could be available as an acceptable material to blend with North Manchester as a refinery feedstock extending the mine life by 12 years. This bauxite tonnage should not be construed as a mineral resource or reserve and it is not certain that the exploration will allow for estimation of resources.

SK1300 Report Draft Page 14

ALUMINPRO INC. SK1300 Report Draft Page 15 Unless this work is undertaken the Indicated Resources will continue to diminish while the potential to report significant reserves will remain limited. An additional 1.2Mt within satellite bodies of the SML 130 mining areas have been drilled and identified but need documentation to be included as a Resource. Combining this tonnage with the potential of the exploration targets would provide an additional 13 years of refinery feed when blended with North Manchester resources. Jamalco relies heavily on bauxite from South Manchester and Harmon Valley to meet the current refinery specifications. The deposits in these areas are covered with a mix of company controlled and private lands which must be acquired before production drilling and exploitation can take place. This introduces an element of unpredictability in mine planning and forms a quality control risk as consequence. Jamalco has been managing this process successfully in the recent past, but the percentage of private lands has been increasing over time. In terms of Environment Studies and Community Relations, Aluminpro has reviewed the two 2005 EIA study reports and although it provides a satisfactory assessment of the situation at the time, conditions have changed significantly over the last 20 years, so an update is called for. Specifically, the increased percentage of privately owned land puts pressure on community relations and has added constraints to operations and planning. Jamalco’s rehabilitation performance has fallen behind plan in 2023 and 2024. Although Jamalco generally has a good track record of maintaining progress in rehabilitation and reclamation in earlier years, it is important to demonstrate good stewardship by returning mined out land in good order for continued support from local communities. Jamalco has obtained all key permits required to sustain the mining operations.

ALUMINPRO INC. SK1300 Report Draft Page 16 2 INTRODUCTION Century Aluminum Company has given Aluminpro the mandate to prepare an independent Technical Report Summary of the bauxite mining operations of Jamalco, in Jamaica. Century acquired a majority interest in Jamalco mines and refinery in May 2023 to supply alumina to its smelters. The Technical Report Summary has been prepared to meet the United States of America Securities Exchange Commission’s Property Disclosure Requirements as laid out in Regulation S-K 1300 applicable to Registrants engaged in Mining Operations and Item 601(b) (96) of the regulation. Jamaica has a long history of bauxite mining and alumina refining and has been a major contributor to the island’s economy. Jamalco is now the largest operating alumina refinery in the country having commenced operations in 1972. The current plant has an approximate 1.4Mt alumina production capacity that calls for over 3.7Mt of annual bauxite feed. The bauxite is sourced from two Special Mining Leases (130 and 169). The refineries of UC Rusal and Alpart, to the north and west of SML 130 respectively are closed and the mines dormant. The report has been prepared in support of the Mineral Resource Declaration dated December 31, 2024, presented herein under Section 11.9. Jamalco’s approach to mine planning does not allow for declaring reportable Mineral Reserves as discussed under Section 12 of this report. In early 2020 Aluminpro was requested by Jamalco to prepare a report on the Mineral Resource and Ore Reserves of Jamalco in compliance with JORC reporting standards. The JORC Code refers to the Joint Ore Reserve Committee standards developed by the Australasian Institute of Mining and Metallurgy and is widely used in the bauxite industry and as such, an appropriate choice for Jamalco. Aluminpro’s Competent Persons for Geology and Resources and for Mining and Reserves (Marco Keersemaker) visited the Jamalco operations in March 2020. Recommendations were made to the company to assist in attaining compliancy with the Joint Ore Reserve Committee guidelines for reporting on mineral properties. A further site visit was made to the operations by Marco Keersemaker in December 2024. Bryan S. Osborne was appointed Competent Person for Geology and Resources after the initial site visit but had visited the Jamalco operations in 1998 and 2011. Both persons meet the requirements for Qualified Persons, as defined in 229.1300 of the SK Regulations having worked in the bauxite industry for over five years and being members of registered professional organisations. This report provides comprehensive information that has been gathered to date to fulfill JORC and SEC requirements. The nature of bauxite mineralization at Jamalco, and across Jamaica, is such that mining exploits many relatively small pits spread over some 300km2. Data is available for hundreds of deposits in the active mining areas. This calls for a special approach in reviewing and evaluating the data available and Aluminpro has opted to spot check and model individual pits to gain assurance that the data meets reporting requirements.

ALUMINPRO INC. SK1300 Report Draft Page 17 Aluminpro Team Qualified Persons • Bryan Osborne P.Geo. • Marco Keersemaker Mining Engineer Technical Support • Mark Button Deposit Modeling and Variography • Bernard Cousineau Vice President, Chief Operating Officer, Aluminpro Jamalco Team During site visits and during the preparation of this report, the following members of Jamalco assisted with providing information and assisting in discussions. • Marvin Jackson Managing Director • Maurice Robinson Strategic Development & Technology Director • Andrea Spence Environmental Health & Safety Director • Marlon Crosdale Technical Manager • Johann Dacosta Procurement Manager & Financial Modeling • Lincoln Whyte Research Development & Technology Superintendent • Denise Dawkins Tomlinson Laboratory Superintendent • Timothy O’Driscoll Director of Mines, Lands and Lands Legacy • Glenroy Lawrence Mines Superintendent • Yonette Betton Senior Mines Reserve Geologist • Eandoh Scott Senior Mines Geologist • Sydia Williams-Johnson Senior Mines Planning Supervisor • Tannika Housen Senior GIS Analyst • Calbert Hanson Mine Production Manager • Anika Rodriques Lands Manager • Damian Hewitt Lands Supervisor Contributing Team • Sections 1 to 11 Bryan Osborne • Sections 12, 13 Marco Keersemaker • Section 14 Bryan Osborne, Bernard Cousineau • Section 15 Marco Keersemaker • Section 16 Bryan Osborne • Section 17 to 19 Marco Keersemaker • Section 20 Bryan Osborne • Section 21 to 26 Bryan Osborne, Marco Keersemaker

ALUMINPRO INC. SK1300 Report Draft Page 18 2.1 Acronyms AACE Association for the Advancement of Cost Engineering AlG/H+G Alumino-Goethite/ Hematite + Goethite Ratio ALPART Alumina Partners of Jamaica ALUMINPRO Aluminium Industry Professionals Inc. ANSI American National Standards Institute ARD Absolute Relative Difference AvAl2O3 Available Alumina at Low Temperature (or AAl2O3) BDMT Bone-Dry Metric Tonne CAP Clarendon Alumina Partners CAW Clarendon Alumina Works CDA Conrad Douglas and Associates CWT Crude Wet Tonne DTM Digital Terrain Model EIA Environmental Impact Assessment G/H+G Goethite/ Hematite + Goethite Ratio GPS Global Positioning System HV Harmon’s Valley ICP Inductively Coupled Plasma Analysis JBI Jamaica Bauxite Institute JORC Joint Ore Reserve Committee MGD Mines and Geology Division MONO Boehmite or Alumina monohydrate MTO Mount Oliphant

ALUMINPRO INC. SK1300 Report Draft Page 19 NM North Manchester P2O5 Phosphorous Pentoxide PVT Porus Victoria Town QA/QC Quality Assurance and Quality Control ReSiO2 Reactive Silica RTK Real-time Kinematic (survey) SEPL Special Exclusive Prospecting License SM South Manchester SML Special Mining Lease WINDALCO West Indies Alumina Company XRD X-Ray Diffraction Phase Analysis XRF X-Ray Fluorescence Chemical Analysis All measurements are metric unless otherwise stated. All dollars are in US Dollars

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3 PROPERTY DESCRIPTION

3.1 Location and Area

Jamalco holds two Special Mining Leases in the southwestern region of Jamaica within the Parishes of Clarendon and Manchester. The centre of SML 130 is located at 18°02′N and 77°25′W. The centre of SML 169 is at 18°10′24′′N and 77°33′15′′W. The two leases are some 10km distant from one another (Figure 3.1). The South Manchester and adjoining Clarendon blocks of SML 130 cover 220,9km^2 and the North Manchester SML 169 covers 74km^2.

Jamalco's refinery is located at 17°54′N and 77°14′30′′W and the dedicated port is located at Rocky Point on Jamaica's south coast at 17°49′N and 77°10′W some 14km to the southeast of the refinery.

The Special Exclusive Prospecting License 580 is in the St Catherine Parish in the southeastern region of Jamaica with the centre at approximately 18°04′N and 77°25′W. The SEPL 580 covers 96km^2.


690000
700000
710000
720000
730000
740000
750000
670000
660000
650000
640000
SML169
Greenvale
SML161
SML130
Breadnut Valley
SEPL580
SML167
SML130
St. Jago
Mnt. Oliphant
LEGEND
JAMALCO
CLARENDON ALUMINA WORKS (CAW)
Halse Hall, Clarendon
LANDS & MINING DEPARTMENT
JAMALCO LEASE AREAS, ALPART ALLOCATION & ADJOINING LEASES
0 1.25 2.5 5 7.5 10
Kilometers

JAD 2001 Datum

Figure 3-1 Location of Special Mining Leases 130 and 169 and SEPL 580

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ALUMINPRO INC. SK1300 Report Draft Page 21 3.2 Special Mining Leases and Special Exclusive Prospecting License SML 130 On October 7, 1991, Jamalco was granted a Special Mining Lease (SML 130) for a period of 40 years to mine bauxite in the parishes of Clarendon (the Mocho block) and Manchester (South Manchester Plateau and Harmon’s Valley) with the intent of supplying the bauxite requirements for producing 1,000,000 tonnes of alumina annually at the CAW Refinery in Halse Hall, Clarendon. The original lease area covered approximately 177 km2 (Article1). The following summarises the key articles of the lease agreement. Art. 2 of the lease agreement stipulates that after completing exploration work, Jamalco will submit to the Mines Commissioner at five-year intervals a statement of the remaining bauxite reserves to ensure that sufficient reserves are available for the operation of the refinery for the balance of the lease. Given an excess of reserves beyond the requirements of Jamalco, the company is expected to surrender those bauxite lands least accessible or of least quality. Conversely, if the reviews demonstrate an insufficiency of bauxite, the Mines Commissioner may provide a new mining lease containing bauxite suitable to sustain the operations until the expiry date of the lease. The validity of any proposed changes in the allocation of reserves, if challenged, may be submitted to an independent expert for an opinion. Art. 3 requires Jamalco to submit a five-year mining plan on every anniversary date of the lease and to notify of any material changes to the plan arising during the year. The company must designate the lands it forecasts to require for its operations over the succeeding 15 years. Art. 4 states that Jamalco is required to maintain records of its exploration and development activities with appropriate plans and retain representative samples of unmined deposits. Art. 5 allows Jamalco to surrender lands that it has mined out and restored or lands it no longer wishes to retain free of charge. Conversely, the Government of Jamaica may rescind lands on the mining lease that it deems necessary in the national interest. However, such lands will not be made available to other bauxite users. Art. 6 stipulates the various rights that Jamalco is granted to explore and mine the bauxites within the lease area, while Art. 7 makes provision for the removal of infrastructure and equipment after the cessation of mining activities during or on expiry of the lease. Art. 8 provides for Jamalco the right to continue exploration work and surveys during the lease period in respect of the Mining Act. Art. 9 allows for an extension of time for the filing of returns or reports required by the lease agreement or the Mining Regulations if mutually agreed between the parties. Art. 10 guarantees Jamalco that no other company will be allowed to mine for bauxite on the lease area. In 1998, Endorsement 1 of the Lease reduced the boundaries of SML to accommodate an exchange of bauxite between Jamalco and Alumina Partners of Jamaica (Alpart). A further Endorsement 2, was made in 2000 in favour of Alpart, following a Joint Mining Venture agreement signed in 1999 between Alpart and Jamalco.

ALUMINPRO INC. SK1300 Report Draft Page 22 Endorsement 3 was signed in April 2012 to provide access to Jamalco of further bauxites of acceptable grades to sustain production at the CAW refinery. This included the Porus Victoria Town (PVT) Block, over which Jamalco had held a Special Exclusive Prospecting Licence. According to the endorsements, the amended boundary of SML 130 now covers 220.9 km2 to include the Mocho, PVT, Harmon’s Valley and South Manchester mining areas as shown in Figure 3.2. The legal description of SML 130 covers 24 pages with the endorsements and description of the property boundary. JAD 2001 Datum Figure 3-2 SML 130 Lease Boundary and Mining Areas

ALUMINPRO INC. SK1300 Report Draft Page 23 SML 169 Jamalco was granted Special Mining Lease 169 on January 1, 2003, covering 74,03 km2 with a 40-year term. The conditions in the lease agreement are the same as those specified in the ten articles described above for SML 130. No amendments have been made to this lease agreement. JAD 2001 Datum Figure 3-3 SML 169 Lease Boundary SEPL 580 Special Exclusive Prospecting Licence 580 was issued to Jamalco June 7, 2016, giving the company the right to explore exclusively for bauxite over an area of 96km2 in the northern area of the parish of St Catherine. The licence is renewable annually and requires a report every six months on the exploration activities conducted during the period to be submitted to the Mines Commissioner. A work plan is to be submitted to allow for renewal. The licence is currently valid until June 2025.

ALUMINPRO INC. SK1300 Report Draft Page 24 3.3 Mining Rights Mining by Jamalco is subject to the Mining Act of 1947 and its subsequent amendments and the Lease Agreements. It provides the holder of a mining lease with full access to land granted with the exclusive right to explore and mine bauxite (Art. 35). Many lands are held by private owners and, prior to prospecting or mining, Jamalco is required to give notice to the owner and provide compensation (Arts. 11 and 12). Article 8 of the Act precludes prospecting and mining activities from certain lands with the lease area that are dedicated to public highways, railways, public infrastructures, and buildings such as schools. Mining on land within 100 yards of buildings requires the consent of the owner and if consent is withheld, the Commissioner may intervene as considered fit (Art 8f). Jamalco retains a Lands Department dedicated to managing company lands and the acquisition and management of lands for mining activities and infrastructure. 3.4 Encumbrances and Permitting The key encumbrance to Jamalco’s mining operations is extent of private ownership of bauxite lands. At the start of mining on SML 130 most of the deposits were on public land where the company had ready access for drilling and mining within the constraints of restrictions imposed by the Mining Act. The situation is now reversed with the former mining on public lands having been prioritized, most of the remaining bauxite deposits are on private land parcels. Multiple parcels may encompass any given deposit. An effective Lands Department plays a key role in developing access for a deposit development. Many deposits have multiple owners which requires a lengthy process to consolidate a significant land position over a deposit. When a deposit encompasses private property, permission must be granted by the property owner for the company to explore and mine. A request is made in writing and signed by the property owner and the agent of the company outlining the location and reference details of the property. If drilling results are favourable, the company will negotiate the rights to mine the property. If the company has no interest in acquiring the property and effecting a transfer, a surface lease will be negotiated to allow the company to access and mine the bauxite containing areas under mutually agreed conditions without acquisition. These mutually agreed conditions require a binding contract, stating the parcel, and the lease and payment terms. Otherwise, the company may purchase the property. On finalisation of the lease or purchase terms and payments, the company can commence production drilling and mining activities. After mining the company will have the deposit attested as mined out by the Mines and Geology Department after which the property will be rehabilitated and certified and if leased, returned to the owner. This situation of multiple ownership of deposits, typical of Jamaica, calls for a unique approach to detailed exploration, mine planning and bauxite extraction. Jamalco has a policy of minimizing the

ALUMINPRO INC. SK1300 Report Draft Page 25 outlay of capital for acquisition but once a consolidated land position is attained, then production in- fill drilling and mining is initiated. This policy does not favour the development of a significant tonnage of reserves. An encumbrance in relation to SML 169 is the limitation on trucking as bauxite must be hauled on public roads and through communities. The National Environment and Planning Agency has granted permission with strict limitations on the haulage conditions that limit Jamalco from delivering optimal tonnages to the railhead at St Jago. The permission is renewable annually in June. Jamalco is currently building a dedicated company haul road that will allow for unlimited tonnage delivery. A list of key permits is provided in Chapter 17 of this report. 3.5 Risks Private ownership within mining areas poses a risk of delays in acquiring and fully exploring pits. Negotiation to acquire large land packages puts efficient mine planning at risk. Some potential future mining areas are in well settled communities, such as Mocho, where there is local resistance to imposing mining infrastructure and activities. While Jamalco is pursuing a program of community awareness, a smooth and efficient path to development remains a risk to be carefully managed on an on-going basis. In the recent past the Government of Jamaica has revoked bauxite lands such as UC Rusal’s lease where 38.1Mt of bauxite has been unavailable to the company since 2019. Jamalco is the largest alumina producer active in Jamaica and partly owned by the government and hence unlikely to face such measures. 3.6 Royalties According to a 2002 agreement, there is $1 US royalty due to the Government of Jamaica on each dry tonne of bauxite mined. This amount is increased by $0.50 if the content of monohydrate falls below 2.5%. Furthermore, if the refinery recovery of alumina falls below 92%, there is an additional charge of $0.25 per tonne. The royalty in any event should not exceed $1.75.

ALUMINPRO INC. SK1300 Report Draft Page 26 4 ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY AND RESOURCES 4.1 Accessibility and Infrastructure Jamalco’s mining and refinery operations may reached by a toll road (T1) from the centre of Kingston, some one hours drive west of Kingston, the administrative capital and main business center of the island. Jamaica has multiple daily air and sea connections to USA, Canada, and UK. The bauxite deposits are distributed throughout the region in communities of local residents, served by an extensive road system and infrastructure providing services to these communities. The deposits are connected to the central stockpile at St Jago by internal private haul roads. Access to the deposits is also available through public roads, but these roads are generally not used for transporting bauxite. Jamalco haul roads occasionally cross public roads. The crossings are controlled by contractors directly employed by Jamalco. Many deposits occur on the higher Manchester plateau which is connected to the stockpile at St Jago via an aerial ropeway cable conveyor over the face of a steep, rugged limestone escarpment. The conveyor is 3.4 km in length with a capacity up to 1,000 tonnes of bauxite per hour from the load station at Mount Oliphant, at an elevation 1750 ft or 533m, to the rail head at St Jago, elevation 150 ft or 46 m. From St Jago, the bauxite is transported to the alumina refinery by a dedicated 18 km rail system, controlled and operated by Jamalco 24 hours per day, 7 days per week and approximately 9 rail trips are made each day transporting bauxite. Alumina is transported from the refinery by the rail line to the Rocky Point Port on the southern coast, again a distance of 18km. 4.2 Topography The Jamalco bauxite occurs as pits or blanket deposits of red earthy material on the karst surface of limestone on elevated limestone plateau areas, in the south-central part of the island. The rolling topography is interrupted by sinkholes, caverns, and disappearing streams - typical features of limestone landscapes. Bauxite deposits cover an extensive portion of the surface area, locally attaining up to 50%. Topography broadly defines the mining areas developed and operated by Jamalco. A broad north north-westerly trending plateau of elevations above 500m constitutes the North and South Manchester mining areas in the parish of the same name. To the east, another elevated area above 500m trends northwesterly is referred to as the Mocho mountain and hosts the mining area of the same name in the parish of Clarendon. Between these two elevated regions are Harmons Valley and Porus mining areas of bauxite development at generally lower elevations as shown in Figure 4.1.

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NM
HV
PVT
M
SK
SM
KINGSTON
Clarendon Rafinery
Rocky Point Port
18°N
78°W
77°W
10 Km
NM: North Manchester
SM: South Manchester
M: Mocho
SK: St-Catherine
HV: Harmon's Valley
PVT: Porus Victoria Town

Source: https://fr.maps-jamaica.com/

Figure 4-1 Outline of Jamalco Mining Areas

The contact between the bauxite and the limestone is sharp, with a strong colour contrast between the dark red bauxite and the white limestone. The topsoil is generally Terra Rossa of poor soils that although they contain substantial organic matter, they also have high concentrations of iron and aluminum, giving a distinctive brownish red "brick" colour to the soils. With a few exceptions most of the deposits are covered by a thin layer of topsoil vegetated mainly by grass, shrubs and assorted legumes, but few trees. The above-mentioned plateau areas become more elevated towards the north and forested areas become more prevalent.

4.3 Climatic Conditions

Jamaica is an island with an area of 11,244 km^2 surrounded by the warm waters of the Caribbean Sea and is in the tropics at approximately latitude 18ºN and longitude 77ºW. Among the most important climatic influences are the Northeast Trade Winds and the range of mountains in the centre of the island.

This provides two climatic zones. An upland tropical climate prevails on the windward side of the mountains, whereas a drier climate predominates on the leeward side. Warm trade winds from the east and northeast bring rainfall throughout the year. The rainfall is heaviest from May to October, with peaks in those two months. Rainfall is greater in the mountain areas facing the north and east. The southwestern half of the island, where Jamalco operates has more moderate rainfall.

SK1300 Report Draft Page 27

ALUMINPRO INC. SK1300 Report Draft Page 28 The average rainfall for the four years recorded in the centre of the operations is 1780mm at Mount Oliphant. Temperatures in Jamaica are fairly constant throughout the year, averaging 25 to 30 °C (77 to 86 °F) in the lowlands and 15 to 22 °C (59.0 to 71.6 °F) at higher elevations. Temperatures may dip to below 10 °C (50 °F) at the peaks of the Blue Mountains. The island receives, in addition to the northeast trade winds, refreshing onshore breezes during the day and cooling offshore breezes at night. Jamaica lies in the Atlantic hurricane belt and as a result, the island often experiences significant storm damage. Tropical cyclones impact the island throughout the Atlantic hurricane season between June and November, reflecting a timeframe most conducive to storm development in the Caribbean Sea and Jamaica's rainy season. Mining occurs all year round, but occasionally activities can be interrupted if the passage of a tropical storm affects either the mining area or the rail system. Large stockpiles are managed at the refinery and railhead as contingency against weather or other events impacting mining or transport of bauxite. 4.4 Local Resources Jamalco, being close to Kingston, benefits from administrative, commercial, and light industrial services as well and port facilities. Mining areas are located in the communities up to 40 kms from the main Jamalco operations location in Clarendon. These communities are connected to national infrastructure. Power, water, and personnel are readily available at mine sites and mining office. Maintenance and other materials for mining and rail operation are stored at strategic locations at mine offices or rail heads. In the event of an immediate requirement for material that is not available at the mine site, this can be transported via Jamalco rail or by road to any location from the refinery. 4.5 Land Use Figures 4.2 shows the communities and land usage across SML 130 as a backdrop to the most active mining areas operated by Jamalco. Figure 4.3, as yet to be extensively mined by Jamalco, shows the same information for SML 169.

ALUMINPRO INC. SK1300 Report Draft Page 29 Figure 4-2 Communities and Land Usage SML 130 Figure 4-3 Communities and Land Use SML 169

ALUMINPRO INC. SK1300 Report Draft Page 30 5 HISTORY Bauxite mining in Jamaica started in 1952 when three North American companies, Alcan, Kaiser, and Reynolds initiated mining operations on the island following exploration that had commenced in 1944. Subsequently Alcoa, Alpart and Revere were granted mining concessions. Four alumina refineries were established, two by Windalco/Alcan, one by Jamalco/Alcoa and another by Alpart. The Revere refinery operated between 1972 and 1975 and failed largely due to poor bauxite quality. Two refineries continue to operate, the Windalco refinery at Ewarton, operated by UC RUSAL, and the refinery at Clarendon, operated by Jamalco, with annual alumina production of 0.6Mt and 1.2Mt, respectively. The Jamaica Bauxite Institute, owned by the government, has played a key role in exploring bauxite areas across the island, in addition to monitoring bauxite operations of the various mining companies exploiting the resource. This has had the advantage of providing a standard drilling and sampling method over many mining areas, notably those areas now developed by Jamalco. The JBI has acted as a repository for samples and exploration data as well as offering analytical services. A further key role of the JBI has been to advise the government on the allocation of bauxite resource areas to sustain those operating companies’ refining activities. No mining company has previously operated in the areas granted to Alcoa, and subsequently Jamalco, in the past. The drilling conducted by others exploring for bauxite has been made available to Jamalco by the JBI. Alcoa created a bauxite mining joint venture in 1959, and bauxite was mined and exported from 1963. The company also built an alumina refinery in Clarendon that commenced operations in 1972 at an annual capacity of 0.5Mt drawing on bauxites from the Mocho Mountain region upper Clarendon. Jamalco was formed in 1988 when the Government of Jamaica gained a 50% interest in Alcoa’s mining and refining interests with Alcoa remaining the managing partner. On October 7, 1991, Jamalco was granted its current Special Mining Lease 130 for a period of 40 years to mine bauxite in the parishes of Clarendon (Mocho Mountain area) and Manchester (South Manchester Plateau and Harmon’s Valley) for the purpose of producing 1,425,000 tonnes of alumina annually at the Clarendon Alumina Works (CAW) Refinery in Halse Hall, Clarendon. After a lengthy period of mining in the Mocho area, in 2004 Jamalco moved its mining operations to Manchester Parish with a re-alignment of the railway to the refinery and exploitation of bauxites on the south Manchester Plateau and in the Harmons Valley area. In 2003, a proposal to increase the CAW refinery output required additional resources and Jamalco was granted Special Exclusive Prospecting License 530 to explore for bauxite in the North Manchester (NM) region. More than 200 deposits were identified and explored by the JBI on behalf of Jamalco. On July 15, 2014, the area was converted to a Special Mining Lease 169, with the rights to mine bauxite for a term of 40 years, backdated to January 2003. Jamalco continued to upgrade the refinery and in 2007 raised the rated annual capacity to 1.4Mt. At the same time as the upgrade, Alcoa’s interest in Jamalco was raised to 55%. Also in 2007, access to the bauxites on the high Manchester Plateau was made possible by the installation of an aerial

ALUMINPRO INC. SK1300 Report Draft Page 31 ropeway cable conveyor. The Porus Victoria Town bauxite area was added to the lease in 2012. Alcoa provided technical support to Jamalco until 2014, including guidance on bauxite resource management. In December 2014, Alcoa sold its 55% stake in Jamalco to the Noble Group. In May 2023 Century Aluminum Company, a US-based producer of primary aluminum, purchased the 55% interest of the Noble Group. The Government of Jamaica retains a 45% interest in Jamalco.

ALUMINPRO INC. SK1300 Report Draft Page 32 6 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSITS 6.1 Geology The bauxite deposits of Jamaica occur as infillings within depressions on an eroded limestone surface. Referred to as a karst topography, these depressions or sinkholes result from the solution of the limestone over time. The shape of a typical deposit crudely resembles an inverted, flattened cone whose surface may cover many hectares. The bauxite mineralization, infilling these depressions, may extend to depths of tens of meters. The interface between the bauxite and limestone may be highly irregular and the bauxite shows more variable chemistry towards the contact, sometimes clay, or silica, enriched. Unlike most bauxites in the world, Jamaican bauxite is fine-grained and poorly consolidated. It has a high moisture content averaging 22%, has a pasty texture, yet drains quite readily. It occurs as a red- brown or yellow clay-like material of variable chemistry that supports vegetation, as compared to Guinea for example where the surface is indurated, sterile and of sparse vegetation. A good summary of the overall geology, mineralization and chemistry of Jamaican bauxites is given in Jamaican Bauxite, a Retrospective by Anthony R.D. Porter (2017). He refers to the limestones of being formed as offshore banks, similar to the current Bahamas, during a period extending from the Eocene to the mid-Miocene (50ma to 15Ma) Subsequent uplifting of the Caribbean basin is such that two-thirds of the island surface, notably the western half, is underlain by limestones that are subject to weathering by solution and creating the karst surface topography. The bauxite deposits occur on elevated plateaus or within downfaulted valleys. Porter states that as a rule, the best commercial bauxite occurs at higher elevations between some 300m and 900m, although deposits of acceptable grade have been mined as low as 150m. Two types of bauxite morphology may be recognised (a) the typical catchment basin where there is free, vertical drainage and (b) the hillside basin where the drainage is less developed and may be lateral as well as vertical. The catchment type basin commonly displays reddish hematite-rich bauxites whereas the hillside bauxites are more prone to weathering and tend to develop goethite, a hydrous iron oxide, that gives the bauxite a yellowish colouration. Figure 6.1 shows a catchment type deposit that is common to SML 130. The hillside type deposit is more prevalent to the north on SML 161 (UC Rusal) and on SML 169.

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Rock Line
Bauxite
Silica Zone
Limestone
Fractures
Rock Line
Vertical Scale: x2
BSO 2024-12-06

Figure 6-1 Cross-Section of a Typical Jamaican Karst Bauxite Deposit

The origin of the bauxite may be attributed to two possible sources. The traditional theory considers the bauxite to have been derived from the slow weathering and leaching of the silicate minerals within the limestones. The removal of most of the silica and alkali components provided a residual aluminous material (including iron and titania) that accumulated in the karst depressions. An alternative theory proposes the island to have been covered by volcanic ash and that weathering of this more aluminous source rock, and its accumulation in the depressions, accounts for the origin for the bauxite.

6.2 Mineralization and Chemistry

Jamaican bauxite mineralogy varies slightly from deposit to deposit and within each deposit, particularly in proximity to the limestone interface.

Alumina occurs principally as gibbsite or tri-hydrate (Al(OH3)) and as boehmite or mono-hydrate (Al(OH)), as a substitute for iron in goethite and within clay minerals, typically kaolinite. Some deposits contain crandallite that is also aluminous.

Silica occurs in the clay minerals kaolinite or halloysite, and as free quartz.

Iron occurs in three forms as hematite (Fe_2O_3) or as goethite FeO(OH) or even as alumino-goethite where Al substitutes for iron. The nature of the iron minerals has an important impact on the processability of the ore as discussed below.

Titania occurs as anatase or rutile and phosphorus occurs as crandallite and fluorapatite.

Maps have been prepared showing the variations in grade across SML 169 by averaging and colour-coding the key constituents for each deposit thus providing a visual perspective of variation. It may be seen that the variations are gradual rather than sporadic. As examples, the following Figures 6.2 and 6.3 show such distribution maps for available alumina and boehmite (Mono) across SML 169.

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ALUMINPRO INC. SK1300 Report Draft Page 34 Figure 6-2 Distribution of AvAl2O3 across SML 169 Figure 6-3 Distribution of Boehmite (Mono) across SML 169

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A comprehensive study was made of the bauxite chemistry across Jamalco's mining areas by Amdel Mineral Laboratories of Western Australia in 2008. Ninety-seven samples from four mining areas were selected with the aim of determining the major and minor elements. Auger hole samples averaging 3kg weight were collected from various pits for chemical analysis and XRD analysis.

The areas selected were Harmon's Valley, South and North Manchester and Mocho. Figure 6.4 provides a summary of the average chemistry across the four areas based on XRF analysis. The average grades differ from the reported resource grades that are based on production scenarios.


Alcoa
4.1 Summary of Average Ore Body Chemistries
Summary : XRF Results
Harmons Valley
Mocho
North Manchester
South Manchester
Assay %
50
45
40
35
30
25
20
15
10
5
0
Av Al2O3
RSiO2
TOC
Al2O3
SiO2
CaO
Fe2O3
K2O
MgO
P2O5
SO4
TiO2
MnO
BaO
ZrO2
V2O5
Cr2O3
Ga2O3
LOI1000
Compound

Source: Amdel Mineral Laboratories of Western Australia, 2008

Figure 6-4 Summary of Average Mining Area Chemistry SML 130 & 169

An overall similarity of grades for $AvAl_2O_3$, Fe_2O_3, TiO_2 and LOI is apparent and well within the required chemistry for the Bayer process. However, looking at the grades of phosphorous, that is more problematic for the process, the differences across the area become significant. Phosphorous averages over 2% across the North Manchester area, although variable from pit to pit versus, compared to 0.2% in the Porus Victoria Town area (acquired after the Amdel study). The iron mineral is frequently alumino-goethite in the North Manchester area, a result of weathering.

The Porus Victoria Town area is high in silica, averaging close to 6%, and low in phosphorous, which, in addition to its good mud settling properties, makes this bauxite acceptable for blending, particularly with North Manchester bauxite. As noted below, the silica tends to diminish with depth.

Throughout the area, and within individual pits, the average reactive silica grades are far more variable than the available alumina grades.

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Table 6.1 from the Amdel report shows the chemical profile down a single hole drilled at Warminster Richmond Park - BVB14 (off the Jamalco leases but included here given its significant depth). Note the grade of $AvAl_2O_3$, ranging 40.2% to 47.4% with a gradual increase with depth, while reactive silica is much more variable, ranging from 0.7% to 2.3% with a decrease with depth.

Table 6-1 Chemistry of Bauxite Profile BVB 14

Interval (ft.)	Al_2O_3%	Av Al_2O_3%	SiO_2%	ReSiO_2%	Fe_2O_3%	L01 %
0010-0015	46.50	42.10	4.27	1.70	18.40	26.00
0015-0030	47.50	43.10	2.70	1.70	19.60	26.00
0030-0045	47.80	43.60	2.56	1.51	19.30	26.10
0045-0060	47.80	43.80	3.09	1.70	19.10	26.00
0060-0075	47.40	44.80	2.77	1.60	20.10	25.70
0075-0090	47.40	43.10	2.90	2.10	19.80	25.80
0090-0105	47.10	43.30	3.11	2.30	19.70	25.60
0105-0120	47.30	42.30	2.55	1.90	20.20	25.70
0120-0135	47.20	42.50	2.27	1.40	20.40	25.80
0135-0150	47.20	42.30	2.30	1.70	20.10	26.20
0150-0165	47.40	44.00	2.26	1.30	20.20	25.80
0165-0180	47.60	40.20	2.13	1.50	20.10	25.80
0180-0195	48.30	44.00	1.35	0.80	19.90	26.30
0195-0210	48.20	44.40	1.05	0.70	20.40	26.40
0210-0225	48.70	46.70	1.07	0.70	20.10	26.50
0225-0240	48.10	45.30	1.22	0.80	20.20	26.40
0240-0255	48.60	47.40	1.11	0.70	20.10	26.50
Average	**47.70**	**43.70**	**2.28**	**1.40**	**19.90**	**26.00**

Source: Amdel Mineral Laboratories of Western Australia, 2008

A similar trend of increasing alumina values with depth is observed in the PVT mining area. An analysis of the recent detailed drilling of PVT 214 demonstrates the general improvement in grades with depth as shown in Table 6.2. Of note is the decrease in reactive silica with depth. This is important given that the current reported resources for PVT show an overall high level of reactive silica in this mining area whereas deeper mining coupled with grade control measures can yield acceptable grades.

This trend is less evident in the other mining areas and an analysis of the drilling of the North Manchester Pit 306 failed to confirm increasing grades with depth. Deeper drilling, however, would provide a sounder basis for analysis.

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Table 6-2 Pit PVT 214 – Improvement in Grades with Depth based on Drilling.

Elevation (Top to Base)	Tonnes (t)	AAl_2O_3 (%)	Al_2O_3 (%)	$RSiO_2$ (%)	Fe_2O_3 (%)	P_2O_5 (%)	CaO (%)	ZnO (%)
186.5	26	35.25	45.45	6.39	17.83	0.16	0.20	0.03
185.0	1,699	35.88	45.84	6.08	17.76	0.15	0.33	0.03
183.5	6,958	38.79	46.91	4.54	18.24	0.17	0.21	0.02
182.0	11,965	39.48	47.29	4.14	18.47	0.16	0.19	0.02
180.5	14,709	38.47	46.79	4.78	18.41	0.15	0.36	0.03
179.0	13,911	38.09	46.70	5.19	18.42	0.14	0.32	0.03
177.5	11,615	38.92	47.19	5.01	18.52	0.13	0.14	0.02
176.0	10,127	39.68	47.50	4.78	18.65	0.13	0.09	0.02
174.5	9,068	40.32	47.60	4.20	18.80	0.12	0.06	0.02
173.0	8,049	41.12	47.89	3.44	18.90	0.12	0.06	0.02
171.5	7,177	41.75	48.09	2.95	18.97	0.12	0.05	0.02
170.0	6,477	41.71	47.96	2.88	18.95	0.12	0.04	0.02
168.5	5,810	41.59	47.94	2.89	18.92	0.13	0.04	0.02
167.0	5,177	41.81	47.98	2.87	18.95	0.13	0.05	0.02
165.5	4,479	41.78	47.87	2.97	18.93	0.14	0.05	0.02
164.0	3,707	41.46	47.80	3.10	18.85	0.14	0.05	0.02
162.5	2,889	41.12	47.77	3.21	18.79	0.15	0.05	0.02
161.0	2,178	40.85	47.68	3.29	18.81	0.15	0.05	0.02
159.5	1,161	40.59	47.39	3.49	18.71	0.16	0.05	0.03
158.0	335	40.44	47.06	3.69	18.45	0.17	0.06	0.03
156.5	32	42.50	47.89	2.65	18.60	0.15	0.07	0.02
Total	127,547	39.90	47.38	4.11	18.64	0.14	0.15	0.02

6.3 Geometallurgy

Geometallurgy refers to those aspects of bauxite geology that require consideration in processing the bauxite at the Jamalco refinery.

The Jamalco refinery is currently using the Low Temperature Bayer Process that digests the bauxite at 140°C. The alumina recovered is derived essentially from gibbsite, or aluminum tri-hydrate. Gibbsite, containing 63.5%Al_2O_3, is readily soluble at low temperature with sufficient grinding.

Boehmite, containing 85.7% Al_2O_3 is an ever-present mineral in Jamaican bauxites but cannot be recovered in a low temperature plant. Fine grained boehmite, although insoluble at low temperature, can cause problems by acting as seeds for precipitation of alumina as boehmite thus diminishing the extractable alumina. This phenomenon, referred to as reversion, can generate significant alumina losses depending on the grain size and quantity of boehmite present.

The High Temperature Bayer Process captures alumina occurring both as boehmite and as alumino-goethite. The high boehmite area of SML 130, south of the Sixteen Mile Fault, was allocated to the Alumina Partners Jamaica (Alpart) whose refinery at Nain can process this bauxite.

Clay minerals, typically kaolinite, are silicates that are reactive in the Bayer process and are removed by pre-desilication, an important step to maintain the alumina quality. Kaolinite contains 38% Al_2O_3.

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ALUMINPRO INC. SK1300 Report Draft Page 38 The reactive silica of the bauxite is converted into a non-soluble sodalite complex that removes this alumina with the red mud residue. A certain minimum level of reactive silica, in the order of 1%, is required to cleanse other undesirable constituents from the liquor that are precipitated with the sodalite. The non-reactive silica largely comprises free quartz. The organics, expressed as Total Organic Carbon (TOC), are concentrated in the upper levels of the bauxite profile but rapidly diminish with depth. Organics create oxalate in the digestion process that accumulates in the liquor and if not removed, will precipitate on seed in the precipitation area, inhibiting crystal growth. The bauxites from the different mining areas of SML 130 have been processed for many years and their quality is reasonably well known. No significant metallurgical problems are experienced in processing a well-blended bauxite feed. The chemistry of the SML 130 bauxite resource is sufficiently well known to allow for the scheduled mining from multiple pits for such blending. In the case of SML 169 however, where weathering is more prominent, higher phosphorous levels occur as both crandallite and flourapatite. In these same areas, goethite, particularly alumino-goethite, is also more developed by alteration of the hematite. This makes processing of such bauxites more difficult to process with the potential for poor alumina recovery and mud settling abilities. A bulk sample of some 700,000 tons was taken in 2007 from Pit 068 in North Manchester and the material subjected to trial processing in 2008 and subsequent tests and studies. Bulk sampling and refinery testing by Alcoa in 2008 concluded that the trial was successful in proving that a blend of 50% North Manchester bauxite could be processed. Further testing in 2015 and ongoing studies by Jamalco have again successfully demonstrated that blends up to 50 % North Manchester bauxite can be processed by the refinery given pending process modifications. The representivity of the bulk sample, test work and proposed modifications are discussed further in Sections 10 and 14 of this report.

ALUMINPRO INC. SK1300 Report Draft Page 39 7 EXPLORATION Auger drilling is the principal method of exploration used by Jamalco. Initially deposits are identified by the slight topographic depressions across the limestone relief suggesting the potential for karst hosted bauxite mineralisation. Aerial survey assists in the selection of potential deposits and a few prospecting auger holes allow for confirming the exploration target. This procedure was the basis for the resource exploration drilling on Jamalco’s Special Mining Leases contracted to the Jamaica Bauxite Institute covering mining areas as shown on Figure 3.1. As stated under Section 3.4 Encumbrances, many deposits have multiple owners which requires a lengthy process of negotiation to consolidate a significant land position over a deposit. Jamalco has a policy of minimising the outlay of capital for acquisition but once a consolidated land position is attained, then production in-fill drilling and mining is initiated. This policy does not favour the development of a significant tonnage of reserves. In the decades past when the JBI carried out resource drilling much of the area was owned by the government or by Jamalco and the local communities were less sensitive to bauxite development. As a result, the JBI was able to carry out blanket drilling over most deposits. 7.1 Drilling Methods The JBI used tractor-mounted drill with an auger diameter of 10cm. Holes were laid out across each potential pit area typically on a hole spacing of 100ft (30.5m). Sampling was carried out at intervals of 5ft (1.5m) down to the bedrock. Auger drilling was limited to approximately 80ft (24m). Resource drilling at PVT was carried out on a 150ft (45.7m) grid as were some pits at North Manchester. All holes were vertical with drilling and sampling aimed to terminate at the limestone contact. Beyond a 24m depth the holes were left suspended in bauxite with the limits to mineralisation not closed off. The current production drilling carried out by Jamalco allows for the JBI resource to be upgraded for inclusion in the short-term mine plan; it is essentially an in-fill grade control drilling. In the case of the 30.5m grid this involves infilling the JBI grid with a hole at each centre effectively bringing the drill spacing to 21.6m. In the case of PVT with the 150ft spacing the entire grid needs infilling to achieve a 22.9m spacing This production drilling may be carried out by either tractor-mounted auger or a portable Trado auger drill with a 15m depth limit. The prevailing the Trado drill allows for drilling where access or the terrain is difficult. Past JBI Drilling Mocho area exploration started in 1960 and production drilling in 1971. Actual mining was terminated at Mocho in 2004, but Jamalco intends to complete a haul road to restart exploration and development in 2025. Initial exploration drilling and sampling in the Harmon’s Valley area was carried out by the JBI in 1972.

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With the closure of the Mocho area, a very extensive drilling campaign was conducted in South Manchester, including Harmon's Valley, during the period April 1990 to April 1992. A total of 747 deposits were drilled, and after screening for resource potential and removal of deposits mined, data is now available for 117 deposits in the resource inventory.

North Manchester drilling began 2003 and continued until 2008. A total of 172 pits were drilled for which results are available.

The Porus Victoria Town drilling has been carried out since 1968 with results now available for the remaining 35 pits.

Drilling of SEPL 580, the St Catherine's area, was also carried by the JBI but for different, former owners. The more recent drilling by Jamalco covered 21 deposits.

No drill hole data is available for the Mocho area, the data having been lost in a fire, and no recent drilling has been done.

Table 7.1 shows a summary of the deposits, drill holes and assays currently listed in the resource database, essentially drilled by the JBI. The data is stored on a pit basis i.e., there is no single file with all Jamalco drill and assay data combined. For each pit, in addition to assay and survey files, a summary exists with the grades of essential constituents as analysed at the CAW laboratory and tonnages based on modeling by Jamalco.

Table 7-1 Summary of Resource Drilling and Assaying (as of September 2024)

Mined Pits Removed. Production Drilling Excluded				
SML 130	**Deposits**	**Holes**	**Meters sampled**	**Analyses**
South Manchester	106	2,707	11,003	7,202
Harmons Valley	11	456	2,371	1,556
Porus Victoria Town	35	1,379	10,870	7,132
SML 169				
North Manchester	172	9,727	57,095	37,464

Given the large number of holes drilled, it is not feasible to provide plans showing the hole lay outs.

Figure 7.1 is the plan of a typical pit, PVT 235 with the original JBI drilling on a 150ft (45.7m) grid. Holes show the hole number and depth of bauxite. The shaded area to the southwest is the corridor sterilised by a toll road.

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ALUMINPRO INC. SK1300 Report Draft Page 41 Figure 7-1 PVT Pit 235 JBI Exploration Holes for Resource Drilling 7.2 Sampling Figures 7.2 and 7.3 show the tractor-mounted auger and the Trado sampler used by Jamalco for the collection of samples. The recovered material is thoroughly mixed and heaped into a cone-shaped pile. The cone is then separated into four equal quarters and the diagonally opposite quarters are removed. The remaining material is then re-piled, and the process is repeated until the desired 2kg quantity of homogenised bauxite is achieved. Duplicate samples are collected at every 80th to monitor repeatability.

ALUMINPRO INC. SK1300 Report Draft Page 42 Figure 7-2 Auger Drill Rig mounted on a Holland Tractor

ALUMINPRO INC. SK1300 Report Draft Page 43 Figure 7-3 Trado Mobile Auger Rig 7.3 Surveying The datum used in Jamaica and by Jamalco is JAD 2001 to which all surveys conducted in the mining department are referenced with the following parameters: Lambert Conformal Conic Projection Datum and Spheroid Name: WGS84 False Easting: 750000m False Northing 650000m Longitude of Central Meridian: 77 W Latitude of origin of projection: 18 N The topographic base maps prepared by the National Land Agency are used at a scale of 1:12,500 and are referenced to JAD 2001. The Agency also provides cadastral maps with property parcel spatial details as entered in Jamalco’s Resource and Reserve Master File. Jamalco utilizes a control network for both vertical and horizontal referencing managed by the National Land Agency. Jamalco uses those control stations that are within proximity of the mining operations. The JBI holes are no longer visible in the field. Only coordinates are available that are used to spot the position of these former holes by current survey methods.

ALUMINPRO INC. SK1300 Report Draft Page 44 Jamalco employs Real-Time Kinematic (RTK) surveying using Global Navigation Satellite Systems (GNSS) that is now a common practice for engineering survey purposes. RTK surveying is a relative positioning technique which measures the position of two GNSS antennas relative to each other in real-time. The surveying instrument being used is the Trimble R10 GNSS receiver. A receiver is set up over a known base station, while the other receiver, the Rover, is used to survey collar elevations, past and current as well as boundary information. Radio link is used to transfer information from the base station to the rover, to ensure a similar level of accuracy relative to the baseline measurement is at all observed points. The RTK method is time consuming and is sometimes difficult to execute due to variations in the terrain and thick vegetation. In this case, a lower precision GPS such as the Trimble GeoXH handheld unit is used for spotting holes and the coordinates are subsequently validated by RTK surveying of the drill hole collars by reference to the base station survey instrument ensuring high accuracy. During the JBI exploration work the rockline, or surface boundary between the limestone and bauxite was also surveyed. Currently, the outlined area is drilled and the surveyed collar co-ordinates, together the recorded depths to bedrock fix the depth of the rock line; all holes failing to penetrate 3ft (1m) are identified as Zero Holes if the assay data confirms non-bauxite values and the rockline is adjusted. 7.4 In-situ Density There is a paucity of well documented in-situ density data in support of the densities used in resource estimation. To help correct this situation, the well-established pitting method was initiated on a regular basis in 2021. The method involves manually excavating a rectangular area of fixed dimensions (30 cm x 30cm) to a depth of 30cm, and very carefully collecting, bagging, and labeling the material. The volume of the void (or excavated space) is determined by lining the pit with an impermeable plastic sheet and filling the pit to the rim with a measured quantity of water using a graduated flask (Figure 7.4). The pits are backfilled and the geographic location determined by means of a portable GPS. All the material collected is sealed and transported to the CAW laboratory to be immediately weighed with the contained moisture. Then the material is dried until no further weight loss is recorded to obtain the bone-dry weight. The weight in kilograms of the mass collected (M), and the volume (in liters) of the space or void (V) is then used to determine the in-situ bulk density (D) by means of the formula D=M/V, expressed as kilograms per liter (kg/l). A report on the procedures for this test work is provided in an Aluminpro report ‘’Jamalco In-Situ Density Testing – Interim Report, October 2021’’ by Anthony R. D. Porter, Geologist, who supervised the setting up and monitoring of the initial test program.

ALUMINPRO INC. SK1300 Report Draft Page 45 In-situ density tests are now carried out on a regular basis using the same pitting technique and 72 tests have been conducted since 2021. The results of this work are discussed under Section 9.7 Data Validation. Figure 7-4 In-situ Density Testing 7.5 Twin Drilling Differing programs of twin drilling have been carried out to verify the reproducibility and repeatability of drilling. An initial program was conducted in 2021 to confirm that the JBI sample results can be reproduced by the Jamalco sampling with holes placed within two metres of one another, and the samples be collected over the same intervals. Twin drilling was also conducted to confirm the repeatability of the Jamalco versus Jamalco drilling with holes spaced less than 2 m apart. This involved comparing the tractor mounted augering results and then Trado versus tractor-mounted auger results. The work was done in differing mining areas. The results of this twin drilling to date are presented in Section 9.3 Data Validation

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7.6 Sampling Quality Assurance and Control

In March 2021, the sampling methods and frequency were reviewed and modified as a basis on-going quality assurance program. The following Table 7.2 illustrates activities, sample collection points and frequency of sampling for QA/QC validation:

Table 7-2 QA – QC Sampling and Frequency

QA-QC Sampling and Frequency		
Field Steps		**Frequency**
Auger Field Duplicate Sampling		**1 in 80**
Twin Drilling (Auger JBI versus Jamalco)		**n = 14**
Twin Drilling (Auger Jamalco versus Jamalco)		**n = 20**
Laboratory Steps		
Pulp Duplicate Sampling		**1 in 80**
Granulometry		**Daily**
Internal Laboratory Analysis		
$AvAl_2O_3$	Digestion XRF and ICP	**2 per Batch**
$ReSiO_2$	Digestion XRF and ICP	**2 per Batch**
Major Oxides	XRF	**2 per Batch**
Boehmite	XRD	**2 per Batch**
Goethite/Hematite	XRD	**2 per Batch**

All routine analytical work, including samples from the JBI and Jamalco exploration programs, has been conducted at the CAW refinery laboratory. All the samples from the above QA/QC program have also been analysed at this laboratory. Since all sample preparation is conducted at the CAW laboratory, blind standard reference samples have not been inserted into the sample stream to monitor the laboratory performance. Rather, the laboratory internal control samples provide the assurance of accuracy and precision. Bauxite is a bulk commodity, so the frequency of control samples and inclusion of blanks is less demanding as compared to precious metal deposits. The results are discussed under Section 9, Data Validation.

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ALUMINPRO INC. SK1300 Report Draft Page 47 7.7 Hydrological and Geotechnical Drilling No systematic hydrological or geotechnical data is required for the mining operations. The bauxite is self draining and the pits being relatively shallow, slope stability is not an issue. Cavities are not present as seen in some bauxite districts such as in the Boké region of Guinea. 7.8 Sample Integrity and Security Sample integrity and security is handled entirely by Jamalco employees. The lead driller is responsible for ensuring sample integrity at each step from cleaning the sample site and rods between each interval sampled. Following field splitting, the sub- sample is placed in a sealed plastic bag, labelled with the Mining Block Area, Pit and Hole number, the sample interval, and the date of collection e.g. SM12, Pit 492, Hole 106, Interval 12 to 13.5m collected 2020.03.02. This data is recorded on the driller’s logs. Sampling is not conducted if it rains or has heavily rained overnight. The samples for each shift are stored in the drillers vehicle that is locked and parked overnight at the mining depot where close security is maintained. In the morning, the company courier transfers the previous days samples to the Jamalco laboratory together with a copy of the driller’s logs. When drill hole samples are received and dried, approximately 400 g is pulverised and the remaining unpulverized portion discarded. Approximately 10 g of the sample is used for sample analysis, and the remainder of the sample is held in transition for three months before being moved to the Laboratory General Storeroom. Samples are held for two years and then disposed of. 7.9 Opinion of the Qualified Person The auger drilling technique is the standard means of sampling bauxite deposits by Jamalco and other operators on the island. A factor to be considered with augering is the tendency for dilution from the upper intervals as the hole is deepened. Such smearing may diminish sample representivity with depth. The fact that a single contractor, the JBI, has conducted essentially all the resource drilling is reassuring in so far that twin drilling allows for confirming the reproducibility of this earlier work. This is important given the lack of QA/QC records from the past. Jamalco has not been drilling to sufficient depth to fully realise the potential of the pit resources. The existing auger drills are limited to a depth capacity of 24m and 12m in the case of the Trado portable drill. Holes suspended in bauxite mean that modeling, and hence the pit resource, is truncated at depth. Subsequently, mining will extend to the full bauxite depth to recover the untested bauxite. Drilling to the full bauxite depth would allow for complete deposit modeling, improved mine planning and production reconciliation with modelled estimates. Failure to drill the full bauxite sequence contained within deeper pits means that substantial resources are neither tested nor documented for inclusion in the resource estimates. The impact of

ALUMINPRO INC. SK1300 Report Draft Page 48 underestimation of the resource is compounded by the fact that in some areas, higher quality bauxite occurs at deeper levels. Thus, there is significant potential to increase the tonnages and grades that cannot be quantified at present as discussed in Section 11.10. Jamalco has purchased a new drill, equipped with a split spoon sampler to assess any bias in sample representivity with depth due to smearing and to extend the depth of drilling beyond the limitations of the auger drilling. This drill machine has yet to be commissioned. The QA/QC procedures are considered adequate given the number of bauxite samples handled daily. The insertion of blind standard reference samples to monitor the laboratory is problematic since both sample preparation and analytical work is done at the CAW laboratory. A sample preparation laboratory in the mining area to carry out drying and pulverisation would facilitate insertion of reference samples. On the other hand, strict internal controls on the quality of assaying are maintained at the laboratory as described in Section 8.4.

ALUMINPRO INC. SK1300 Report Draft Page 49 8 SAMPLE PREPARATION AND ANALYSES 8.1 Laboratory Certification All bauxite samples are prepared and analyzed at the Clarendon Alumina Works (CAW) laboratory at the Jamalco refinery. The laboratory carries ISO 9001 Certification (Quality), ISO 14001 Certification (Environment) and BS OHSAS 18001 (Health and Safety). In May 2024, a British Standards Institute assessment report confirmed that certification remains valid with the management systems continuing to achieve intended objectives. The most recent laboratory round robin to assess performance compared to other laboratories was organized by CETEM, Brazil in September 2023 as discussed below under Third Party Analyses. 8.2 Sample Preparation Drill samples are delivered to the laboratory by personnel from the mining group. Once received, the samples are divided into batches of 30 samples, placed in an oven and dried at 110 °C for 16 hours within 48 hours of receipt. They are then riffled several times until homogenized and pulverized within 48 hours of drying. Pulverization is conducted using Bico pulverizers to attain a pulp granulometry of 95% passing through a 180-micron screen (80 mesh). Samples of 400g are split off and subsequently 10g taken for ICP and XRF analysis. Daily checks are made to verify the granulometry. 8.3 Range of Analyses Pit production samples and exploration samples are subjected to the following analyses: • Available Alumina and Reactive Silica analysis by Oven Bomb Digestion or Intronics Oven Digestion followed by analysis of the digest solution via Inductively Couple Plasma (ICP) or Metrohm automatic titration. • Elemental Oxide (Al2O3, SiO2, Fe2O3, CaO, TiO2, MnO, P2O5, ZnO, and MgO) analysis by X-ray fluorescence (XRF). • Boehmite and Iron Mineralogy Ratios by XRD • Goethite, Alumino-goethite, and Hematite • Loss on Ignition by Difference (100% – Total Oxides%)

ALUMINPRO INC. SK1300 Report Draft Page 50 Available Alumina Analyses Available Alumina (AvAl2O3) is defined at Jamalco as the portion of alumina in bauxite that is extractible for commercial purposes. Available alumina is determined by dissolving bauxite in a caustic solution at a temperature of 150oC in a closed vessel for approximately 30 minutes; the resulting digest solution is then analyzed by Metrohm auto-titration or Inductively Coupled Plasma (ICP). Reactive Silica Reactive Silica (ReSiO2) in bauxite is a key parameter and defined as that portion of silica in bauxite that will dissolve and subsequently react with caustic and other alumina- bearing silicates that are lost to the mud residue as a de-silication precipitate (DSP), or sodium alumina silicate. ReSiO2 is also determined by digesting the bauxite in a caustic solution as per available alumina described above. The resulting digest solution is then analyzed by Inductively Coupled Plasma (ICP). Jamalco also uses an alternative rapid method of determining ReSiO2 by factoring XRF as follows: Total SiO2*0.7505 - 0.033. An analysis comparing the two methods of determining by t test shows that the distribution and means display no significant difference. Various types of bauxite samples have been analyzed by both ICP and XRF over recent years and the results demonstrate that analysis by either method is not significantly different. Multi-Element Analyses The laboratory utilizes two (2) standard methods for multi-element analyses for (Al2O3, SiO2, Fe2O3, CaO, TiO2, MnO, P2O5, ZnO, MgO): X-Ray Fluorescence (XRF) The XRF multi-element analysis of bauxite is conducted using samples as pressed bauxite pellets or fused glass pellets. The bauxite sample is first dried at 110oC for 16 hours, then pulverized to <30 microns. The resulting powder is then compressed at high pressure in an aluminum mold (cap). Alternatively, glass pellets are produced by fusion of bauxite powder with an ultra-pure lithium borate flux at high temperature (~ 1000oC). The resulting samples are labelled and introduced to the X-Ray analyzer. The X-Ray Fluorescence (XRF) analytical method is based on the principle that individual atoms emit X-ray photons of a characteristic energy or wavelength that correspond to specific elements within the sample and allows them to be identified. Based on the total counts of the characteristic energy or wavelength, the quantification of the element can also be determined. The sample concentrations are determined by comparing the fluorescent intensities of the various elements to certified reference standards used to calibrate the X-Ray Analyzer.

ALUMINPRO INC. SK1300 Report Draft Page 51 Inductively Coupled Plasma (ICP) The ICP multi-element analysis uses optical mass spectrometry. The caustic-digest liquor obtained from the oven digest as outlined above is subjected to an extremely hot plasma that excites the component elements. On stabilization, the emission rays are measured according to the photon wavelengths of each element and calibrated using ultra-pure multi-element standard reference materials (SRMs). The two methods are used because the ICP method provides the actual ReSiO2 content, whereas the XRF method gives a calculated ReSiO2 value as a derivative of the total Al2O3 and total SiO2. However, the fused glass bead generally yields higher accuracy as particle size effects are eliminated during the fusion process. The ICP method is utilized to validate XRF results for the exploration samples. XRD Boehmite and Iron Mineralogy X-ray diffraction analysis (XRD) is a technique used to determine the crystallographic structure of a mineral or a range of minerals by irradiating the sample with incident X-rays and then measuring the intensities and scattering angles of the X-rays diffracted. The diffraction pattern allows for semi- quantitative estimates of the various mineral phases or components. At Jamalco, boehmite (Mono), the Goethite to Hematite ratio and alumino-goethite are determined by XRD (X’pert Pro MPD PW3050/60 Diffractometer). A control sample is analyzed at the beginning and end of a batch. Calibration for boehmite is provided by four standards ranging from 0.7% to 9.8% boehmite and allows for quantitative values. LOI Loss on Ignition is not determined but rather calculated by difference (100% - the % sum of the Total Oxides). 8.4 Laboratory Quality Assurance and Control Measurement Assurance Control Table 8.1 shows the CAW laboratory measurement assurance control plan for the principal analytical methods conducted with the frequency of control, standards assigned values and tolerances:

ALUMINPRO INC. SK1300 Report Draft Page 52 Table 8-1 Laboratory Measurement Assurance Control for Analysis Exploration samples are not subjected to oxalate analysis; this is confined to bauxite production samples. The above table indicates that Jamalco operates a three-tier plan for instrument control. Daily checks are carried out by the instrument operators to ensure that control samples are within tolerance levels and initiate identification of suspicious results. Calibration is also carried out daily by the analyst or chemist responsible for the instrument. Monthly audits are carried out by the chemist. The Measurement Assurance Control Plan also requires an annual audit to track the critical quality parameters that are to be monitored, frequency, tolerance, level, expected value and the single point of accountability. Figure 8.1 shows the control sample (BX-IHR-2017) used for monitoring the analysis of AvAl2O3 and ReSiO2 by ICP during 2024 through to September:

ALUMINPRO INC. SK1300 Report Draft Page 53 Figure 8-1 2024 Control charts for AvAl2O3 and ReSiO2 by ICP Analysis Bauxite Sample Quality Control and Reporting The Laboratory Supervisor or Chemist reviews the report covering the various analyses for bauxite exploration samples. Standards are inserted with each batch and if results are deemed anomalous the batch is re-analyzed. The final vetted results are recorded on Excel spreadsheets and transmitted to the mines department. The exploration samples are not entered into the laboratory information management system (LIMS). Third Party Analyses A round robin was organized by CETEM, Brazil in September 2023. The CAW laboratory was one of 24 participants. A Juruti (Amazonian) Certified Reference Sample was used as reference. Analyses were offered for Available Alumina, Reactive Silica, 16 major oxides, Loss of Mass, and Organic

ALUMINPRO INC. SK1300 Report Draft Page 54 Carbon. Jamalco also sent a suite of 60 samples to the Jamaica Bauxite Institute in Kingston for analysis of major oxides, Al2O3, ReSiO2 and boehmite. The results of these two programs are discussed more fully under Section 9.8. 8.5 Opinion of the Qualified Person The CAW laboratory has been in operation for some fifty years and is dedicated to analysing bauxite constituents specifically. The choice of analyses is appropriate for the requirements of the refinery that is fed by Jamalco bauxites only. The laboratory is ISO certified and audited by the British Standards Institute. QA/QC reports are readily available and demonstrate good repeatability and reproducibility when differing methods of analysis are applied. Recent third-party analyses, bench-marked against other bauxite analytical laboratories, have demonstrated good analytical performance.

ALUMINPRO INC. SK1300 Report Draft Page 55 9 DATA VERIFICATION 9.1 Database Description The database for Jamalco resources is organized on a deposit or pit basis according to the mining area. This makes the overall database difficult to describe and to analyze in its entirety and it becomes necessary to select deposits from different mining areas and to describe and analyze them separately. Resource data is stored on a central server (NAS) and is only accessible to designated Jamalco users. For the purposes of the JORC assessment, current resource data was requested to be placed on a shared drive to which access was granted although without full usage and editing capabilities, as mutually agreed. For each orebody, the following data sets are available for those resources declared in this report, unless otherwise noted: • Driller’s logs with sample intervals and depth to bedrock (non-digitized). For the most part, the original driller’s logs have not been kept. • Survey data for borehole collar co-ordinates for the resource drilling by the JBI and production drilling by Jamalco. • Surveyed rockline (bauxite – limestone contact at surface). • Assay data by hole, sample interval and sample ID with analysis of key constituents. • Summary GEMCOM modeling results based on the JBI exploration drilling. There are no systematic descriptions of the bauxite logged by a site geologist; all samples are sent for chemical analysis. The mining team is subdivided into two basic groups, one devoted to mine production and another to planning and support. There is a need for improved centralization and indexing of all resource data. GEMCOM deposit modeling was the standard practice used by Jamalco until 2014 and the structure and validation of data is well described in a report by Perkins dated November 2014. Since this time Jamalco has largely depended on these pre-2014 pit models as a basis planning and mining. In-fill or production drilling provides data for short-term mine planning. Manual validity checks were done by Jamalco prior to the data being entered into the Gemcom system. Automatic validity checks in GEMCOM were also done when importing the data. The software highlighted errors such as missing data, duplications and outliers allowing the user to make changes and re-import the data after the corrections have been made. Manual checks were made for omissions. Table 9.1 shows the data formatted in support of the GEMCOM modeling.

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Table 9-1 Formatted Integrated Pit JBI Resource Data after Validation

HOLE-ID	POINT-ID	VARIANT	LOCATIONX	LOCATIONY	LOCATIONZ	RSIO2	AAL2O3	P2O5	CAO	FE2O3	TIO2	MNO	LOI	ZNO	SIO2	AL2O3	TC_TA
001	111213145051000813	0	708993.78	640898.55	190.84	4.99	36.73	0.32	0.20	17.69	2.29	0.23	25.78	0.02	6.84	46.58	0.99
001	111213145051000814	0	708993.78	640898.55	188.50	4.87	36.77	0.29	0.11	17.88	2.33	0.14	25.87	0.02	6.69	46.68	0.99
001	111213145051000815	0	708993.78	640898.55	185.50	3.33	37.84	0.31	0.11	18.30	2.48	0.14	26.31	0.02	5.25	47.15	0.99
001	111213145051000816	0	708993.78	640898.55	183.27	3.26	37.40	0.33	0.10	18.30	2.49	0.20	26.20	0.03	5.33	47.00	0.99
003	111213145051000818	0	708948.06	640944.27	191.34	6.87	31.24	0.20	0.24	16.95	2.19	0.75	25.35	0.04	8.86	45.40	0.99
003	111213145051000819	0	708948.06	640944.27	188.50	5.87	33.54	0.17	0.13	17.50	2.31	0.39	25.85	0.03	7.57	46.05	0.99
003	111213145051000820	0	708948.06	640944.27	185.50	4.28	36.18	0.16	0.11	17.79	2.43	0.18	26.41	0.02	6.31	46.56	0.99
003	111213145051000821	0	708948.06	640944.27	183.00	3.91	36.70	0.19	0.13	17.82	2.52	0.27	26.52	0.02	5.91	46.65	0.99
005	111213145051000823	0	708993.78	640989.99	194.14	46.50	0.16	26.50	0.09	17.36	0.02	0.17	36.54	5.00	6.93	2.31	0.99
005	111213145051000824	0	708993.78	640989.99	191.50	46.57	0.16	26.75	0.18	17.40	0.02	0.21	36.89	4.63	6.44	2.30	0.99
005	111213145051000825	0	708993.78	640989.99	188.50	46.77	0.16	26.78	0.13	17.58	0.02	0.14	37.13	4.04	6.02	2.40	0.99
005	111213145051000826	0	708993.78	640989.99	186.57	46.90	0.15	26.80	0.16	17.60	0.02	0.16	37.10	4.00	5.83	2.39	0.99
006	111213145051000827	0	708993.78	640852.83	190.53	6.87	34.80	0.22	0.16	16.80	2.16	0.41	26.00	0.03	8.50	45.80	0.99
006	111213145051000828	0	708993.78	640852.83	188.50	5.78	35.49	0.20	0.11	17.27	2.37	0.18	26.32	0.02	7.26	46.22	1.00
006	111213145051000829	0	708993.78	640852.83	185.50	4.72	37.30	0.18	0.09	17.57	2.39	0.13	26.70	0.02	6.28	46.63	1.00
006	111213145051000830	0	708993.78	640852.83	182.50	3.73	38.44	0.24	0.09	17.71	2.56	0.14	26.96	0.02	5.27	47.00	1.00
006	111213145051000831	0	708993.78	640852.83	179.50	3.80	37.42	0.26	0.07	17.81	2.53	0.16	26.72	0.02	5.70	46.68	1.00
006	111213145051000832	0	708993.78	640852.83	177.66	4.69	36.20	0.29	0.08	17.90	2.43	0.18	26.20	0.03	6.81	46.10	1.00
007	111213145051000833	0	708902.34	640898.55	191.07	4.85	36.54	0.18	0.14	17.50	2.36	0.20	26.37	0.02	6.88	46.37	0.99
007	111213145051000834	0	708902.34	640898.55	188.50	3.92	37.08	0.16	0.12	17.71	2.47	0.14	26.80	0.02	5.72	46.87	0.99
007	111213145051000835	0	708902.34	640898.55	185.50	3.37	37.45	0.18	0.09	17.80	2.56	0.17	26.96	0.02	5.13	47.04	0.99
007	111213145051000836	0	708902.34	640898.55	182.74	3.53	37.09	0.21	0.09	17.92	2.44	0.23	26.80	0.02	5.40	46.86	0.99
009	111213145051000838	0	708902.34	640807.11	190.23	7.72	34.30	0.26	0.13	16.90	2.17	0.48	24.70	0.03	9.32	46.00	1.00
009	111213145051000839	0	708902.34	640807.11	188.50	7.11	35.25	0.25	0.12	17.11	2.24	0.25	24.99	0.02	8.83	46.18	0.99
009	111213145051000840	0	708902.34	640807.11	185.50	5.88	35.99	0.25	0.22	17.51	2.32	0.13	25.45	0.02	7.50	46.64	0.99
009	111213145051000841	0	708902.34	640807.11	182.50	5.28	36.73	0.26	0.10	17.62	2.34	0.13	25.54	0.02	7.19	46.80	0.99
009	111213145051000842	0	708902.34	640807.11	179.50	4.24	37.33	0.26	0.10	18.08	2.39	0.14	25.90	0.02	6.02	47.16	0.99
009	111213145051000843	0	708902.34	640807.11	177.37	3.21	37.90	0.29	0.08	18.30	2.37	0.14	26.10	0.02	5.12	47.50	0.99
010	111213145051000844	0	709039.5	640944.27	190.54	6.03	36.10	0.20	0.19	17.20	2.21	0.17	25.50	0.02	7.93	46.60	0.99
010	111213145051000845	0	709039.5	640944.27	189.02	6.34	35.79	0.19	0.17	17.12	2.19	0.15	25.34	0.02	8.27	46.52	0.99
011	111213145051000846	0	708948.06	640807.11	190.22	11.24	27.80	0.29	0.22	16.20	1.99	0.74	24.20	0.04	12.06	44.30	0.99
011	111213145051000847	0	708948.06	640807.11	188.50	8.23	31.52	0.28	0.17	16.71	2.15	0.49	25.07	0.03	9.81	45.28	0.99
011	111213145051000848	0	708948.06	640807.11	185.50	5.80	34.07	0.28	0.13	17.49	2.43	0.16	25.77	0.02	7.68	46.06	0.99
011	111213145051000849	0	708948.06	640807.11	182.50	6.49	32.71	0.27	0.12	17.22	2.30	0.24	25.65	0.02	8.35	45.83	0.99
011	111213145051000850	0	708948.06	640807.11	179.50	5.26	35.22	0.28	0.11	17.45	2.36	0.29	26.03	0.03	7.10	46.33	0.99
011	111213145051000851	0	708948.06	640807.11	176.50	5.03	35.63	0.30	0.16	17.63	2.39	0.47	26.00	0.04	6.72	46.38	0.99
011	111213145051000852	0	708948.06	640807.11	174.33	2.97	40.60	0.16	0.12	18.50	2.50	0.45	26.70	0.02	4.71	47.60	0.99
012	111213145051000853	0	709012.79	640898.55	190.27	5.23	35.90	0.20	0.16	17.60	2.16	0.18	26.60	0.02	7.22	45.80	0.99

9.2 Database Validation

In preparing areas for mine development, Jamalco integrates the former JBI drilling with the new production drilling. In compiling the resource data Jamalco reverts to the original data from both sources, merging the two sets.

The JBI collars for the resource drilling cannot be found in the field since they were unmarked and now infilled and overgrown. Drilling was, however, carried out on well-defined regular grids of 30.5m or 45.7m.

As a part of the 2024 database validation, a series of data from ten random pits was provided with the survey (header) and assay files, including the original JBI drilling and recent production drilling.

By selecting random pits from various mining areas and preparing then the data for pit re-modeling numerous inconsistencies and errors had to be corrected prior to modeling and grade/tonnage estimation. The discrepancies were observed in both the JBI and production data.

Such discrepancies had been addressed in generating the GEMCOM datafiles as shown in Table 9.1, However, through Aluminpro reverting to the original data the extent of the corrections and required mitigating steps were identified.

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ALUMINPRO INC. SK1300 Report Draft Page 57 A significant omission in the data is the failure to record the depths at which holes terminated in bauxite. As such, modeling cannot properly account for volumes and grades resulting in an underestimation of the resource for pits where mineralization is not closed off. There is a need to improve the quality control of incoming data at the source in the field and by validating the information before entering it into the individual pit files. The pit estimation exercises demonstrated that the situation can be managed by careful re-formatting and error correction or mitigation but calls for a more rigorous validation of survey and assay data to achieve the Measured Resource category. Notwithstanding, the twin drilling and field duplicate sampling carried out since 2021, described below, indicates that under careful monitoring, good repeatability can be achieved. If the same procedures and standards are applied in future production drilling the categorization of the resources can be improved. 9.3 Twin Drilling Twin drilling was carried out in 2021 on both SML 130 (Harmon’s Valley, S. Manchester and Porus Victoria Town) and SML 169 (N. Manchester). The objective was to verify the reproducibility of Jamalco’s current sampling, used largely for production planning, versus the early JBI auger drill sampling used for resource definition. In addition, twin drilling was conducted to demonstrate the repeatability of Jamalco versus Jamalco drill sampling results. All drill holes were surveyed and plotted on the orebody drill plans to document the location of the hole collars from which the sample pairs were collected. All the analyses, past and present, have been carried out at the Jamalco laboratory. Jamalco versus JBI Drill Sampling The purpose of this twin drilling is to assess the reproducibility of the JBI auger drill sampling as compared to current Jamalco drilling using the Trado and auger drills used for production or reserve sampling. The JBI drilling was largely done in the early 1990s on SML 130 (PVT in the late 1990s) and from 2003 to 2008 on SML 169. In comparing the results of Jamalco versus JBI sample pairs, hole intercepts have been selected with the same depth from the collar elevation to provide equivalent depth intervals. Table 9.2 shows the comparative results for nine SML 130 holes. The Jamalco results for available alumina are lower as compared to the JBI results (40.32% versus 40.88%). Conversely, reactive silica is higher for the Jamalco results (3.79% versus 3.49%). Overall, for the critical constituents, there is a reasonable comparison between the sample pairs with the observation that Jamalco results may be providing slightly lower grade bauxite.

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Table 9-2 Summary of Twin Drilling SML 130 Jamalco versus JBI

PIT	HOLE PAIR BY		Al2O3%		Av. Al2O3%		SiO2%		R/SIO2%		Fe2O3%		P2O5%		TiO2%	
	A. JAMALCO	B JBI	A	B	A	B	A	B	A	B	A	B	A	B	A	B
PVT150	906	19	48.68	49.15	41.62	42.55	1.95	2.09	1.43	1.54	18.00	18.53	0.35	0.26	2.41	2.66
PVT 202	140	14	45.47	47.25	36.58	40.60	7.44	6.31	5.55	4.51	19.24	17.15	0.16	0.14	2.07	1.99
PVT 202	952	15	42.52	45.10	27.92	29.75	13.27	11.35	9.92	9.09	17.07	16.60	0.20	0.15	1.86	1.72
PVT 132	804	121	43.82	45.20	N/A	N/A	10.11	10.80	7.55	7.82	16.55	16.95	0.33	0.29	2.15	2.12
OB 493	1048	11	48.73	48.10	44.90	44.60	2.16	0.94	1.59	0.66	18.93	20.44	0.13	0.17	2.58	2.55
OB 692	500	50	48.00	48.34	44.00	43.56	1.53	1.35	1.11	0.94	19.60	18.21	0.14	0.12	2.65	2.75
OB 521	1400	14	47.00	47.40	42.90	42.00	4.26	3.85	3.17	3.35	18.90	20.77	0.12	0.13	2.50	2.80
OB 519	1200	12	46.00	47.52	43.00	44.07	2.54	1.36	1.87	0.98	20.50	21.15	0.14	0.16	2.72	2.67
OB 170	430	43	48.70	48.24	41.60	39.93	2.60	3.39	1.92	2.50	19.40	18.67	0.30	0.22	2.43	2.52
Average Comparisons			**46.55**	**47.37**	**40.32**	**40.88**	**5.10**	**4.60**	**3.79**	**3.49**	**18.69**	**18.72**	**0.21**	**0.18**	**2.37**	**2.42**

PVT 202 Hole Pair 600 vs 60 removed as results doubtful.

A similar twin drilling exercise was completed on the SML 169 - North Manchester. The results for five holes again demonstrate that the Jamalco sampling may be slightly underestimating $AvAl_2O_3$ versus JBI sampling and overestimating reactive silica by comparison as shown in Table 9.3 The boehmite (Mono) comparisons are differ considerably, likely due to a different analytical technique.

Table 9-3 Summary of Twin Drilling SML 169 Jamalco (2021) vs JBI (2003)

PIT	*HOLE*	*INTERVAL*		*Av AL2O3%*		*R SiO2%*		*P2O5%*		*Mono*	
				JAMALCO	JBI	JAMALCO	JBI	JAMALCO	JBI	JAMALCO	JBI
OB31	32	0.3	6.1	36.36	36.84	2.40	2.32	2.32	2.20	1.73	0.80
OB61	61	0.3	3.1	33.08	33.31	4.17	3.78	2.55	2.99	1.69	1.30
OB90	162	0.3	9.1	37.92	37.62	2.39	1.99	2.17	1.77	2.44	0.67
OB69	69	0.3	6.1	37.09	38.08	1.45	1.58	1.98	1.95	2.08	1.45
OB13	13	0.3	6.1	37.56	37.29	1.73	1.34	2.49	2.03	1.50	1.25
			Average	**36.40**	**36.63**	**2.43**	**2.20**	**2.30**	**2.19**	**1.89**	**1.09**

In summary, the twin drilling suggests slight differences when comparing Jamalco with JBI sampling results with the former underestimating $AvAl_2O_3$ by up to perhaps 0.5% and overestimating reactive silica by some 0.25%. The differences are minor with minimal impact on resource estimation although a factor to consider in production reconciliations.

Jamalco versus Jamalco Twin Drilling

Subsequently, twin drilling was completed by drilling Jamalco holes in proximity to existing Jamalco holes on SML 130 and SML 169.

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Table 9.4 shows the comparative results following the drilling and sampling of five Jamalco holes on SML 130:

Table 9-4 Summary of Twin Drilling SML 130 Jamalco vs Jamalco

PIT	Hole Pairs	Al2O3%		Av. Al2O3%		SiO2%		R/SiO2%		Fe2O3%		P2O5%		Mono%	
PVT 150	C2 - C811	44.4	43.3	29.0	26.6	12.9	15.0	9.7	11.2	17.7	16.7	0.3	0.4	1.7	1.9
PVT 150	3115-3109	52.6	51.9	45.2	43.3	1.0	2.2	0.7	1.6	15.6	16.4	0.1	0.1	2.1	2.0
PVT 212	55-56	44.7	45.3	32.4	33.5	8.7	8.7	6.5	6.5	17.9	18.2	0.2	0.2	2.3	2.0
PVT 202	603-612	46.6	46.9	38.4	39.7	5.5	5.3	4.1	3.9	17.9	18.4	0.2	0.2	2.5	2.3
OB 658	40-41	47.7	48.3	44.0	45.8	2.1	1.5	1.5	1.1	18.8	19.1	0.2	0.1	0.9	0.7
	Average	47.2	47.1	37.8	37.8	6.00	6.50	4.50	4.90	17.6	17.8	0.20	0.20	1.90	1.80

** Pit 219 Holes 46 versus 60 removed as the results very spurious.*

The overall average results show a good repeatability although the silica does not match quite so well, likely due to a high clay content in a single sample pair (C2 – C811).

Twin drilling was also carried out in on SML 169, North Manchester, again by comparing 2003 Jamalco auger holes with the recent 2021 Trado hole sampling.

Comparing Jamalco versus Jamalco sampling, a total of fifteen pairs were drilled and as shown in Table 9.5, good repeatability was again achieved.

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Table 9-5 Summary of Twin Drilling SML 169 Jamalco vs Jamalco

Pits	Hole Pairs	Al2O3%		Av. Al2O3%		SiO2%		R/SIO2%		Fe2O3%		P2O5%		TiO2%		MONO%	
31	502 -503	46.2	46.2	37.2	36.3	3.3	3.5	2.4	2.6	18.7	18.6	1.9	2.0	2.5	2.5	1.2	1.2
31	500- 501	46.8	46.7	39.8	39.2	1.7	2.0	1.2	1.5	18.6	18.5	1.6	1.6	2.6	2.6	0.8	0.8
31	504 - 505	46.2	46.2	38.7	38.3	3.0	2.9	2.2	2.1	16.2	17.3	2.7	3.0	2.3	2.5	0.9	0.9
31	506 - 507	46.1	46.3	38.6	38.7	2.5	2.5	1.9	1.9	17.6	17.7	3.4	3.2	2.5	2.5	1.0	0.9
68	2004 - 1012	45.1	45.2	37.7	38.4	1.6	0.5	1.1	0.3	17.9	17.9	3.8	4.2	2.3	2.3	1.9	1.9
68	2003 - 648	45.6	45.5	38.1	36.8	1.6	1.7	1.1	1.3	19.8	20.1	2.2	2.2	2.4	2.4	2.1	2.0
68	627 - 2005	46.1	45.5	37.4	37.3	2.9	3.1	2.1	2.3	18.7	18.5	1.6	1.6	2.5	2.5	1.2	1.1
90	605 - 308	48.3	48.6	40.5	40.1	1.5	1.8	1.1	1.3	16.9	16.4	1.3	1.5	2.8	2.8	2.9	2.9
90	2002 - 2003	48.1	48.5	38.7	38.6	0.9	0.8	0.6	0.5	17.6	17.6	2.5	2.6	2.5	2.5	2.9	3.1
90	264 - 613	44.9	45.0	30.5	31.4	8.2	7.4	6.1	5.5	18.0	17.9	1.3	1.4	2.5	2.5	2.6	2.4
90	600 - 350	47.9	48.3	38.7	38.6	0.7	0.5	0.5	0.4	17.7	18.0	2.4	2.4	2.7	2.8	3.0	2.9
90	2001 - 2000	50.1	50.0	40.0	40.3	1.5	1.2	1.1	0.9	16.4	16.1	1.5	1.4	2.6	2.5	3.8	4.0
90	400 - 601	47.1	47.0	40.0	37.4	1.3	1.4	1.0	1.1	19.6	19.4	2.4	2.4	2.5	2.5	2.9	3.0
90	604 - 299	46.7	46.8	37.8	38.3	1.3	1.4	1.0	1.0	18.2	18.5	3.0	3.0	2.5	2.6	2.9	2.9
90	611 - 241	44.8	45.0	33.8	34.2	4.9	4.4	3.7	3.3	18.3	18.6	2.6	2.5	2.4	2.4	3.2	3.2
	Averages	**46.7**	**46.7**	**37.8**	**37.6**	**2.5**	**2.3**	**1.8**	**1.7**	**18.0**	**18.1**	**2.3**	**2.3**	**2.5**	**2.5**	**2.2**	**2.2**

As an example, the following Figure 9.1 shows the lay out of the Jamalco versus Jamalco twin drilling conducted on Pit OB 090.

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ALUMINPRO INC. SK1300 Report Draft Page 61 Figure 9-1 Location of Jamalco Twin Drilling – Repeatability Test Work

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9.4 In-Fill Drilling

A further method of validating the JBI resource database is to compare the results with and without the subsequent Jamalco in-fill drilling. Three examples are given resulting from in-fill drilling carried out on Pits 311, 322 and 669 in 2024. The pits have been modelled by Jamalco with only the JBI drilling and then by merging the results with the in-fill drilling. For this exercise, drilling has demonstrated that the rockline has been fully intercepted and all mineralisation included within the model. The comparison shows that the in-fill drilling tends to increase the tonnage while the grades are little changed except for $AvAl_2O_3$ in the case of Pit 311, as shown in Table 9.6:

Table 9-6 Pits modelled with and without the In-Fill Drilling

Pit	Tonnes	AvAl2O3%	ReSiO2%
311 JBI Holes Only	37107	43.71	1.17
311 JBI + In-Fill	41229	44.70	1.10
322 JBI Holes Only	44696	44.86	1.55
322 JBI + In-Fill	53476	44.50	1.62
669 JBI Holes Only	25700	42.00	2.66
669 In-Fill Holes	29632	42.59	2.60

9.5 Field Duplicates

The objective of taking field duplicates is to ensure good repeatability in field sampling through correct procedures and their consistent application.

The comparison between a series of sample pairs may be analysed by looking at the Absolute Relative Difference (ARD) between the pairs ($ARD = 2 \cdot (|x1-x2|)/(x1+x2)$). The results may then be assessed against acceptable threshold criteria (*Building a Sound and Exhaustive Database, D. Butty, 2011).*

For field duplicates, more than 90% of the samples are expected to be within 15% of the mean. Table 9.7 shows the good repeatability of 32 random field duplicate sample pairs collected during recent drilling within SML 130 with 100% of the $AvAl_2O_3$ values and 93.8% of the $ReSiO_2$ values within 15% of the mean.

The figures related to the duplicate sampling are based on random samples, considered to be representative of the full data set, to avoid providing lengthy tables.

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ALUMINPRO INC. SK1300 Report Draft Page 63 Table 9-7 Field Duplicate Sampling January to September 2024 The overall field duplicates taken since March 2021 on SML 130 indicate good repeatability between sample pairs. These random results reflect ongoing the consistent acceptability of the field duplicate sampling. 9.6 Pulp Duplicates The objective of taking pulp duplicates is to ensure good repeatability through sound sampling procedures and their consistent application in the sample pulverization at the laboratory. The samples have been collected from various points along the sampling chain from the mine to the refinery. Following drying and pulverization, the material has homogenized and split to provide two samples for analysis. The following Table 9.8 shows the comparative data for 50 random sample pairs with AvAl2O3% and ReSiO% illustrating excellent repeatability. Both constituents display ARDs of more than 90% of the pairs being within 5% of the mean. Note the threshold for pulp duplicates is more stringent than for field duplicates (at 15%).

ALUMINPRO INC. SK1300 Report Draft Page 64 Table 9-8 Pulp Duplicate Sampling at CAW Laboratory January – June 2024 These random results confirm the ongoing consistent acceptability of pulp sampling since 2021. 9.7 In-situ Density A 1.44 tonnes/m3 in-situ density has been applied by Jamalco since the early 1990’s when the major exploration campaign on the South Manchester was carried out followed by deposit modeling. Subsequent modeling of the North Manchester and PVT areas has used the same density factor. According to Jamalco, Alcoa recommended density factors by mining area as follows: Harmon’s Valley 1.40 tonnes/ m3 South Manchester 1.32 tonnes/ m3 Porus Victoria Town 1.40 tonnes/ m3

ALUMINPRO INC. SK1300 Report Draft Page 65 North Manchester 1.45 tonnes/ m3 No report was available to provide the methodology, and results obtained for these Alcoa factors. A Report by Jentech Consultants Limited of December 2013 using a Troxler 3440 Instrument gave ranges from 1.04 to 1.45 tonnes/m3. No report is available to justify the 1.44 tonnes/m3 factor traditionally used. As a result, Aluminpro initiated a confirmatory in-situ density test program in 2021. The pitting method was selected involving the manual excavation of a 30 x 30 x 30 cm cube on the pit floor, and very carefully collecting, bagging, sealing, and labeling the extracted bauxite. The volume of the void, or excavated space, was then determined by lining the pit with an impermeable plastic sheet and filling it with a measured quantity of water. The material was subsequently dried and weighed allowing for the in-situ density to be calculated. Two samples were collected per pit. In-situ density tests are now carried out on a regular basis using the same pitting technique and 72 tests have been conducted since 2021 as shown in Table 9.9 demonstrating the variability of in-situ densities between pits and within single pits. While it could be suggested that the test method is inaccurate, it is well known that Jamaican bauxites show an inherent, wide range of in-situ densities. This is confirmed by the 2013 Jentech test work referred to above.

ALUMINPRO INC. SK1300 Report Draft Page 66 Table 9-9 In-situ density comparison between mining areas Figure 9.2 shows the wide distribution of in-situ densities for 72 samples across the mining four areas combined:

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Histogram (In Situ Density)
Relative frequency
0.14
0.12
0.1
0.08
0.06
0.04
0.02
0
1
1.2
1.4
1.6
1.8
2
In Situ Density

Ce

Figure 9-2 Histogram showing wide range of in-situ densities.

Another practical approach to determining in-situ bulk density is by surveying the excavated pit to establish the volume, and comparing this to the tonnage extracted by weighing all trucks hauling bauxite. The variable in this approach is the moisture content of wet bauxite that averages 22%, but is also variable, particularly given the rapid changes in rainfall and tendency for water accumulation within the mining operations.

Table 9-10 In- Situ Bulk Densities by Survey of Mined out Pits.

Pit surveyed	**m^3**	**BDMT**	**Density**
Pit SM 669	12,555	18,975	**1.51**
Pit PVT 138	107,393	154,600	**1.44**

These 2024 results suggest that the in-situ densities reported in Table 9.9 underestimate the actual densities calculated based on mining. Aluminpro has recommended that Jamalco continue determining in situ densities by pit volume versus truck tonnages on a regular basis.

The Resources stated in this report have not been adjusted on an area or pit by pit basis but rather calculated on a single factor of 1.44 tonnes/ m^3. Current Jamalco modeling continues to use this global factor.

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ALUMINPRO INC. SK1300 Report Draft Page 68 The variability of in-situ densities both within individual pits, between pits and between mining areas is such that the 1.44 tonnes/m3 global factor applied by Jamalco is considered an acceptable solution until firmer and more comprehensive data is available. The cause for such variability remains unresolved and may reflect porosities generated by differing flow rates of water draining through the bauxite profile. If the reasons for density variations were fully understood, then an approach to applying more specific factors could be explored. 9.8 Moisture Content The material collected for the in-situ density tests was sealed in plastic bags prior to drying allowing for the calculation and validation of the moisture content of the samples. Results are available for 73 samples as follows and the variability shown as Figure 9.3: Variable Tests Minimum Maximum Mean Std. deviation % Moisture 73 7.895 44.665 22.102 5.937 Figure 9-3 Histogram and Statistics of Moisture Content The average moisture content is 22.1%, which equates to a factor of 1.28 in converting bone-dry tonnes (BDMTs) to wet crude tonnes (CWTs). Jamalco uses a factor of 1.3 for this conversion.

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9.9 Laboratory Internal Control Samples

Jamalco applies stringent control measures over its routine analytical work. In terms of the crucial constituents $AvAl_2O_3$ and $ReSiO_2$, control sample repeats are inserted several times daily. Two methods are used to analyse $AvAl_2O_3$ (Metrohm and ICP) while ICP is used to determine $ReSiO_2$. Table 9.11 illustrates the year over year grades and SDs over the period 2022-2024 (the latter to September 30th).

Table 9-11 CAW Laboratory Control Samples $AvAl_2O_3$ and $ReSiO_2$

Control Sample Repeats (BX IHR 2017) 2022 - 2024								
		Metrohm*			ICP			
	n	Average	S.D.	n	Average	S.D.	Average	S.D.
2022								
$AvAl_2O_3$	1370	42.17	0.97	323	41.91	0.47		
$ReSiO_2$							2.24	0.07
2023								
$AvAl_2O_3$	1902	42.38	1.95	491	42.01	1.60		
$ReSiO_2$							2.26	0.06
2024								
$AvAl_2O_3$	2553	42.21	0.87	161	41.98	0.57		
$ReSiO_2$							2.24	0.05

*Metrohm is an automated titration method

9.10 Deficiencies in Verification

The fact that the JBI holes cannot be found in the field is a deficiency in verifying the survey data for the original drill hole collars. This may account for observations where the depths of bauxite may vary where twinned.

Failure to systematically record holes not terminated in bauxite mineralisation is an omission that does not allow for verification that the full zone of mineralisation has been sampled. Indeed, subsequent mining commonly demonstrates more tonnage than estimated by modeling.

Attempts to verify in-situ densities has demonstrated the variability of results both within single pits and from pit to pit. Total pit tonnages removed as compared to surveyed volumes indicates that the in-situ density used in resource estimation may be underestimating the resource.

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ALUMINPRO INC. SK1300 Report Draft Page 70 9.11 Opinion of the Qualified Person There is a need to improve the quality control of incoming data at the source in the field, and by validating the information before entering it into the individual pit files. The pit estimation exercises demonstrated that the situation can be managed by careful re-formatting and error correction or mitigation, but a more rigorous validation of survey and assay data is called for. In-situ density is a variable that is very difficult to assess. Numerous test pits carried out prior to, and since 2021 have failed to provide consistent results, likely due to the inherent nature of the bauxite porosity. It should be recognized that the failure to reach the bauxite floor, as well as the failure to record whether or not the floor is reached, means that mineralization is not necessarily closed off and hence tonnages and grades reported have failed to capture the full potential of many deposits. Aluminpro has stressed the need to record uncompleted holes, and the need to adopt a drilling technique that will penetrate the full bauxite profile. The above key factors support the conclusion the current resources can only be classified as Indicated Resources. This conclusion is further supported by reconciliations between the JBI resource data modeled by Jamalco and actual tonnages and grades mined as discussed in Section 11.6.

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10 MINERAL PROCESSING AND METALLURGICAL TESTING

10.1 Handling and Blending of SMLs 130 and 169 Bauxites

As shown in Figure 10.1, bauxite is currently sourced from four mining areas and hauled by truck or rope conveyor to the initial stockpile area at St Jago. Initial stacking, blending, and sampling takes place prior to loading rail cars for haulage to the stockpile area, adjacent to the refinery, for additional blending and sampling.

Bauxites from North Manchester, where the bulk of the remaining Jamalco resources are located, require haulage of some 45km by truck on public roads to St Jago. A project is underway to establish a dedicated company haul road to the loading facility at Mont Oliphant, for subsequent transport by the rope conveyor to St Jago.


North Manchester Mining Area
Harmons Valley/ PVT Mines
C.A.W. Stockpiles
Future NM Haul Road
Approx. 45 Km
Parochial Road
Approx. 38 Km
HV/PVT Haul Road
6 - 15 Km
50K PILE
BLDG 15
BLDG 16
BLDG 14
South Manchester Mines
St. Jago Stockpile & Load Station
Mount Oliphant Stockpile
20 Km
5 -7 Km
3.4 Km
SM Haul Road
Rope Conveyor
Rail Line

Figure 10-1 Bauxite Supply Process Flowchart - Mines to Refinery

10.2 Processing of SML 130 Bauxites

Jamalco has been processing bauxites from SML 130 since 1972 with initial mining for the Mocho area. All other mining areas have been exploited since without posing significant processing problems. The various stages of blending and sampling allow for producing a bauxite mix as called for by the refinery specifications.

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An area of high boehmite bauxites in the south of SML 130 was allocated to Alpart in 2000. In April 2012, the government granted Jamalco the Porus Victoria Town (PVT) area, containing bauxites of acceptable grades to sustain production at the CAW refinery.

10.3 Metallurgical Testing and Processing of SML 169 Bauxites

Bauxites sourced from North Manchester are more problematic, given the higher phosphorous levels and higher goethite-hematite ratios, that diminish plant efficiencies and recovery while increasing the mud loads, the waste generated in processing bauxite to alumina. Some three tonnes of dry bauxite are required to produce one tonne of alumina.

North Manchester bauxites are required to be blended with SML 130 bauxites to minimise the impact of the deleterious constituents. Currently, Jamalco is blending some 10% of this bauxite into the refinery feed.

In 2008, a 700,000 tonne sample was extracted from pit NM 68 for test work to assess methods of increasing the proportion of North Manchester bauxite in the refinery feed. The bulk sample was drawn on to provide incremental additions to the blend with SML bauxites, and to assess the impact on the performance of the plant. The test work concluded that a ratio of 50% North Manchester in the feed could likely be achieved, given the addition of mud settlers and the use of improved flocculants, to assist in settling the muds.

An analysis has been made by the QP of the available resource data from North Manchester, and the composition of the bulk sample, to assess if it is representative of the overall resource on SML 169.

Table 10-1 North Manchester Overall Tonnage vs Bulk Sample Processed vs Pit Resource

	Tonnage	SiO2%	Al2O3%	Fe2O3%	TiO2%	P2O5%	CaO %	MnO%	ZnO %	MONO%	G/H+G	ALG/H+G	RSiO2 %	AAl22O3%
Max.		5.18	51.84	23.04	2.61	4.92	2.64	0.85	0.40	4.98	1.23	0.68	3.85	41.85
174 Pit Av.	**68887425**	**1.61**	**47.98**	**18.07**	**2.31**	**1.87**	**0.82**	**0.27**	**0.10**	**2.17**	**0.67**	**0.43**	**1.17**	**38.65**
Min.		0.68	35.80	14.83	1.34	0.45	0.02	0.06	0.03	0.17	0.21	0.18	0.40	35.26
Bulk Sample Processed		**1.91**	**47.00**	**16.60**	**2.41**	**2.44**	**1.23**	**0.29**	**0.07**	**1.20**	**0.80**	**0.65**	**1.40**	**37.70**
Pit 68	**2378046**	**1.80**	**46.69**	**20.67**	**1.80**	**2.32**	**0.89**	**0.20**	**0.13**	**0.96**	**0.52**	**0.59**	**1.34**	**38.31**

The North Manchester bulk sample is reasonably representative of the overall chemistry of the North Manchester based on an average of 174 pits, although higher in P_2O_5 and alumino-goethite. This was intended to provide a more challenging sample for process test work. The bulk sample grades match reasonably well the predicted modeled grades estimated for Pit 68, except for iron.

The descriptive statistics for the chemical constituents of Pit 68 are also well aligned with those of the bulk sample.

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ALUMINPRO INC. SK1300 Report Draft Page 73 Figure 10 – 2 shows the yellowish North Manchester bauxite with more goethite, commonly enriched in alumina and phosphorus as compared to the South Manchester bauxite that is more hematite- enriched. Figure 10-2 St Jago Stockpile - N. Manchester (Left) and S. Manchester (Right) Bauxites 10.4 Opinion of the Qualified Person The SML 130 bauxites from all mining areas have been demonstrated to be readily processable given appropriate blending from local pits. These bauxites have been processed for over fifty years. The North Manchester bulk sample taken in 2008 is representative of the area as a whole and offers appropriate bauxite for process test work. SML 169 (North Manchester) constitutes 70% of the remaining bauxite on the combined leases. Given the need to control the deleterious constituents of this resource, the sustained future of the refinery is dependent on Jamalco having access to additional blending bauxites. Project Restore has been initiated by Jamalco in 2024 to demonstrate the refinery modifications required and viability of processing a blend of 55% North Manchester bauxite. This project is discussed more fully in Sections 14 and 19. Deeper bauxites will be available on PVT for blending purposes. The Mocho area also offers the potential to provide acceptable bauxites in the short term. The Saint Catherine SEPL 580 also offers potential over the long-term. These options, however, require substantial exploration to confirm the resources suitable for blending with North Manchester bauxites.

ALUMINPRO INC. SK1300 Report Draft Page 74 11 MINERAL RESOURCE ESTIMATES 11.1 Key Assumptions The geology of the Jamalco bauxite deposits is consistently of a karst nature with the mineralization being defined by the bauxite-limestone contact and the ground surface. The entire bulk of the deposit is bauxitic, and while of variable chemistry, there are no significant discontinuities such as faults. Changes in chemistry tend to be gradual. The limestone floor, however, can be quite rugged. The JBI drilling and sampling with all analyses carried out at the CAW laboratory provide the base data for resource estimation. Geological features other than the limestone boundary are not recorded and hence chemistry is the basis for estimation. Vertical holes, drilled on a regular grid are assumed to provide a representative sampling of the deposits. The use of the same sampling procedures by the same contractor and the use of the same CAW laboratory for analysis over the various periods of exploration provides a basic normalisation of the historical data. AvAl2O3 is the key constituent estimated and reported, together with ReSiO2 and P2O5. The latter constituent is a proxy or indicator for bauxites potentially problematic for processing. An in-situ density of 1.44m3/tonne is applied in all modeling estimates since 1993. 11.2 Cutoff Grades The cutoff grades applied in resource estimation are as follows: The Harmon’s Valley and South Manchester resources are reported based on a 35%AvAl2O3 cutoff. The PVT resources are reported based on a 30%AvAl2O3 cutoff, The North Manchester resources are reported based on a 35%AvAl2O3 cut-off, These pit cutoffs are applied to ensure that the bauxite resources can be extracted to meet the specifications of the refinery according to the quality specifications of the bauxite supply contract. The economics are dictated by the viability of the refinery operations. In-pit quality control may result in certain silica enriched bauxites being rejected. Truck sampling of mined bauxite allows for the appropriate blending to meet the refinery specifications. The PVT deposits are reported on a lower cutoff basis as these deeper, poorly drilled deposits yield higher grades with deeper excavation and quality control measures. This aspect highlights Jamalco’s need to employ drills with greater depth capacity.

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11.3 Variography – Continuity Analysis

The Jamalco bauxites show less evident trends in chemistry either in the horizontal or the vertical direction as do many bauxite types elsewhere in the world. In Boké, Guinea, for example, alumina shows an increasing grade with depth until the basal clay unit is reached; bauxite thickness as well as alumina and silica grades allow for more predictable continuity and hence variography.

Continuity analysis using universally accepted variography methods is often challenging in Jamaica on account of the many scattered deposits that may differ in geometry and grade variability from one mining area to another. A major limiting factor is that the deposits are often small, which limits the number of samples available for variography.

Aluminpro performed variographic studies to assess the continuity of $AvAl_2O_3$ and ore thickness in selected pits. Micromine software was used to generate experimental variograms and to fit theoretical models. The variogram modeling determined the configuration of the search ellipses used for grade estimation and contributed to mineral resource categorization.

The 3D spatially transformed sample composites were used for the variography analysis, with $AvAl_2O_3$ and ore thickness analysed independently. Downhole variograms were constructed to determine the nugget effect for each variogram model.

The variograms for most of the selected pits were generally poorly defined, except for Pit NM306. The greater size of this deposit and associated increase in sample availability produced more robust variograms as shown in Figures 11.1 and 11.2. These variograms exhibited some lateral anisotropy, low relative nugget values and total ranges of a few hundred metres. In this pit, and most others, nearly all the variance is however within the first 100 m for ore thickness and $AvAl_2O_3$. The drill spacing of 50 m for the Indicated resource category is therefore justifiable, as it will capture most of the variance for both ore thickness and $AvAl_2O_3$. The variance is additive to the other errors related to sampling, analysis, or database errors.


Pit NM306 Ore Thickness (m) HVAR Semi Variogram
Sample Separation (m)

Figure 11-1 Pit NM306 A1 Semi Variogram for Ore Thickness (metres)

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Pit NM306 AAL2O3 (%) HVAR Semi Variogram
Sample Separation (m)

Figure 11-2 Pit NM306 A1 Semi Variogram for $AvAl_2O_3$ (%)

11.4 Basis for Modeling and Resource Classification

Jamalco's resource classification needs to consider the following factors:

- JBI resource exploration on established drilling grids,
- historical and current approach to modeling
- reconciliations between modeled tonnage and grade estimates and actual mined production
- variography
- access limitations imposed by private ownership of bauxite-bearing lands.

Jamalco's past approach to drilling and modeling has produced a wealth of data coupled with over fifty years of mining experience. This allows for reconciliations that demonstrate the overall practicality of the estimation process while at the same time identifying areas of uncertainty.

This review confirms the overall value of the company's historical database and the approach to estimation through re-modeling selected pits prior to the classification of resources.

Jamalco Past Modeling

A series of major exploration and resource modeling campaigns have been carried out by Jamalco with a summary provided in Table 7.1.

In 1990 an extensive drilling campaign was initiated on the South Manchester and Harmon's Valley areas that was completed two years later. Modeling using a GEMCOM derived software program was completed in 1993 covering 754 pits considered to have commercial value within the two areas. A summary of this work is provided in ''Bauxite Exploration South Manchester 1990 – 1993'' that includes a summary of the JBI drilling and modeling results.

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ALUMINPRO INC. SK1300 Report Draft Page 77 PVT was excluded from the 1990 exploration since the bauxite was considered of poor quality. Drilling on PVT goes back to 1968, and Jamalco continued work under the terms of the Special Exclusive Prospecting Licence 564 with exploration and modeling of these deposits using GEMCOM in 2001 and 2002, prior to the inclusion of area within SML 130 in 2012. For the North Manchester mining area, within SML 169, an exploration campaign was launched in 2003 to support the expansion of the Jamalco refinery, and more than 200 deposits were identified. An extensive campaign of GEMCOM modeling was conducted in 2004. Since 2014 the GEMCOM Modeling software license was allowed to lapse. This product is now marketed under SURPAC, and in 2022 Jamalco entered into a contract with the supplier for the provision of modeling software based on a replication of the former GEMCOM system. Jamalco is now again able to generate SURPAC block models of the bauxite pits, with tonnages and grades that may be compared with former in-house GEMCOM models or with models developed in this report. Jamalco Current Resource Modeling Procedures Given the nature of bauxite mineralization in Jamaica occurring as relatively small and isolated karst deposits, modeling is done on a deposit or potential pit basis. For each deposit, a SURPAC directory is created that will organize the files involved such as databases, surfaces, block models, and reports. Holes may have been either drilled by the JBI or more recently infilled by Jamalco. Since the analyses have all been carried out at the Jamalco laboratory over the past decades, the results are merged into the assay file. This file includes key constituents such as Available Alumina (AAl2O3), Reactive Silica (ReSiO2), Fe2O3, P2O5, CaO, ZnO, Mono. (boehmite) and the goethite / (goethite + hematite) ratio. Key resource databases are imported from csv files containing the collar survey information and analytical data from the laboratory. Imported polyline data includes the rock surface polyline supplied from the survey department, typically in AutoCAD format (DXF/DWG). It can also include property boundary polylines or infrastructure constraints. The surface topography and the lower surface defined by the limestone contact, are used to constrain the block model. Where the contact is not intercepted by the drill hole, the observed base of the bauxite is used to limit the model. The ground surface or the topography is imported as a triangulated surface created in another system such as GIS, or as digital elevation data in the form of a DTM model. Viewing panels within the software confirm the model limits.

ALUMINPRO INC. SK1300 Report Draft Page 78 Within SURPAC a standard folder contains all the attributes, or constituents that may be required to be interpolated, converted to 3m composites. Compositing averages the assay length grade data into 3m intervals for block model interpolation. The deposits are typically mined on 3m (10’) high benches, and the vertical dimension of the blocks is thus set to this height. The composite data is converted into a set of 3D points in a point area workspace for use in the block model interpolation process. The drill hole survey data and rock polylines are used to define the block model geometry, in terms of the origin, the block size, and the numbers of Rows, Columns and Levels. Given a block size of 15 x 15 x 3m, the combination of block size and the number of blocks determines the extent of the model. No sub-blocking is applied, given the deposit morphology (relatively thick, non-dipping, relatively uniform nature). The Search Ellipse defines the search volume used to find the nearby samples, when interpolating each block value over 40m distance in the horizontal or XY direction, and 4m in the depth or Z direction. Given that there is no perceptible anisotropy within the Jamalco deposit, the search area is essentially a discoid shape in the XY plane.

ALUMINPRO INC. SK1300 Report Draft Page 79 Table 11-1 Modeling Parameters The summary of the interpolated data for each of the constituents is summarized with basic statistics to allow for checking possible problems in the interpolation procedure. For example, the mean of the blocks should approximate the mean of the samples for any given oxide. The final step is to estimate the volume, resource tonnage and grade of the deposit, between the grubbed ground surface and the limestone base of the deposit. The rock line polygon also limits the lateral extents of the deposit. The process of needling is used to calculate volumes where the deposit is broken down into small volumes/areas, the sum of which approximates the total volume/area. Pit excavation surfaces may be introduced for active pits where updates of the remaining resources may be required. The procedures outlined above cover the entire deposit – it is often a requirement to report the tonnage and grade of sections of the deposit within a particular group of parcels. This is done by modifying the volumes and grades by making use of a 2D Clipping Boundary

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11.5 Modeling Comparisons (Jamalco and Aluminpro)

Aluminpro has conducted three phases of modeling Jamalco pits.

The initial phase was to compare selected pits in parallel with Jamalco, to ensure that the new SURPAC software and training would provide results comparable to those of Aluminpro, as shown in Table 11.2.

Table 11-2 Resource Modeling – Jamalco versus Aluminpro

	SM Pit 21			SM Pit 249			SM Pit 606			PVT Pit 179		
	BDMT	AvAl2O3%	ReSiO2%	BDMT	AvAl2O3%	ReSiO2%	BDMT	AvAl2O3%	ReSiO2%	BDMT	AvAl2O3%	ReSiO2%
Jamalco Surpac	293,409	43.79	0.94	86,647	43.00	1.53	46,522	37.07	2.55	98,072	40.05	2.89
Aluminpro	341,622	43.69	0.96	96,948	43.77	1.55	59,670	41.82	2.55	113,346	40.27	3.47

Aluminpro has consistently estimated higher tonnages due to more extrapolation, justified where drilling is less complete, but less so where the deposits are better drill defined. The alumina grades correlate well, except for Pit 606; the reactive silica grades correlate well.

The second approach was for Aluminpro to carry out spot check modeling for comparison with Jamalco's pre-2014 GEMCOM estimates as shown in Table 11.3.

Table 11-3 Jamalco versus Aluminpro Modeling Cross Checks

Pit		Tonnes	$AvAl_20_3$%	SiO_2%	P_2O_5%
HV 98	Jamalco	221500	41.40	2.70	0.22
	Aluminpro	257000	41.66	2.65	0.17
NM 143	Jamalco	1078183	38.33	1.3	2.85
	Aluminpro	1203871	38.32	1.28	2.85
NM 306	Jamalco*	2099818	39.08	1.13	1.01
	Aluminpro	3218038	38.32	1.22	1.00

Again, the Aluminpro modeling for Pits HV 98 and NM 143 shows higher tonnages, but similar grades compared to the Jamalco GEMCOM estimates. The Aluminpro modeling of Pit NM 306 shows a very significant tonnage increase of some 50%. This is a very large pit and the Aluminpro approach of wider extrapolation has encompassed more tonnes on the deposit margins, perhaps in part due to poor definition of the rock line. Jamalco had also estimated 3,224,512t based on alternative polygonal modeling.

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The third approach was to model actual pits mined in 2024 including production drilling. The pits were then mined, truck counts made, and subsequent surveying of the pit as shown in Table 11.4.

Table 11-4 Jamalco versus Aluminpro Modeling versus Actual Mined 2024

Pits Modelled, Mined and Surveyed					
Pit		Tonnes	$AvAl_2O_3$%	SiO_2%	P_2O_5%
SM 669	Jamalco	29632	42.59	2.66	0.12
	Aluminpro	29785	42.23	2.28	0.13
	Actual Mined *	23445	43.70	2.07	0.12
PVT 138	Jamalco	149645	40.63	2.92	0.19
	Aluminpro	169524	40.56	2.96	0.20
	Actual Mined	154600	42.10	2.21	
PVT 214	Jamalco	116016	39.85	4.09	0.14
	Aluminpro	108983	40.79	3.54	0.13
	Actual Mined **	129155	41.30	3.19	0.18

*Includes 4468 tonnes included in model but unmined due to restricted access

**Mining still in progress

Pit SM 669 shows poor recovery that is typical for South Manchester where the pits are smaller causing low extraction of the bauxite from a rugged limestone surface.

The above table shows that the current Jamalco SURPAC and Aluminpro MicroMine modeling, based on in-fill and deep drilling, are reasonably aligned.

Pit PVT 214 demonstrates the additional tonnage, and improved grades, that can be found at depth, beyond the depth of the estimated model, in the PVT area. This pit is still in operation. A plan and cross-sections of this pit are shown in Figures 11.3 and 11.4.

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ALUMINPRO INC. SK1300 Report Draft Page 82 Figure 11-3 Plan of PVT 214 withAvAl2O3 and Hole Locations Figure 11-4 Pit PVT 214 – E-W Cross-Sections AvAl2O3 grade color codes as per the legend to Figure 11.3

ALUMINPRO INC. SK1300 Report Draft Page 83 Figure 11.5 shows the comparison between sample values for AvAl2O3 and those values for the estimated blocks resulting from Pit PVT214 modeling. Figure 11-5 Pit 214 Plot of Sample Estimates versus Block Estimates 11.6 Jamalco Resource Modeling versus Production (Truck Count) This section looks at the different mining areas and presents the actual mine tonnages and grades, as compared with the predicted tonnages and grades, based on exploration drilling and GEMCOM (or SURPAC) modeling. Table 11.5 shows the South Manchester, Harmons’ Valley pit reconciliations, and Table 11.6 the PVT pit reconciliations, between the predicted tonnages and grades reported in the Master File and the actual tonnages and grades achieved by truck count and routine sampling of the material excavated.

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Table 11-5 South Manchester Jamalco Modeling vs Actual Mined

			GEMCOM 2000/2003 (100ft / 30.5 m Grid)			PIT TRUCK COUNT		
Pit	**Location**	**Mined out**	**Tonnes**	**$AvAl_2O_3$**	**ReSi02**	**Tonnes**	**$AvAl_2O_3$**	**ReSi02**
508	SM	2017	88,167	43.20	2.40	54,300	43.10	2.22
600	SM	2017	72,300	43.00	2.20	81,538	43.00	2.17
692	SM	2021	60,200	42.10	2.00	62,348	43.20	2.26
669	SM	2024	25,579	42.89	2.54	23,438	43.70	2.07
Totals & Average Grades			**246,246**	**42.84**	**2.26**	**221,624**	**43.15**	**2.20**
Difference in Tonnes			**24,622**	**90% Recovery**				
5	HV	2018	156000	43.70	0.8	210308	44.10	1.05
15	HV	2019	54,000	44.90	1.30	75,838	44.20	1.47
Totals & Average Grades			**210,000**	**44.01**	**0.93**	**286,146**	**44.13**	**1.16**
Difference in Tonnes			**76,146**	**36% Gain**				

**Pit 669 Original Gemcom Modeling – Truck Count includes 4468 inaccessible tonnes*

For the four South Manchester Plateau pits (SM 508 to 669) the tonnage reported from actual production indicates an average tonnage recovery of 90%. The actual grades of $AvAl_2O_3$ and $ReSiO_2$ are close. This is a common pattern for the Manchester plateau where the deposits are small and well drilled. The large surface area of the pit walls compared to the volume results in difficulties of fully extracting the bauxite from the rugged limestone walls and floor.

The higher tonnages gained by mining the Harmon's Valley pits are more typical of the PVT area, both being below the Manchester Plateau.

Table11.6 below shows the PVT pit reconciliations between the predicted tonnages and grades, and the actual tonnages and grades achieved by truck count and routine sampling of the material excavated. The period spans six pits completed over the past eight years. The GEMCOM modeling of the deposits by Alcoa/Jamalco was carried out in 2001-2003, based on the JBI 150ft spaced exploration auger drilling.

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Table 11-6 Porus Victoria Town Jamalco Modeling vs Actual Mined Tonnes and Grades

GEMCOM 2000/2003 (150ft / 45.7m Grid)						PIT TRUCK COUNT		
Pit	**Location**	**Mined**	**Tonnes**	**$AvAl_2O_3\%$**	**$ReSi0_2\%$**	**Tonnes**	**$AvAl_2O_3\%$**	**$ReSi0_2\%$**
180	PVT	2019	359,777	37.6	5.06	359,990	38.20	4.82
241	PVT	2016	478,127	34.7	6.32	689,882	37.83	4.84
199	PVT	2020	28,109	39.8	3.49	96,893	37.74	3.75
179	PVT	2017	54,403	38.2	4.44	182,327	40.60	3.44
138	PVT	2024	93,448	39.60	3.23	154,600	42.10	2.21
214	PVT	2024	66892	37.80	4.33	129,155	41.3	3.19
Totals & Average Grades			**1,080,756**	**36.59**	**5.07**	**1,612,847**	**38.91**	**4.23**
Difference in Tonnes			**532,091**	**49% Gain**				

Overall, the PVT tonnage reported from actual production is 49% higher than predicted. Furthermore, the grade of $AvAl_2O_3$ was 38.91% compared to 36.59%, a 2.32% improvement and the $ReSiO_2$ was reduced slightly by 0.84%.

The higher tonnages recovered from PVT versus SM resulted from the wider spaced resource drilling and generally larger pits. In-fill and deeper drilling allows for recovering tonnages not captured by the JBI drilling, and at PVT the grades tend to improve with depth. Also, the larger pits allow for more maneuverability, and hence better recovery from the pit floors. In effect, the deeper drilling is capturing bauxite not included in the initial modeled resource estimate.

Insufficient mining has been carried out in the North Manchester area to allow for meaningful reconciliations to be made.

Depth limitations in drilling are a recognized deficiency in the historical approach to exploration, and corrected for by subsequent pre-production drilling as mining levels are lowered during exploitation. This approach avoids excessive drilling in areas that may be inaccessible to future mining and is a reasonable strategy, although not helpful either for medium- to long-term mine planning or reconciliation.

Figure 11.6 shows the potential loss of resources, both laterally and at depth, resulting from insufficient drilling and sampling at depth, particularly where a steep limestone/bauxite contact occurs.

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ALUMINPRO INC. SK1300 Report Draft Page 86 Figure 11-6 Underestimation of Bauxite Resource Due to Shallow Drilling Other factors contributing to tonnage under-estimation need to be considered, such as the approach to modeling. Aluminpro’s modeling of the sample pits show higher tonnages than those estimated by Jamalco, both past and present, as illustrated in Tables 11.2 to 11.3. Jamalco is using a more constrained rock shell that may not be justified where drilling is failing to intersect the basal limestone. The in-situ densities displayed by the program of field testing over the past three years would account for variations in tonnages on a pit-by-pit basis, and make tonnage estimation unpredictable. However, this factor would be variable, yielding tonnages both higher and lower than predicted, whereas mined tonnages are generally higher. 11.7 Reserve and Resource Master File The Resource and Reserve Master File, in Excel format, is the key document that records all information pertinent to Jamalco’s resource and reserve data on a pit-by-pit basis. It is a dynamic, interactive system that also encompasses mining production data, updated monthly to reflect the tonnage depletion. Each deposit is broken down into ownership parcels, for which the surface area and tonnage is provided; the owner of the parcel is listed if known. The tonnage and assay data are assigned to all parcels within a pit based on original JBI exploration drilling and on deposit modeling. Assays are provided as AvAl2O3, ReSiO2, P2O5, CaO, ZnO and Fe2O3. Other columns refer to accessibility, scheduled mining and availability of Density and Moisture data.

ALUMINPRO INC. SK1300 Report Draft Page 87 On reviewing the Master File, Aluminpro found that the document requires modifications. The status of certain pits was found to be out of date. Unsourced data requires replacing by well documented information. Criteria for resource and reserve categorization merit adjustment. For Measured Resources or Proved Reserves, tonnages and grades are required to be reported on a parcel basis. The supporting data for reserves was not well documented. While the Master File offers a valuable tool to manage Jamalco’s exploration and mining data, it proved difficult at times to extract the required information for reporting purposes. As a result, Aluminpro has compiled the tonnages and grades on a pit basis by returning to the source data files to assess the quality and completeness of the data supporting resources. 11.8 Resource Grid Definitions Following a review of the existing drill grid spacings, continuity expressed by variography, and the reconciliation between estimated pit tonnages and grades versus actual production, Aluminpro has selected the following definitions for the resource categories covering SMLs 130 and I69. Measured Resources are defined as deposits, or parts thereof, drilled to a ≤ 25m x 25m grid spacing with validated drill survey and sample assay data followed by modeling to estimate tonnages and grades. Indicated Resources are defined as deposits drilled to a ≤ 50m x 50m grid spacing with available drilling and assay data, again requiring modeling to determine tonnages and grades. Survey and assay data requiring more detailed validation may prevent such resources being upgraded to the Measured category. Inferred Resources are those areas of deposits that lack a systematic drill grid, but demonstrate a limited continuity of bauxite mineralization, based on drill sampling, contained within the area of the rock line (the bauxite/limestone contact), and for which survey and assay data is available. The lower confidence in the tonnage and grade estimations preclude such resources being used for mine planning. The resources are based on a pit 35% AvAl2O3 cut-off except for the PVT resources that are based on a pit cut-off of 30% AvAl2O3 given the value of PVT bauxites for blending. 11.9 Mineral Resources For inclusion in the Summary of Mineral Resources all deposits must have a complete set of survey and assay data as well as a resource model. Considerable in-situ density test work has failed to demonstrate consistent densities within or between pits. While it is desirable to apply a pit specific in-situ density, the results of test work prior to 2021, as well as an extensive test work carried out since 2021, does not allow for this approach. All resource estimation is based on an in-situ density of 1.44t/m3.

ALUMINPRO INC. SK1300 Report Draft Page 88 Where Master File tonnages and grades differ from the those reported by modeling, only the fully documented modeling results have been accepted. This has required modifications such as to the PVT Master File where discrepancies required resorting to the original GEMCOM files. A file is kept by Jamalco showing tonnes remaining within any active pit. Where the tonnes exploited exceed the original estimated tonnage, the remaining bauxite is not included in the resource as there is no documentation reporting how the amount was derived. Pits with less than 3000 tonnes remaining have been removed from the resource. As mining proceeds, smaller satellite pits may be encountered that have not been included in the Master File for lack of supporting data. Cut-offs are based on a 35% AvAl2O3 grade for the overall pit. The exception is PVT where the value of this bauxite for blending allows for a cut-off of 30% AvAl2O3 to be applied. Reactive silica grades should not exceed 6% on a pit basis; where high silica zones are encountered in mining such bauxites are flagged and are be avoided in the extraction process. Phosphorous (P2O5) and goethite-hematite ratios are monitored for blending purposes, however no specific cut-offs are applied to constrain the resources. Where identified by Jamalco, Aluminpro has eliminated tonnages where infrastructure or community buildings would prevent mining. Table 11.7 provides the Indicated Mineral Resources for SML 130 and SML 169, prepared in compliance with JORC reporting standards and definitions. For SML 169 or North Manchester resources, only that portion of the resource that can be blended with the available SML 130 resource is reported. There remain 39 Mt of North Manchester bauxite, equally drilled and of the same grade that would be available for processing given appropriate blending bauxites.

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Table 11-7 Summary Mineral Resources SML 130 and SML 169 December 31, 2024

Mineral Resource Summary SML 130 and SML 169 as of December 31, 2024							
In situ Bulk Density 1.44 Bone Dry Metric Tonnes							
Pit Cut-Offs 35%AvAl2O3 except Porus Victoria Twp. at 30% AvAl2O3							
Mining Area	**Measured**	**Indicated**					**Inferred**
SML 130		**Tonnes**	**$AvAl_2O_3$%**	**$ReSiO_2$%**	**P_2O_5%**		
Porus Victoria Twp.	0	17,007,000	35.42	6.08	0.23		0
South Manchester	0	5,960,000	42.33	2.2	0.16		0
Harmon's Valley	0	1,579,000	41.58	2.23	0.25		0
Total	**0**	**24,546,000**	**37.49**	**4.89**	**0.21**		**0**
Mining Area							
SML 169		**Tonnes**	**$AvAl_2O_3$%**	**$ReSiO_2$%**	**P_2O_5%**		
North Manchester	**0**	**24,500,000**	**38.96**	**1.16**	**1.91**		**0**

No call factors are applied to the above resource tonnages and grades. Metallurgical recovery is approximately 84% but has not been applied to these tonnages. The bauxite transfer price to the refinery is $12.46 per tonne in 2025.

Through its ownership in Jamalco, Century Aluminum Company has a 55% interest in the above quoted SMLs 130 and 169 Mineral Resources.

11.10 Exploration Targets

No resources have been declared for the bauxites on the Mocho area of SML 130 and on the St Catherine Special Exclusive Prospecting Licence 580, due to insufficient supporting data such as hole locations, depths and analyses that would allow for validation, modeling and resource estimation. These two bauxite-bearing areas are therefore considered as Exploration Targets, despite considerable work having been conducted in the past by Alcoa, the JBI and Jamalco.

A further promising and immediate exploration target is the depth potential of extensions to deposits in the PVT and Harmon's Valley mining areas. Lack of deep drilling, due the limitations of augering, has prevented resource estimation of this bauxite, so it is thus classed as an Exploration Target.

Sufficient drilling information exists to indicate that the deposits across the three areas are typical of the Jamaican conceptual model, as shown in Figure 6.1 above.

The following are descriptions of the three target areas, with an overview of the drilling required.

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ALUMINPRO INC. SK1300 Report Draft Page 90 Depth Drilling on SML 130 (Harmon’s Valley and PVT) Reconciliations comparing estimated tonnages and grades versus actual mined indicates that considerable potential exists at depth beneath many of the larger pits in this area. In the PVT area, such reconciliations indicate almost 50% more tonnage at improved grades, due to incomplete drilling, and 36% for the Harmon’s Valley area. An exploration campaign will focus on this area as a priority. The present Indicated Resource for these two areas is 18.6Mt. The target pits are very well defined and call for in-fill drilling to deeper depths. Some 200 holes of an average 40m depth, totalling 8000m, are merited to complement the existing holes, calling for drilling and effective sampling at depth below 20m. It is assumed that 25% additional tonnage could be added to the existing resource of 18.6 Mt through closing off the mineralisation at depth, so there is a reasonable expectation for an additional 4.6Mt in the two existing HV and PVT mining areas. Jamalco has acquired a drill with greater depth capacity that is awaiting commissioning. Such a drill operated by Jamalco, or an alternative contractor-operated drill, would allow for this program to be completed in 2025, on condition that access can be gained. This bauxite will contribute to extending the current mine production schedule beyond 2036, as shown in Figure 19.1. Mocho The Mocho area was extensively mined between 1972 and 2004, when operations ceased in favor of mining from the South Manchester plateau. The records of the drilling were subsequently lost in a fire, and only summary plans of the remaining pits with pit grades and tonnages are available. No drill hole survey or assay files remain that would allow for data validation, modeling, and resource estimation. A 2021 Jamalco tabulation based on pits drilled by Alcoa in the 1960s lists 79 remaining pits with a cumulative tonnage of 9.7 Mt grading approximately 42%AvAl2O3 and 2% ReSiO2 and 0.5% P2O5. Summary data indicates that these pits were well explored, but re-drilling would be required to allow for the bauxite to be classified as a reportable resource. Some pits may have become sterilized due to residential and infrastructure developments, that will reduce the reported tonnage. Access may also be problematic. It can reasonably be assumed that such a program would yield some 5Mt of bauxite of potential refinery grade required for blending with the North Manchester feed. Jamalco has developed a community awareness program, and an action plan to commence drilling in the Mocho area in 2025.

ALUMINPRO INC. SK1300 Report Draft Page 91 St Catherine SEPL 580 The center of the St Catherine SEPL is located some 25km northeast of the Jamalco refinery and covers 96 km2. The area was originally drilled by the JBI or others in the 1960s but the data is largely undocumented. According to this early work, the potential bauxite tonnage on the license totals some 26Mt. Some 189 potential deposits were identified, and Jamalco has drilled twenty-one deposits to date. The data files from this drilling require structuring and validation prior to modeling. Over 2000 Jamalco analyses are available since 2017, and the average grade for the 21 pits drilled to date is approximately 35%AvAl2O3 and 4.5%ReSiO2. Applying cut-offs, to achieve grades acceptable to the current refinery needs, may improve the grades at the expense of tonnage. A full compilation and analysis of the St Catherine data is required as a basis to further exploration. An extensive drilling campaign is merited to assess the technical and economic viability of developing the area, prior to conversion to a Special Mining Lease. Drilling the historical reported tonnage of 26Mt at 35m centers would call for some 14500m to test the bauxite potential of the area. Assuming a 50% success rate, given access and infrastructure constraints, and the application of cut-offs to ensure appropriate refinery grades, 13Mt would be a reasonable expectation of the program. Jamalco has already commenced exploration in accordance with obligations to the Commissioner of Mines, however the program requires accelerating to allow for firming up the longer term mine development strategy. Given the large area of 96km2 a four-year time limit for completion would appear reasonable, assuming access constraints can be overcome. SML Satellite Bodies Some 1.2Mt of bauxite exists, as satellite bodies to existing pits within SML 130, whose tonnage is not declared in the Mineral Resource Summary due to insufficient documentation. A full report on these bodies with supporting data would allow for this bauxite to be included in future resource reporting. No additional drilling is required. Summary of Exploration Targets The exploration areas demonstrate typical conceptual bauxite deposits that are already well delineated for drilling. The three campaigns at PVT/HV, Mocho and St Catherine merit exploration drilling totaling 26000m, that could yield 22.6 Mt of bauxite to blend with North Manchester bauxite. The tonnages estimated for these three exploration targets should not be construed as a mineral resource or reserve, and it is uncertain to what extent exploration will result in a mineral resource.

ALUMINPRO INC. SK1300 Report Draft Page 92 With the addition of the 1.2 Mt within satellite bodies requiring documentation, the total potential is 23.8Mt of resources. The impact of this additional tonnage on the life of the mine operations would be to extend the mine life from 12 to 25 years. 11.11 Sources of Uncertainty The JBI holes drilled over the past decades are no longer visible in the field and can only be located based on the documented coordinates. Holes terminated in bauxite do not allow for a precise outlining of the mineralization. This results in only the drilled portion of the deposit being included in the resources, leading to the potential resources of many pits, notably PVT pits, remaining unreported. Jamalco’s inability to employ SURPAC Graphics for visual cross-checking of the limits and distribution of mineralization makes comparison with alternative modeling methods difficult. The use of variography is often limited by the small pits with limited drilling as well as the variability from pit to pit. The inherent variability of in-situ densities is also a source of uncertainty. Private ownership limits Jamalco’s access and ability to carry out extensive drilling without the prior consent or negotiation of the owner. 11.12 Opinion of the Qualified Person Jamalco has been mining bauxite on SML 130 since 1972 and has not significantly changed its approach to exploration and mining since the start of operations. The exploration and pit modeling to establish tonnages and grades, coupled with selective mining and blending allows the company to consistently meet the specifications set by the refinery. Recent reconciliations between tonnages and grades estimated, versus actual mined, indicate recoveries of some 85% from South Manchester resources and an increase in tonnages and grades for the PVT area close to 50% over the resource estimates. This increase in tonnage and grades for the PVT pits is largely due to Jamalco not drilling the full depth of these deeper deposits, where the potential remains untested and hence unreported. The quality of PVT mineralisation is observed to improve with depth. The excess in tonnage and grade reflects the lack of drilling rather than poor modeling. Despite the inability to identify the former JBI holes in the field, and the limitations in applying variography, the Indicated Resources as reported provide a reasonable basis for medium to long term mine planning. This conclusion is supported by the verification of Jamalco’s modeling by Aluminpro, and the abundant reconciliation exercises between estimated and actual mined tonnes and grades. Numerous options for additional bauxites for blending with the North Manchester resource exist, but Jamalco needs to execute aggressive drilling and sampling programs to expand its resource base. An

ALUMINPRO INC. SK1300 Report Draft Page 93 exploration team, separate from production activities, is most effective. The endeavor requires gaining access over entire deposits, to allow for complete drilling to the bauxite floor and for satisfactory modeling. Negotiating such access is a key challenge for the company.

ALUMINPRO INC. SK1300 Report Draft Page 94 12 MINERAL RESERVES 12.1 Key Assumptions The approach to mining at Jamalco is such that reportable reserves are not available. For the past 50 years, the company has been mining the JBI Indicated Resource as land has become acquired and accessed, followed by production or in-fill drilling. This resource is the basis for mine planning, extraction, blending and processing of bauxites that have supported a technically and economically viable operation over this time. The sequencing of mining follows immediately on the acquisition of land to develop. It is the company’s policy of minimising capital outlay, and the approach has been the preferred, cost-effective way of developing the resource in the past. Apart from stockpiles, the in-ground reserve for which documentation was available in December is less than 100 kt, or the equivalent of less than one week production which is considered too small to report. This small quantity stems from the short time span between production in-fill drilling and actual mining. Jamalco lacks a detailed written procedure for the conversion process from resources to reserves with the key assumptions identified. The approach to mine planning and the reconciliations presented below demonstrate how Jamalco maintains a viable operation without reporting reserves. 12.2 Approach to Production Drilling and Mine Planning Jamalco’s resources are based on exploration done by Jamaican Bauxite Institute (JBI). After selecting the deposits from the mine plan or the 12 weeks mining forecast, the exploration drillhole map (AutoCAD format) from JBI is used to create an intermediate grid for production drilling. The distances of this grid will vary as the initial grid for South Manchester/Harmons/North Manchester (100 feet interval) is different from Porus Victoria Town (150 feet interval) grid. Access may not be available to all properties covering a deposit for detailed exploration and mining. For an accessible deposit, or part thereof, and planning production drilling, ArcGIS software is used to produce a background image showing the created grid, JBI grid and JBI drill holes, which is then uploaded to GPS receivers. This is utilized in the field by the drillers to peg production drillholes. Along with the production collar elevation, a 3D outline needed for modeling is generated within the orebody outline. This process is also completed in AutoCAD, where both exploration and production drillhole coordinates are used to generate a surface from which the 3D outline is produced. Once the production drilling is completed with assays, AutoCAD plans are prepared with grades and thicknesses that are passed on to the mine operators. Production drilling is essentially quality control in-fill drilling of the JBI based Resource, and is designed for mine operators rather than for definition of reportable Mineral Reserves. Parcel maps are created for the production crew, showing color-coded grade information which enables selection of mining for stockpiling.

ALUMINPRO INC.

For short term mine planning, a call factor of 85% recovery is applied to South Manchester resources. No factor is applied to other mining areas, even though estimations of tonnes and grades are exceeded by those actually mined.

A resource Master File contains areas, volumes and overall grade data for pits, sections of pits or parcels. The data is updated monthly, once survey information is provided with adjusted boundary sizes, once these parcels are identified for acquisition and mining. The Master File carries only overall pit grades, which does not allow for the calculation of grades for tonnages selected for mining and reserve documentation.

The documentation for the numerous pits or portions of pits does not allow for a review and summary of the overall reserves situation, which in any case is constantly changing over multiple mining areas.

12.3 Reconciliation Planned versus Actual Mined

In the first three quarters of 2024, the actual tonnage mined was 95% of planned production, whereas actual tonnage shipped was 86% as shown below in Table 12.1. The shortfall in shipping can be partly explained by an intense hurricane season impacting port operations.

Table 12-1 Actual versus Planned Production for Q1-Q3 2024

YTD 2024	planned	mined	shipped
	bdmt	bdmt	bdmt
january	276,923	252,944	271,218
february	300,000	329,976	253,161
march	315,385	331,090	299,113
april	288,462	271,529	264,046
may	303,212	293,243	253,604
june	295,520	241,825	227,265
july	276,923	248,283	252,727
august	276,923	288,736	261,845
september	326,923	274,162	203,804
total:	**2,660,271**	**2,531,788**	**2,286,783**

The Mines Department enters a bauxite supply contract with the refinery before the start of each year, where quality specifications are set and agreed. Table 12.2 shows the actual grades mined versus specifications agreed in the contracts for 2024 and 2023.

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Table 12-2 Grades Mined versus Specifications Agreed in the contracts for 2024 and 2023.

	AvAl2O3	ReSiO2	P2O5
	%	%	%
2024			
Actual	42.34	2.14	0.59
Typical	42.00	2.10	0.35
Spec. Min	41.20	1.90	0.20
Spec. Max	42.50	2.20	0.50
2023			
Actual	42.10	2.30	0.31
Typical	40.50	2.50	0.35
Spec. Min	39.50	2.20	0.20
Spec. Max	42.00	2.70	0.50

The bauxite mined in 2024 was within specifications for $AvAl_2O_3$ and $ReSiO_2$ and above target for $AvAl_2O_3$. But the P_2O_5 grade at 0.59% exceeds the maximum of 0.5% specified in the 2024 bauxite supply contract, due to higher than planned production from North Manchester at 465kt actual versus 240kt planned, due to a planned steep increase in production since May 2024.

12.4 Opinion of the Qualified Person

The lack of documentation and short interval between production drilling and extraction over multiple pits or parts thereof does not allow for the declaration of reportable reserves.

However, the JBI Mineral Resource has proven the basis to over 50 years of sustained production and has supported Jamalco to become the largest alumina refinery in Jamaica.

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13 MINING

13.1 Mining Methods

Jamalco holds two special mining leases, SML 130 in South Manchester, within a 10 km radius from the railhead at St Jago or the rope conveyor loading station at Mount Oliphant and SML 169 in North Manchester, a 40 km or one hour drive from the railhead at St Jago. Figure 3.1 shows location of these mining leases with infrastructure. Jamalco has a Special Exclusive Prospecting Licence SEPL 580 or Special Exclusive Prospecting Lease in St. Catherine in Clarendon Parish at about 40km from St Jago railhead.

The lease area SML 130 contains the following mining areas: South Manchester, Porous Victoria Town, Harmon's Valley and Mocho as shown in Figure 13.1 below:


MOCHO
HARMONS VALLEY
PORUS VICTORIA TOWN
SOUTH MANCHESTER
JAMALCO
SML130 STATUS MAP
(SOUTH MANCHESTER & MOCHO)
LEGEND

Figure 13-1 SML 130 with mining areas and Infrastructure.

Generally, Jamaica's (and Jamalco's) conditions and resources are quite exceptional. The bauxite within Jamalco's leases occurs in many small deposits and is partly covered with farms, public roads

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ALUMINPRO INC. SK1300 Report Draft Page 98 and (developed) private lands. With a minimal pit size of 5,000 tonnes and a daily ROM production of 15,000 tonnes, the smallest pits are mined within a day, which complicates planning and development. The company’s Lands Department plays an important role in keeping sufficient lead time over the mine production, but the lead t ime has become minimal in recent years, which has negative impacts on p lanning, stockpile levels and blending capacity. Areas under government ownership are easier to access than privately owned areas and it has been common practice to give priority to the former. As a result, government and Jamalco owned lands are depleting and the ratio of private lands is now increasing rapidly, which requires time-consuming and costly processes to gain access affecting mining progress, sequencing, and blending. Three experienced local mining contractors are engaged in the mine production process from topsoil stripping to train loading. Contractors are using dozers and scrapers for stripping and piling about 0.5 meter of topsoil. Jamalco provides the mine planning and quality control supervision to the excavation. Topsoil and overburden must be stored separately and within 300m from the edge of the deposit. A procedure “for the mining of bauxite deposits” has been developed as standard work instruction (SWI). Bauxite does not require blasting; excavators (size Cat 345) load directly into 30 tonne highway trucks (see Figure 13.2 below) for a short haul to the stockpile areas at low operating costs for South Manchester. The bauxite in North Manchester requires the same method but besides poorer quality, the long hauling distance makes the bauxite more expensive per tonne. Figure 13-2 Bauxite loading at pit PVT135.

ALUMINPRO INC. SK1300 Report Draft Page 99 This figure also illustrates the irregular contact with limestone at the pit walls. The train wagons are loaded with Cat 992 and 988 front end loaders feeding directly through a hopper with a grizzly screen. 13.2 Mine Equipment and personnel Jamalco has employed three mining contractors to carry out the following tasks: road development, pit preparation, mining and stockpiling, train loading and rehabilitation of mined pits. The combined workforce for operations and maintenance is 328 contractor employees. The equipment fleet broken down in number per type is shown in Table 13.1 below. The truck fleet consists of Chinese and US-made, 3- and 4-axle highway trucks. Table 13-1 Equipment Fleet Jamalco is managing the contractors and carrying out drilling for production and exploration. The responsibilities fall under the Director of Mines, Lands and Lands Legacy as shown in the organisational chart in Fig 13.3 below. This department of about 49 employees is responsible for mine planning including rehabilitation also and is based in Saint Jago and Mount Oliphant.

ALUMINPRO INC. SK1300 Report Draft Page 100 14 PROCESSING AND RECOVERY METHODS 14.1 The Bayer Process Jamalco utilizes the Bayer Process to extract alumina from bauxite. Karl J. Bayer developed the process in 1888 and is the most common and economical method of producing alumina (Al2O3). There are four basic steps in the process: (1) Digestion (2) Clarification (3) Precipitation (4) Calcination. Digestion starts with a pre-digestion stage of mixing the incoming bauxite with recycled spent liquor to form a slurry that is then screened to remove oversized material, which is trucked to the residue storage area. The bauxite slurry is mixed with concentrated spent liquor and pumped through a series of tubular heaters and progressively heated to 140oC by steam recovered from digested slurry and live steam. Clarification is the second step in the Bayer process and starts with sand removal from the digested slurry. Insoluble residues and impurities are separated from the digested slurry by settling and mud thickening. The settled mud is thoroughly washed to recover caustic soda. The washed mud is then pumped to the residue storage area. Fine mud particles are removed from the green liquor stream by pressure filtering. Precipitation is the third step in the Bayer process. The main operation of this process is the recovery of dissolved alumina from the alumina/caustic solution (green liquor) by means of crystallization. The process includes cooling the liquor and seeding it with alumina hydrate crystals. The seeds bind with alumina in the liquor to start the growth of alumina particles. During crystallization, the growing alumina particles separate from the liquor to become alumina trihydrate. The objective of calcination is to remove free and chemically combined water and impurities from the product hydrate of precipitation thereby producing an alumina product which is acceptable to customers. 14.2 The Jamalco Refinery The plant is designed to produce 1,400,000 tonnes of alumina annually, depending on bauxite quality. Equipment in the process is varied and too extensive to allow for a description in this report. Only those aspects of the process equipment that require modification to handle North Manchester bauxites are discussed below.

ALUMINPRO INC. SK1300 Report Draft Page 101 Jamalco operates a combined heat and power plant for supplying its energy needs in the form of electrical power as well as high- and low-pressure steam for heating and fuel atomization. The facility is comprised of four main boilers that can operate using heavy fuel oil or natural gas. Electrical power is generated via a steam turbine, with a rated capacity of 34.4 MW which converts the energy within 900 psi/900 F steam to electrical energy. Low pressure steam which exhausts from the turbine, is sent to the Bayer Process to support heating requirements of the refinery. 14.3 Process Modifications – North Manchester Bauxites The difficulties in dealing with the North Manchester bauxites may be summarized as follows: • Higher goethite to hematite ratio in the iron species results in a bauxite which has a finer particle size and higher surface area, both these properties reduce its mud settling characteristics. This increases the alumina reversion losses across the mud circuit and increases the mud factor for each tonne of alumina produced. Additionally, there is attendant increase in flocculant consumption to process the mud across the mud circuit. • Lower available alumina content which will result in a higher mud factor for each tonne of alumina produced and give rise to a higher mud load to mud washing circuit. • Higher phosphate increases lime demand due to apatite formation with calcia in the Bayer liquor. In addition to increased lime consumption, the resulting apatite precipitate increases the mud load to mud washing circuit. The North Manchester 2007 bulk sample and subsequent sampling of Pit NM 68 have provided material for extensive test work since 2008 to demonstrate the impact of this bauxite on the refinery process and to seek solutions allowing for an increase in the proportion of feed in the blend. These studies, which are on-going, have identified the process modifications and required equipment that would allow for the proportion of the North Manchester blend to attain 50% of the overall refinery feed. Three key modifications are necessary due to the difficulty with handling increased quantity and poorer settling of mud residue. • The refinery will be installing four high-rate washers in 2025 and 2026. • At the same time, an expansion of the existing flocculant make-up system will be made. • A reconfiguration of the mud washers to improve soda recovery will be made in 2025. In addition, a mine haul road, land acquisition and mine infrastructure are required. The overall current capital costs to make these changes are estimated at $70.5M. Given the source and chemistry of the North Manchester bulk bauxite for process testing, and a significant series of test work since 2008, including the introduction of the material into the refinery feed, it is the Qualified person’s opinion that the technical basis for implementing these projects is sound. In 2024 Jamalco developed a model to establish a materials balance, consumables and recoveries with additional increments of North Manchester feed.

ALUMINPRO INC. SK1300 Report Draft Page 102 14.4 Materials and Personnel Approximately 900 employees work in the refinery and related facilities such as the laboratory and port. Annual consumption of critical process materials is typically as follows: Caustic Soda : 115000 Tonnes (dry basis) Lime : 80000 Tonnes Synthetic Flocculants: 2000 Tonnes Fuel Oil or Natural Gas – variable according to usage alternatives. All consumables are imported from offshore via the Rocky Point port. Lime is the exception, being locally sourced.

ALUMINPRO INC. SK1300 Report Draft Page 103 15 INFRASTRUCTURE As shown in Figure 3.1 Jamalco is mining bauxite from two mining lease areas and transporting the bauxite by train from St Jago’s loading station to the refinery. The bauxite from South Manchester is transported to stockpiles at Mount Oliphant by trucks via an internal network of mine roads. From the stockpiles bauxite is loaded via a hopper onto a rope conveyor and transported down to the train loading station. The bauxite requires neither crushing nor washing. Harmon’s Valley and Porus Victoria Town mine areas are connected by haul roads to St Jago. Bauxite from North Manchester is transported via public road to St Jago. Jamalco are planning a dedicated haul road to avoid the use of public roads, to avoid the busy town of Mile Gully and allow higher production rates, which are now limited to 2,000 tonnes per day for safety reasons. 15.1 Rope Conveyor and Railway A 3.4 kilometer-long conveyor suspended with ropes connects the South Manchester mine area to St Jago. The system is driven and controlled by two 1000 H.P. motor regenerative power and control systems. The power supply comes from the national grid via a 69KV substation at St Jago, a 69KV- 13.8KV substation, a 69KV distribution line spanning 5 miles and 13.8KV power supply feeders covering 3.4 kilometers. A railway line of about 18km connects the mine loading station with the unloading station at the refinery, crossing the Rio Minho River. The train averages 28 wagons and is loaded by front end loaders and offloaded at the refinery stockpile area. A system of conveyor belts transports the offloaded bauxite to a covered blending area, where the bauxite gets fed into the refinery. 15.2 Other Mine Infrastructure The Mines Department is based in three office locations at St Jago and Mount Oliphant and Greenvale. Infrastructure includes stockpile storage areas, canteen, warehouse and back up power supply. The sites are connected by public road. The contractor maintenance workshops and fuel station are located at St Jago, Mount Oliphant and Greenvale. Major haul roads have been established to each mining area, while secondary haul roads provide access to each pit. Roads are unsealed and require continuous maintenance.

ALUMINPRO INC. SK1300 Report Draft Page 104 16 MARKET STUDIES 16.1 Ownership and Off-take Arrangement Jamalco is a joint venture between Century Aluminum Company (55% interest) and the Government of Jamaica via Clarendon Alumina Production Limited (CAP) (45% interest). Century Aluminum Company is a global producer of primary aluminum and operates aluminum reduction facilities, or "smelters," in the United States and Iceland. Century’s primary aluminum reduction facilities produce standard-grade and value-added primary aluminum products. The current annual production capacity is approximately 1.016 mtpa, of which approximately 307,000 tpa was curtailed as of December 31, 2023. Century produced approximately 690,000 tonnes of primary aluminum in 2023. The Jamalco refinery supplies a substantial amount of the alumina used for production of primary aluminum at Century’s aluminum smelter in Grundartangi, Iceland. Jamalco is now the largest operating alumina refinery in Jamaica having a capacity of approximately 1,400,000 tonnes per year having commenced operations in 1972. When operating at full capacity the plant requires approx. 3.8 BDMT. Each partner in the joint venture is entitled to their equity share of alumina produced at the facility. Century Aluminum Company primarily consumes its 55% share of Jamalco’s production on an intercompany basis by the Company’s primary aluminum smelters in a vertically integrated production model. 16.2 Contracts Jamalco maintains a customer – supplier-based contract between the refinery and the mines. Referred to as the Bauxite Supply Contract between Jamalco Mine and the Clarendon Alumina Works (CAW), it is renewed annually and fixes the quantities and specifications of bauxite to be supplied in the coming year. The bauxite supply is aligned with the ten year mine plan. The supply contract is detailed as to how the bauxite shall be stockpiled, sampled, weighed, and delivered. The provisions call for review meetings, special ore requests and guidelines for customer satisfaction. The transfer price terms for the bauxite supply are separate to the supply contract. Jamalco has current contractual agreements with third parties to operate within the mining regions. The contractors are responsible for mining, hauling, stockpile management and train loading. The mining operation runs a 5-day, daytime-only operation. The stockpile management and train loading operate on a 7-day 24-hour basis. Pricing is based on a fixed rate schedule, payable on quantities. Quality and mine planning are the responsibility of Jamalco. There are currently 3 contractors operating in these areas. For all mining contracts, rates or charges are negotiated at arm's length through a competitive bidding process.

ALUMINPRO INC. SK1300 Report Draft Page 105 Rehabilitation and restoration of mined-out lands is also performed using contractors. These activities are controlled and designated by Jamalco and are operated separately from the mining contracts. Pricing is negotiated with third parties based on a fixed price schedule according to quantities or hectares restored. 16.3 Bauxite Costs Jamalco does not have an export license for bauxite. 100% of the bauxite is transferred to the Jamalco alumina refinery using an internal rail system. Unlike alumina and aluminum, bauxite is not a commodity traded on an index. Bauxite pricing varies significantly depending on location and quality. At Jamalco, bauxite is transferred to the refinery on a full cost of production basis. The market for Jamalco bauxite is governed by the market for alumina and aluminum (see Section 16.4). Alumina is a commodity that is traded freely. Alumina is subject to market pricing through the various indices, which are calculated based on the weighted average of a prior month’s daily spot prices. As a result, the price of both aluminum and alumina is subject to significant volatility. The Atlantic Basis Price (ABP) representing the price of alumina transactions in the Atlantic Basin region is one of the key price indices for alumina, alongside the Australia FOB (Free on Board) price also referred to as Alumina Price Index. As of mid-December 2024, the ABP was around US$ 730 per tonne. This is significantly above the long term ABP due to global bauxite and alumina shortages. Figure 16-1 Atlantic Basis Price 2014 – 2024 313.97 286.95 250.16 350.27 478.95 326.28 265.00 343.68 390.20 364.78 515.42 0.00 100.00 200.00 300.00 400.00 500.00 600.00 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Est AB P $/ to nn e Year Annual ABP for Alumina $/t

ALUMINPRO INC. SK1300 Report Draft Page 106 16.4 Market for Jamalco Bauxite Bauxite is the global primary source for Alumina which is used to produce Aluminum. Jamalco refines the bauxite into Alumina (Aluminum Oxide) using the Bayer Process which is the predominant process for producing Alumina. The Global market for seaborne traded bauxite was over 150 million tonnes in 2023. Chinese imports accounted for over 90% of this trade. Of these imports, Guinea accounted for 65%, Australia was 22% with the remainder from Malaysia, India, Brazil, and Indonesia. Exports of Jamaican bauxite in 2023 were 2.6M bdmt to the USA from a mine in the Northwest of Jamaica. Jamalco is an integrated Bauxite/Alumina operation comprising of 4 mining locations, rail system, refinery, and port. Jamalco does not have a license to export bauxite and as a result the output from the Jamalco mining operations are sent directly to the Jamalco Alumina Refinery. The quality of bauxite and the technology employed to refine the bauxite into alumina determines the quality of alumina produced and acceptance in the market. Approximately 2.7 tonnes of dry Bauxite are used at Jamalco to produce a tonne of Alumina. 2 tonnes of Alumina is required to produce 1 tonne of Aluminum. Therefore approx. 5.4 tonnes of dry Bauxite are required to produce 1 tonne of Aluminum. The alumina from Jamalco has widespread acceptance in the market. This is evident from the global customer base for the product over the years of operation. The level of soda, silica and iron impurities are particularly attractive in certain applications. The growth potential for Jamalco Bauxite depends on the requirements of the Jamalco refinery and its ability to remain competitive in a cost driven commodity business. The capacity of the refinery has been limited in recent years due to bauxite quality issues. SML 169 (North Manchester) constitutes 70% of the remaining bauxite on the combined leases. North Manchester bauxites are more challenging, given the higher phosphorous levels and higher goethite- hematite ratios that diminish plant efficiencies and recovery while increasing the mud loads. By 2027 it is forecast that 3.1 tonnes of bauxite will be required to produce one tonne of alumina, an increase from the current 2.7 t/t. Currently the refinery is processing a 10% blend of NM bauxite in the refinery. This is expected to increase to 55% by 2027. In 2008 and 2015 test work concluded that a ratio of some 50% North Manchester in the feed could likely be achieved given the addition of mud settlers and the use of improved flocculants to assist in settling the muds. There is currently a capital project underway at Jamalco to address these quality issues and to increase the capacity of the refinery with the current bauxite quality and anticipated near term mine plan quality. The cost of this project is prorated to equity share of each of the joint venture partners. The benefits of the project will be fully realized by 2027.

ALUMINPRO INC. SK1300 Report Draft Page 107 Another risk to Jamalco’s mining operations is the extent of private ownership of bauxite lands. Most of the remaining bauxite deposits are on private land parcels. Multiple parcels may encompass any given deposit, and many deposits have multiple owners which require a lengthy process to consolidate a significant land position over a deposit. Some potential future mining areas are in well settled communities, such as Mocho, where there is local resistance to imposing mining infrastructure and activities. Alongside this risk is the limitation on trucking, as bauxite must be hauled on public roads and through communities. Jamalco is currently building a dedicated company haul road that will allow for unlimited tonnage delivery. The cost to procure the private land or the local resistance to trucking or mining may reduce the availability or quality of bauxite and restrict refinery operations. Over the next 15 years it is expected that while processing the higher percentages of NM Bauxite, Jamalco cost of Alumina produced will be less than the Atlantic Basis Price and the operation will generate positive cash flows. 16.5 Alumina and Aluminum Growth Forecasts The growth potential of Jamalco will depend primarily on the demand for alumina and aluminum. Century Aluminum Company has a current capacity of 1.016 mtpa of aluminum metal. From data provided by the International Aluminium Institute, global production for aluminum grew at a compounded rate of just under 2% in the decade up to 2023. Global production at the end of 2023 was 64.8 mtpa. Growth in recent years has been dampened by high interest rates and various geopolitical crises. Most of this growth is occurring in China and the Gulf States where production is growing at a compounded growth rate of 2.7%. These regions together represent approximately two-thirds of global production. The growth of the industry has been driven by the demand for lightweight materials in the automotive industry and aerospace industry to reduce fuel consumption and emissions in vehicles and aircraft. The electrification of economies and demand for green energy has further increased demand for aluminum materials in solar panels, wind turbines and other green energy infrastructure due to its lightweight and corrosion resistance.

ALUMINPRO INC. SK1300 Report Draft Page 108 17 ENVIRONMENTAL STUDIES, PERMITTING, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL GROUPS 17.1 Environmental Studies In September 2005, Conrad Douglas, and Associates (“CDA”) completed two separate Environmental Impact Assessments (EIA) for the proposed expansions of mining operations in South and North Manchester. The EIA report on South Manchester was prepared as part of the development of a bauxite loading station and associated infrastructure like the rope conveyor at Mt. Oliphant. In September 2005, Conrad Douglas, and Associates (“CDA”) completed two separate Environmental Impact Assessments (EIA) for the proposed expansions of mining operations in South and North Manchester. The EIA report on South Manchester was prepared as part of the development of a bauxite loading station and associated infrastructure like the rope conveyor at Mt. Oliphant. The following 5 potential major negative impacts were identified by CDA in 2005 at both North and South Manchester because of bauxite mining and transport activities: 1. Loss of biodiversity 2. Subsistence farming 3. Damage to hillocks 4. Aesthetics 5. Post-mining stormwater drainage. In addition, CDA identified a 6th major negative impact for North Manchester being fugitive emissions. As mitigation the following actions were proposed: Re 1: In 2005 Jamalco signed a Memorandum of Understanding with the Forestry Department to develop a land cover revegetation and habitat creation plan through technologies involving preservation and creative conservation. The purpose of this memorandum was to establish the framework for collaboration between the parties to carry out the successful reclamation and rehabilitation of certain mined-out lands via the reforestation and / or afforestation of these lands. It had a tenure of 5 years and Jamalco committed to maintaining the guidelines from the Bauxite Mine Rehabilitation Standards & Guidelines (1994). The loss of biodiversity is an unavoidable negative impact of mining activities. Systems have been put in place to assess, identify, and preserve any rare, endemic, or otherwise valuable species that may be found in the mine areas. While it is agreed that bauxite soils do not support high levels of diversity in vegetation because of its infertility, care has been taken to complete the necessary assessments

ALUMINPRO INC. SK1300 Report Draft Page 109 and to identify and preserve all valuable features of the lands biodiversity. Jamalco has significant experience in rehabilitation and revitalization of mined out areas and has developed and continues to conduct research and development work on its science & technology. Re 2 Farmers who leased lands from Jamalco, or the Government will be relocated to other available lands and assistance will be provided by Jamalco in re-establishing their plots. The replacement situation will be the same or better than before. The displacement of farmers is an unavoidable impact. Jamalco has always worked with the people of the communities in which they operate to ensure that any negative impact caused by the operation has a suitable remedy or solution. Re 3 Bauxite is found in the open fields between the hillocks. Areas to be cleared will therefore be kept to the open fields. All precautionary measures will be put in place to ensure habitats on hillocks are not affected. Re 4 Aesthetics in the mining areas will be affected significantly. Mitigation involves minimizing the clearance of areas only to what is absolutely necessary. A lot of work has gone into the identification of heritage resources in the mining area, Jamalco is committed to the preservation of all such items and is working with the Jamaica National Heritage Trust to this end. Re 5 Natural drainage regimes will be impacted during mining. This is unavoidable and through Jamalco’s mine rehabilitation program the mined-out areas will be restored to a usefulness incorporating both natural and stormwater drainage. Jamalco possesses the technology and knowledge to properly design and construct alternative drainage solutions that will serve to eliminate potential problems. In some cases, flood prone areas can be alleviated through this process. Re 6 Supplement natural moisture content of ore, fast cleaning up of spilled bauxite, limiting stockpile time at mine site and sprinkling with water if necessary. Jamalco will adhere to Government of Jamaica Standards, ISO 14001 Principles and Jamalco’s Spill and Release Protocols. 17.2 Permits The following key permits are held by Jamalco to allow for the mining operations and are all in good standing: Natural Resources Conservation Authority Authorization to undertake mining at North Manchester, Greenvale and Environs Permit No.2005-2017-EP00073 Issued August 5, 2022 (for 5 years)

ALUMINPRO INC. SK1300 Report Draft Page 110 National Environment & Planning Agency Temporary Trucking of Bauxite from Greenvale, Mile Gully to St Jago Railhead, Clarendon by Jamalco Issued June 4, 2024 Natural Resources Conservation Authority Authorization to undertake mining at Mt Oliphant and South Manchester Plateau and Environs Permit No. 2005-2017-EP00073 Issued August 5, 2022 (for 5 years) Authorization to undertake mining at Harmons Valley, Victoria Town, St Jago and Environs Permit No. 021P97 Issued August 5, 2022 (for 5 years). 17.3 Negotiations with Local Groups Jamalco has developed an Operations Land Management Procedure which describes the roles and responsibilities, including for the Community Relations Department. They are tasked with providing support in the interactions with communities where Jamalco operates. It is the mechanism through which information is shared in a three-way manner/process: • Establish and monitor community develop projects. • Work with Operating departments, EHS, and Legal to ensure good community engagement. • Work with EHS and operating departments to identify and manage EHS risks to communities/public. Specifically with regard to the pending development of the Mocho mining area, the Community Relations Department is organizing meetings and updates to ensure that the plans for future activities are communicated to the council months ahead. Commencing January 2025 Jamalco’s relations officer and mining management will be joint represented together at all meetings going forward. The Government of Jamaica representatives have also held information meetings to ensure communication at all levels is enhanced. 17.4 Rehabilitation and Closure Reclamation and rehabilitation activities include restoring mined out areas for use such as farming and resettlement of communities. Detailed plans are developed and managed to ensure delivery of results and management of risks, in full legal compliance. Jamalco reports to the Mines Commissioner on completion of mined pits and a certification is provided when closure is satisfactory.

ALUMINPRO INC. SK1300 Report Draft Page 111 Topsoil is being stripped using dozers and scrapers and stockpiled near pit areas. Some larger rehabilitated areas were visited as shown in Figure 17.1 below which looked very neat and well-suited for acceptance by communities for farming and construction. Figure 17-1 Example of Rehabilitated Pit This may not be the case for deep pits with small surface areas as observed in some areas with dense population, limited space for topsoil storage, backfilling and reshaping. In 2005, Jamalco signed a Memorandum of Understanding with the Forestry Department of Jamaica’s Ministry of Agriculture to facilitate collaborative activities between the parties in relation to the development and implementation of a Land Care Management Plan for segments of the mining area to govern the process of reclamation, rehabilitation and monitoring of mined out lands in accordance with predetermined post mining land uses. This MOU will see to the preservation of species for use in the rehabilitation of mined out areas. The company committed itself to minimize the clearance of areas only to what is necessary and to rehabilitate the mined areas with a view to restoring them to a similar look as existed prior to mining. The commitments included a no-net-loss policy by compensating for loss of forest due to mining operations, meaning establishment of new forests on selected reclaimed mined out areas as well as protection and preservation of existing forests. Forest reserves occur in South Manchester only, in the vicinity of Mt. Oliphant as outlined in Fig 17.2 below.

ALUMINPRO INC. SK1300 Report Draft Page 112 Figure 17-2 South Manchester Forest Reserve Jamalco is carrying out a rehabilitation program where each pit will be rehabilitated to a state which has agricultural potential as part of the mining procedure. The rehabilitation is certified by the Ministry of Mining. Jamalco produces updated maps every quarter to show progress as shown in Figure 17.3.

ALUMINPRO INC. SK1300 Report Draft Page 113 Figure 17-3 Rehabilitation Status at SML130 by September 2024

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Every year a rehabilitation plan is made for reclamation, rehabilitation, and certification on a pit-by-pit basis as shown for 2024 in Table 17.1 below.

Table 17-1 Rehabilitation Plan for 2024

Locality	Pits	Certification Date	Estimated Volume m^3	Proposed Area (Ha)
Mocho	**E-19**	January 01, 2002	37,891.76	5.63
Mocho	**E-9**	January 01, 2002	132,899.93	7.28
Porus Victoria Town	**PVT196**	September 12, 2019	52,658.77	9.88
Mt. Oliphant	**496**	December 05, 2019	168,367.14	11.22
Porus Victoria Town	**PVT199**	March 18, 2022	32,740.06	1.79
Mt. Oliphant	**PVT208**	May 15, 2022	51,990.35	2.84
Harmons	**19**	August 03, 2022	77,657.00	5.27
Mt. Oliphant	**479**	August 03, 2022	30,991.53	2.07
Mt. Oliphant	**504**	November 28, 2022	55,270.83	3.69
Mt. Oliphant	**500.01**	November 28, 2022	50,534.73	3.37
Harmons Valley	**122**	December 13, 2022	65,071.00	4.45
Mt. Oliphant	**687**	May 12, 2023	431,257.92	21.27
Mt. Oliphant	**460**	September 18, 2023	30,107.28	2.01
Total			**1,217,438.30**	**80.77**

SK1300 Report Draft Page 114

ALUMINPRO INC. SK1300 Report Draft Page 115 Jamalco’s performance to comply with planning is shown in Figure 17.4 below. Figure 17-4 Rehabilitation Performance 2021 -2024 17.5 Opinion of the Qualified Person Aluminpro has reviewed the 2005 EIA study reports and although it provides a satisfactory assessment of the situation at the time, conditions have changed significantly over the last 20 years, so an update is called for. Specifically, the increased percentage of privately owned land (i.e., not owned by Jamalco) puts pressure on community relations and has added constraints to operations and planning. Jamalco’s actual rehabilitation performance has fallen behind plan in 2023 and 2024 as shown in Fig. 17.4 above. Although Jamalco generally has a good track record of maintaining progress in rehabilitation and reclamation in earlier years, it is important to demonstrate good stewardship by returning mined-out land in good order for continued support from local communities.

ALUMINPRO INC. SK1300 Report Draft Page 116 18 CAPITAL AND OPERATING COSTS This section covers the capital costs to implement the increase of North Manchester in the feed blend to 55%. Overall plant and mine operating costs have also been estimated given the increase in bauxite cost related to lower quality and longer haulage distances. The additional costs associated with processing North Manchester material have also been estimated. 18.1 Capital Costs • A total of $70.5 million has been planned for modifications at the refinery and development of North Manchester and Mocho, including additional capacity in the bauxite supply chain. The capital costs for these developments include: ∙ Haul road construction ∙ Land acquisition ∙ Mining Site development • The capital program for modifications at the refinery includes: ∙ Installation of four high-rate washers ∙ Bauxite offloading system to accommodate higher volumes ∙ Expansion of flocculant make-up system ∙ Three train washer reconfiguration 18.2 Operating Costs Jamalco has modeled the impact of the future blend on the refinery with associated operating costs. Trial test work has generated estimates for expected consumption rates of raw materials in the process. The internal bauxite price is based on actual costs and is expected to increase due to the lower feed grade and the consequential higher t/t consumption from 2.71 in 2025/2026 to 3.16 from 2027 onwards. The bauxite cost includes rehabilitation. The long-term refinery cost accounts for an increase in caustic loss and mud handling with the increasing blend of North Manchester bauxite.

ALUMINPRO INC. SK1300 Report Draft Page 117 19 INITIAL ECONOMIC ASSESSMENT The current operations of Jamalco are technically and financially viable. However, future uncertainty surrounds the introduction of higher proportions of the North Manchester Indicated Resource which is more challenging from a processing perspective. To this end an updated economic model was produced in December 2024 to demonstrate the economic viability of increasing percentages of North Manchester bauxite in the feed up to 55-60% at an accelerated production rate. The economic model presumes a successful implementation of Project Restore in 2025. After a 2- year transition period when this project is executed, the production rate increases from 3.46M bdmt (or 4.5M cwt) to 4.2M bdmt (or 5.5 M cwt) and the bauxite quality reduces to 37.9% AvAl2O3 due to the increase of North Manchester bauxite in the feed from <15% to about 55%, which will increase the tonne bauxite/tonne alumina ratio. At the anticipated consumption rates, Jamalco will have depleted the reported Indicated Mineral Resources from South Manchester, Harmon’s Valley and Porus Victoria Town as stated in Table 11.7 by the end of 2036, although additional exploration will extend this life as discussed in Section 11.10. The mine plan, or production schedule, is shown in Figure 19.1 below. Figure 19-1 12 Year Mine Plan with Increased Share of North Manchester in Blend The assumptions used in the analysis are current at the end of December 2024 and include the following: ∙ North Manchester ramp-up to 55% of total bauxite make up in 2027.

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· A complete high rate washing train with mud load design capacity of 6000 tonnes per day operational from 2026.

· An additional 3% recovery deterioration with North Manchester bauxite beyond 15% in accordance with 2015 plant trial.

· 30%-40% increase in flocculant consumption with new blend beyond 15% in accordance with 2015 plant trial

An Initial Economic Assessment was prepared by Aluminpro on an after-tax Discounted Cash Flow basis. Jamalco uses a 9% discount rate for DCF analysis. General assumptions used are summarized in Table 19.1 below.

Table 19-1 Technical-Economic Assumptions

Technical-Economic Assumptions		
Decription	**Units**	**Value**
Start Date	date	01/01/2025
Mine life based on Classified Resources	year	12
Current Bauxite Consumption Rate	tbx/tAl	2.71
Bauxite Consumption Rate- post Restore	tbx/tAl	3.16
Daily Digestor consumption	t/d	3,199
Daily Digestor consumption -post Restore	t/d	3,605
Corporate Income Tax Rate	%	25
Royalties	$/t digested	2.40
Discount Rate	%	9
Discounting Basis	date	end of year
Inflation	%	1

The cash flows consider higher costs for processing poorer quality bauxites, particularly for mud handling. The model confirms that all years to 2036 show a positive cash flow including years where major capital is spent to process an increasing tonnage from North Manchester bauxites in the blend and to sustain the saleable output. It supports the conclusion that the years 2025-2036 of the 2024 mine plan, as shown in Figure 19.1, demonstrates potential economic viability.

This model is based on Indicated Resources only.

The cost estimates and technical assumptions used in this initial economic assessment are at ANSI Budgetary Level or the equivalent of AACE Class 3 with an estimated accuracy better than ±25%.

SK1300 Report Draft Page 118

ALUMINPRO INC. SK1300 Report Draft Page 119 20 ADJACENT PROPERTIES The West Indies Alumina Company (Windalco) holds special mining leases in proximity to their Ewarton and Kirkvine alumina refineries. The company is owned by UC RUSAL, the Russian multinational alumina producer and operates the Ewarton refinery producing approximately 0.6 Mt tonnes annually of alumina. Windalco’s Kirkvine alumina plant in Manchester closed in 2009 with bauxite mining from SML 161 dormant. This SML lies between Jamalco’s SML 130 to the southeast and SML 169 to the northwest. The most recent Annual Report of UC Rusal states 79.9 Mt include, in particular, 38.1 million tonnes under the Kirkvine SML 161 license, which was revoked by the Ministry of Transport and Mining of Jamaica in 2019. RUSAL considered these actions illegal and has challenged the revocation of the license in court. Alumina Partners of Jamaica (Alpart) SML 167 adjoins Jamalco’s SML 130 on the west. Their refinery at Nain is 40km west of the Clarendon plant and has a production capacity of 1.65 Mt annually. Closed in 2009 by UC Rusal, it was sold to Jiuquan Iron and Steel Company in 2016. The refinery was reopened in June 2017 and produced smelter grade alumina up to September 2019; it has since closed for plant upgrading. In 1998 and 2000, endorsements of Jamalco’s SML 130 agreement were made with an allocation of bauxite to Alpart to accommodate an expansion of the Nain refinery and as a basis to a Joint Mining Venture agreement between Alpart and Jamalco. Of the 25.2Mt of bauxite allocated to Alpart there remains 20Mt unmined, including 8.3Mt of tri-hydrate bauxite that would be suitable for Jamalco’s refinery.

ALUMINPRO INC. SK1300 Report Draft Page 120 21 OTHER RELEVANT DATA AND INFORMATION There is no additional relevant data or information available.

ALUMINPRO INC. SK1300 Report Draft Page 121 22 INTERPRETATION AND CONCLUSIONS SML 130 and 169 have been extensively drilled and sampled by the Jamaica Bauxite Institute over the past decades using a standard auger type drill. All assays have been carried out at the CAW laboratory. This work, monitored by Jamalco, provides the basis to the current Resource Statement and supports mid- to long-term mine planning. It is the Qualified Person’s opinion that the JBI work is adequate to classify these explored resources as Indicated Mineral Resources. Production reconciliation data for recent pits mined to completion, the demonstrated delivery of bauxite meeting refinery specifications and the limited variography support this conclusion as well as the check modeling of deposits conducted during this review. A high proportion of the bauxite deposits are on privately owned land parcels. Detailed drilling to in- fill the JBI grid requires negotiation and acquisition, involving significant outlay of capital. As such, the time lag between gaining access, in-fill drilling and exploitation is brief, and it is the Qualified Person’s opinion that the documented Reserves are too small to merit reporting. Notwithstanding, for the past 50 years, the company has been mining the Indicated Resource as land has become acquired and accessed. This resource is the basis for mine planning, extraction, blending and processing of bauxites that have supported a technically and economically viable operation over this time. The original JBI exploration drilling on individual deposits was not always complete, particularly in defining the ultimate depth of the bauxite due to limitations in augering. Bauxite at depth is often of higher grade and is mined opportunistically as the pits are deepened. It is the Qualified Person’s opinion that significant tonnages of potential refinery feed remain to be drilled at depth, notably at PVT and Harmons Valley. The Indicated Resources include only well documented deposit tonnages and grades supported by available survey and assay data that has been modelled for estimation. Numerous satellite deposits have been drilled but more documentation is required for their inclusion as a resource. The bauxite- bearing area of Mocho area on SML 130 and on SEPL 580 have not been included in the resources for lack of such supporting data and have the potential to supply lower P2O5 bauxites in the future. Historical records suggest a potential of 9.7Mt at Mocho and 26Mt at St. Catherine but these tonnages must be considered conceptual, requiring extensive exploration work to define resources. Access and quality issues may reduce these tonnages, and the estimates should not be construed as resources or reserves. The approach to mining makes reconciliation between estimated tonnages and grades versus actual production difficult. In the case of the South Manchester deposits that are smaller and well drilled, the recoveries are in the order of 90%. In the case of the PVT larger and deeper deposits drilled on a wider grid, production consistently exceeds the estimated tonnages and grades, sometimes by as much as

ALUMINPRO INC. SK1300 Report Draft Page 122 50%. This is not the result of poor resource estimation, but rather exploitation beyond the volume modelled based on the available drilling. Numerous pits have been modelled by both Jamalco and Aluminpro, demonstrating a reasonable alignment of the results, with the latter showing slightly higher tonnages due to a differing approach to constraining the limits to the deposits. The QA/QC program in terms of twin drilling demonstrates good reproducibility and duplicate sampling of field and pulp samples demonstrates good repeatability. The CAW laboratory demonstrates good internal controls and a high-performance rating in the most recent round-robin conducted by CETEM, Brazil in 2023. Some 63Mt tonnes of well explored bauxite occur on SML 169 or North Manchester that are high in P2O5 and alumino-goethite, that require blending with bauxites more amenable to processing. Resources have only been stated for a tonnage of 24.5Mt that can be blended with available SML 130 bauxites over the next twelve years. Jamalco has prepared capital projects to increase the proportion SML 169 or North Manchester bauxite to 55 % of the refinery feed. Based on studies, bulk sampling, and test work since 2007, the required process modifications and mine development costs have been prepared for a life-of-mine financial model. This includes higher operating costs covering longer hauls, increased materials and lower alumina recoveries. An overall capital investment of $70.5 million has been estimated to cover mine development and installation of the necessary equipment from 2025 to 2027. The scenario of attaining a 55% North Manchester blend is considered technically and financially viable according to recent Jamalco studies and cash flow analysis. Aluminpro has reviewed the financial model prepared by Jamalco as a basis for preparing an economic assessment based on the reportable resources only that provide for a 12 year mine life, demonstrating the positive cash flow over this period. It is the Qualified Person’s opinion that the cost estimates and technical assumptions for these projects meet a ±25% accuracy for use in the initial economic assessment of resources. The potential exists to increase the amount of blendable bauxite by exploring selected mining areas at depth on SML 130, by drilling the Mocho area on the same lease and by exploring the St Catherine SEPL. Three campaigns of extensive exploration totaling 26000m of auger drilling could outline 22.6 Mt of bauxite available to blend with North Manchester bauxite. With the addition of the drilled satellite bodies on SML 130 that require improved documentation, the total is 23.8M tonnes, offering potential to extend the mine life from 12 to 25 years. At the current time, this tonnage of 23.8 M tonnes should not be construed as a Mineral Resource or Reserve.

ALUMINPRO INC. SK1300 Report Draft Page 123 23 RECOMMENDATIONS Resource and Reserve Expansion The Mineral Resources reported by Jamalco do not reflect the full potential of SML 130 where the quantity of good quality bauxite for blending with North Manchester bauxites can be increased significantly. A strategy is recommended whereby Jamalco conducts exploration drilling over larger land positions, preferably the entire deposits, prior to actual acquisition. A two-phase approach, with an initial right to explore followed by a second phase of acquisition would allow for increased resource tonnages, improved mine planning and a more value-based strategy in negotiating acquisition. Further, exploration requires that Jamalco be equipped to drill deeper to ensure that the lower limestone floor is located such that all mineralization may be encompassed in future modeling. A dedicated exploration team, separate from operations, is recommended to provide a focus on target selection and drilling in collaboration with the Lands Department. An exploration manual encompassing program objectives and exploration procedures is necessary. The potential for expanding the resource base at PVT and HV and Mocho would rapidly yield results. The St Catherine SEPL also offers significant potential. An overall program of 26,000m is recommended for the combined areas. Favorable sectors will be subsequently infilled by drilling to establish mineral reserves. Jamalco has budgeted $6M for developing the Mocho area including access and exploration as covered in Section 18.1. A detailed action plan covering the exploration strategy is called for. It is also recommended that Jamalco prepare an action plan, schedule and cost estimate for the St Catherine Special Exclusive Prospecting License. Successful exploration would allow for conversion of the license to a Mining Lease. The above recommendations are essential to sustain Jamalco’s mineral resource inventory of bauxite suitable for blending with the abundant North Manchester resources.

ALUMINPRO INC. SK1300 Report Draft Page 124 24 REFERENCES Jamalco - Bauxite Exploration South Manchester 1990-1993 The Forestry Act, 1996 The Mining Act (1998 Rev) Jamalco - Remainder of Mocho Bauxite to be Mined 2000 SML 130 Lease Description SML 169 Lease Description Conrad Douglas and Associates – Environmental Impact Assessment for South Manchester, September 2005 Amdel Mineral Laboratories of Western Australia - Assay Analysis of Jamaican Bauxite Ore Samples for Alcoa Australia, January 2008 AWA ATLANTIC (Alcoa) Jamalco Refinery Bauxite Trial – North - South Manchester Bauxite Blend, June 2008 Jamalco, Metallurgical Report on North Manchester (Resource Listing, S. Angely) June 2008 ICSOBA Conference Proceedings - Approaches to the Processing of Jamaican Bauxite with High Goethite content by Desmond Lawson, Ab Rijkeboer, Dejan Dajkovich and Marvin Jackson, 2-13 Jentech Consultants Limited, In-situ Density Test Report (Troxler 3440 Instrument) December 2013 Jamalco - North Manchester Bauxite Plant Trial, September 2015 Aluminpro – Plant Trial of North Manchester Bauxite, September 2015 Jamaican Bauxite, a Retrospective by Anthony R.D. Porter 2017 Jamalco In-Situ Density Testing – Interim Report, by Anthony R. D. Porter, October 2021 CETEM Brazil - Laboratory Proficiency Assessment, September 2023

ALUMINPRO INC. SK1300 Report Draft Page 125 Jamalco – Alumina Refining Overview, Revised December 2024 Jamalco - Project Restore Financial Model December 2024 Jamalco – Jamalco risk management log 2024, October 2024 Jamalco Operations Land Management Procedure Mining Fleet List December 2024 Jamalco Mines Reclamation - 2021 - 2024

ALUMINPRO INC. SK1300 Report Draft Page 126 25 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT Section 14 Related to Processing and Recovery relies on Test Work, Capital and Operating costs and a Financial Analysis for Project Restore provided by Jamalco. Aluminpro reviewed the Test Work for Jamalco in 2015 and has reviewed the more recent test work and modelling information provided with the benefit of Aluminpro’s alumina expertise on the processing of Jamaican bauxites. The report is based on information provided to Aluminpro as of the effective date of this report.

ALUMINPRO INC. SK1300 Report Draft Page 127 26 DATE AND SIGNATURE PAGE This report titled - SK 1300 Technical Summary Report – Jamalco Bauxite Operations, Special Mining Leases 130 and 169, Jamaica with an effective date of February 26th, 2025, was prepared and signed by; Aluminium Industry Professionals Inc. Marco Keersemaker, MSc Min. Eng., MBA Professional Membership: Australian Institute of Mining and Metallurgy Member No. 329546